EXHIBIT (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CKx, Inc.

by

Colonel Offeror Sub, LLC,

a direct wholly-owned subsidiary of

Colonel UK Holdings Limited

and an indirect wholly-owned subsidiary of

Colonel Holdings, Inc.

at

$5.50 Net per Share

THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 14, 2011, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED. CKX COMMON STOCK TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE OF THE OFFER.

Pursuant to an Agreement and Plan of Merger, dated as of May 10, 2011, as amended on May 17, 2011 (the “Merger Agreement”), among Colonel Holdings, Inc., a Delaware corporation (“Parent”) and a wholly-owned subsidiary of certain equity funds managed by Apollo Management VII, L.P., Colonel Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and an indirect wholly-owned subsidiary of Parent, and CKx, Inc., a Delaware corporation (“CKx”), the direct parent of Merger Sub, Colonel Offeror Sub, LLC, a Delaware limited liability company (“Offeror”), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (“Common Shares”), of CKx at a price of $5.50 per Common Share, net to the seller in cash, without interest, and subject to deduction for any required withholding of taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the letter of transmittal enclosed with this Offer to Purchase (the “Letter of Transmittal”), which, together with any amendments or supplements, collectively constitute the “Offer” described in this Offer to Purchase. The Offer is being made pursuant to the Merger Agreement. In accordance with the terms and conditions of the Merger Agreement, Merger Sub has assigned all of its rights and obligations thereunder relating to the Offer to Offeror. Following the purchase by Offeror of Common Shares in the Offer, Offeror will contribute all of the Common Shares purchased by it in the Offer to Merger Sub and, subject to the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, Merger Sub will be merged with and into CKx (the “Merger”), with CKx surviving the Merger as a direct wholly-owned subsidiary of Offeror and an indirect wholly-owned subsidiary of each of Parent and Colonel UK Holdings Limited, a United Kingdom private limited company that is a direct wholly-owned subsidiary of Parent (“UK Holdco”). As a result of the Merger, each outstanding Common Share (other than Common Shares owned (i) directly or indirectly, by Parent, UK Holdco, Offeror, Merger Sub or CKx or (ii) by any stockholder of CKx who is entitled to and properly exercises appraisal rights under the Delaware General Corporation Law (the “DGCL”)) will be cancelled and converted into the right to receive the Offer Price. Under no circumstances will interest be paid on the Offer Price for the Common Shares, regardless of any extension of the Offer or any delay in making payment for the Common Shares.

The CKx board of directors (the “CKx Board”) has validly: (i) determined that the terms of the Offer and the other transactions contemplated by the Merger Agreement are fair and advisable to and in the best interests of CKx and CKx’s stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in all respects, (iii) directed that the Merger Agreement be submitted to the stockholders of CKx for adoption and approval (unless the Merger is consummated by way of a “short-form” merger in accordance with the applicable provisions of the DGCL) and (iv) resolved to recommend that CKx’s stockholders accept the Offer and vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger (if required by the DGCL). Accordingly, the CKx Board recommends that CKx’s stockholders accept the Offer and tender their Common Shares to Offeror in the Offer and, if required, vote to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (if required by applicable law).

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to 12:00 midnight, New York City time, on June 14, 2011 (the “Expiration Date,” unless Offeror shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Offeror, shall expire) a number of Common Shares that, together with the number of Common Shares owned by Robert F.X. Sillerman, Sillerman Capital Holdings, L.P. or Laura Sillerman (collectively, the “Sillerman Stockholders” and, the Common Shares owned by the Sillerman Stockholders, the “Sillerman Shares”) and held in a voting trust in accordance with, or otherwise subject to voting arrangements consistent with, the Non-Tender and Support Agreement, dated as of May 10, 2011, by and among Parent and the Sillerman Stockholders (the “Sillerman Support Agreement”) (if any), represents at least a majority of the outstanding Common Shares on a fully diluted basis on the date of purchase. The foregoing condition is referred to as the “Minimum Condition.” The Offer is also subject to other conditions described in Section II. 12 (Conditions to the Offer) of this Offer to Purchase.

IMPORTANT

If you desire to tender all or any portion of your Common Shares to Offeror in the Offer, you should either (i) complete and sign the Letter of Transmittal (or a photocopy of it) for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal (having your signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a photocopy of it) and any other required documents to BNY Mellon Shareowner Services, the depositary for the Offer (the “Depositary”), and either deliver the Certificates representing such Common Shares (the “Certificates”) to the Depositary along with the Letter of Transmittal (or a photocopy of it) or tender such Common Shares by book-entry transfer by following the procedures described in Section II. 3 (Procedures for Tendering Common Shares) of this Offer to Purchase, in each case prior to the Expiration Date or (ii) request your broker, dealer, bank, trust company or other nominee to effect the transaction for you. If your Common Shares are registered in the name of a broker, dealer, bank, trust company or other nominee, then you must contact that institution in order to tender such Common Shares to Offeror in the Offer.

If you desire to tender Common Shares to Offeror in the Offer and your Certificates representing such Common Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering Common Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender such Common Shares to Offeror in the Offer by following the procedures for guaranteed delivery described in Section II. 3 (Procedures for Tendering Common Shares) of this Offer to Purchase.

Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), or Goldman, Sachs & Co., the dealer manager for the Offer (the “Dealer Manager”), at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery enclosed with this Offer to Purchase and other related materials may be obtained from the Information Agent or the Dealer Manager.

This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

200 West Street

New York, NY 10282

(212) 902-1000 (Call Direct) or (800) 323-5678 (Toll Free)

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ii

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SUMMARY TERM SHEET

We are Colonel Offeror Sub, LLC, and we are offering to purchase all of the outstanding shares of common stock of CKx, Inc., a Delaware corporation (“CKx”). The following are some of the questions you, as a stockholder of CKx, may have about our offer to purchase all of the outstanding shares of common stock of CKx upon the terms and conditions set forth in this offer to purchase (this “Offer to Purchase”) and the letter of transmittal enclosed with this Offer to Purchase (the “Letter of Transmittal”) which, together with any amendments or supplements collectively constitute the “Offer” described in this Offer to Purchase, and our answers to those questions. This section entitled Summary Term Sheet (this “Summary Term Sheet”) provides important and material information about our Offer that is described in more detail elsewhere in this Offer to Purchase, but this Summary Term Sheet may not include all of the information about our Offer that is important to you. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal for our Offer. We have included cross-references in this Summary Term Sheet to other sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase in which more complete descriptions of the topics covered in this Summary Term Sheet appear.

Who is offering to buy my Common Shares?

Our name is Colonel Offeror Sub, LLC (“Offeror”). We are a Delaware limited liability company and a direct wholly-owned subsidiary of Colonel UK Holdings Limited, a United Kingdom private limited company (“UK Holdco”). UK Holdco is a direct wholly-owned subsidiary of Colonel Holdings, Inc., a Delaware corporation (“Parent”). Colonel Merger Sub, Inc., a Delaware corporation (“Merger Sub”), is our direct wholly-owned subsidiary. Each of Parent, UK Holdco, Offeror and Merger Sub was organized for the sole purpose of making a tender offer for the outstanding shares of common stock of CKx and completing the process by which Merger Sub will be merged with and into CKx, with the separate corporate existence of Merger Sub at that time ceasing and CKx continuing as the surviving corporation and an indirect wholly-owned subsidiary of Parent (the “Merger”). Parent is a wholly-owned subsidiary of certain equity funds managed by Apollo Management VII, L.P., a Delaware limited partnership (“Apollo Management”). See the Introduction and Section II. 10 (Certain Information Concerning the Filing Persons) of this Offer to Purchase for more information.

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we,” and “our” to refer to Offeror and, where appropriate, Parent, UK Holdco, Offeror and Merger Sub, collectively.

What are the classes and amounts of securities sought in the Offer?

We are making an offer to purchase all of the outstanding shares of common stock, par value $0.01 per share, of CKx (“Common Shares”). CKx has represented in the Merger Agreement (as defined below) that, as of the close of business on May 9, 2011, there were 92,613,473 Common Shares (excluding treasury shares) issued and outstanding, including 7,500 shares of restricted common stock granted under CKx’s stock plan (“Restricted Shares”). The holders of all Common Shares (other than 19,183,311 Common Shares owned by Robert F.X. Sillerman, Sillerman Capital Holdings, L.P. and Laura Sillerman (the “Sillerman Stockholders” and, the Common Shares owned by the Sillerman Stockholders, the “Sillerman Shares”)) and all Restricted Shares will be entitled to participate in the Offer. Holders of stock options to purchase Common Shares granted under CKx’s stock plan (each, an “Option”), will not be entitled to participate in the Offer. See the Introduction and Section II. 1 (Terms of the Offer; Expiration Date) of this Offer to Purchase for more information.

Why are you making the Offer?

We are making the Offer because we want to acquire the entire equity interest in CKx. If the Offer is consummated, we intend to contribute all of the Common Shares purchased by Offeror in the Offer to Merger Sub and to cause Merger Sub to consummate the Merger after consummation of the Offer. Upon consummation of the Merger, CKx would be an indirect wholly-owned subsidiary of Parent. See the Introduction and Section I. 11 (Purposes, Reasons and Plans for CKx after the Merger) of this Offer to Purchase for more information. For Apollo Management, the purpose of the Offer and the Merger is for certain equity funds managed by Apollo Management (the “Apollo Funds”) to benefit from any future earnings and growth of CKx after the Merger. See Section I. 11 (Purposes, Reasons and Plans for CKx after the Merger) of this Offer to Purchase for more information.

Is there an agreement governing the Offer?

Yes. The Agreement and Plan of Merger, dated as of May 10, 2011, as amended on May 17, 2011 (the “Merger Agreement”), provides, among other things, for the terms and conditions of the Offer and the Merger. In accordance with the terms and conditions of the Merger Agreement, Merger Sub has assigned all of its rights and obligations relating to the Offer to Offeror. See the Introduction and Section II. 1 (Terms of the Offer; Expiration Date) and Section I. 17 (The Merger Agreement and Certain Other Agreements) of this Offer to Purchase for more information.

How much are you offering to pay for my Common Shares, what is the form of payment, and will I have to pay any fees or commissions if I tender my Common Shares in your Offer?

We are offering to pay $5.50 per share, net to you, in cash, without interest and subject to deduction for any required withholding of taxes (the “Offer Price”), for each Common Share that you own. If you are the record owner of your Common Shares and you tender them in our Offer, you will not have to pay any brokerage fees or similar expenses to do so. If you own your Common Shares through a broker or other nominee, and your broker tenders your Common Shares in our Offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether it will charge you a fee for tendering your Common Shares in our Offer. See the Introduction and Section II. 1 (Terms of the Offer; Expiration Date) of this Offer to Purchase for more information.

Do you have the financial resources to pay for all of the Common Shares that you are offering to purchase?

Yes. We estimate that we will need up to approximately $560 million to purchase all of the issued and outstanding Common Shares and to pay related fees and expenses, to repay indebtedness of CKx and to fund working capital of CKx. Parent and Merger Sub have received a debt commitment letter from Goldman Sachs Bank USA to provide debt financing in an aggregate amount of up to $395 million at any one time (which includes a $35 million revolving credit facility, which is not expected to be drawn at the closing of the Offer), subject to the conditions set forth in the debt commitment letter. Subject to certain conditions, the debt financing will be available to us to finance the Offer and the Merger, repay or refinance certain existing indebtedness of CKx and pay related fees and expenses and provide for funding of working capital and general corporate purposes of CKx. In addition, Parent has obtained an equity commitment letter from the Apollo Funds which provides for up to $200 million of cash equity. The cash equity to be provided by the Apollo Funds, together with the debt financing to be provided by Goldman Sachs Bank USA, will be sufficient to pay the Offer Price for all Common Shares in the Offer and the Merger and all related fees and expenses. The funding of such cash equity and such debt financing is subject to certain conditions set forth in the equity commitment letter and the debt commitment letter, respectively. See Section II. 11 (Source and Amount of Funds) of this Offer to Purchase for more information.

Is your financial condition relevant to my decision to tender in the Offer?

We do not think that our financial condition is relevant to your decision whether to tender your Common Shares and accept the Offer because:

•	we were organized solely in connection with the Offer and the Merger and, prior to the expiration of the Offer, will not carry on any activities other than in connection with the Offer and the Merger;

•	the Offer is being made for all outstanding Common Shares solely for cash;

•	the Offer is not subject to any financing condition;

•	Parent and Merger Sub have received equity and debt commitments in respect of funds sufficient to purchase all Common Shares pursuant to the Offer and the Merger; and

•	if Offeror consummates the Offer, Merger Sub will acquire all remaining Common Shares for the same price per share as the Offer Price.

See Section I. 17 (The Merger Agreement and Certain Other Agreements) and Section II. 11 (Source and Amount of Funds) of this Offer to Purchase for more information.

How long do I have to tender my Common Shares in your Offer?

Unless we extend our Offer following completion of the initial Offer as described below, you will have until 12:00 midnight, New York City time, on June 14, 2011 (the “Expiration Date,” unless Offeror shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Offeror, shall expire) to tender your Common Shares in our Offer. If you cannot deliver everything that is required to tender your Common Shares by that time, you may be able to use a guaranteed delivery procedure to tender your Common Shares, as described in Section II. 3 (Procedures for Tendering Common Shares) of this Offer to Purchase.

What are the most significant conditions to your Offer?

Under the terms of the Merger Agreement, we are not obligated to purchase any Common Shares that are tendered in our Offer unless, prior to the Expiration Date, there have been validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date a number of Common Shares that, together with the number of Sillerman Shares held in a voting trust in accordance with, or otherwise subject to voting arrangements consistent with, the Non-Tender and Support Agreement, dated as of May 10, 2011, by and among Parent and the Sillerman Stockholders (the “Sillerman Support Agreement”) (if any), represents at least a majority of the outstanding Common Shares on a fully diluted basis on the date of purchase. The foregoing condition is referred to as the “Minimum Condition.” The Offer is also subject to other conditions described in Section II. 12 (Conditions to the Offer) of this Offer to Purchase.

Our Offer is not subject to any financing contingencies, but it is subject to a number of other conditions, including conditions with respect to:

•

the expiration or termination of the waiting period applicable to our acquisition of Common Shares in connection with the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);

•	the expiration of applicable waiting periods or obtaining approvals in connection with foreign antitrust filings in respect of the transactions contemplated by the Merger Agreement;

•	the accuracy of CKx’s representations and warranties set forth in the Merger Agreement subject, in certain cases, to materiality and material adverse effect qualifications;

•	CKx’s compliance in all material respects with its covenants set forth in the Merger Agreement;

•	the CKx Board not having withdrawn or adversely changed its recommendation with respect to our Offer and the Merger;

•	the absence of certain legal impediments to our Offer or the Merger;

•	the absence of a termination of the Merger Agreement in accordance with its terms;

•	the absence of any material adverse effect with respect to CKx; and

•	the absence of certain legal proceedings involving a governmental body related to our Offer or the Merger.

See Section II. 12 (Conditions to the Offer) of this Offer to Purchase for more information about these and other conditions to our Offer.

Offeror has expressly reserved the right, in our sole discretion, to waive any of the conditions to consummate the Offer, without the consent of CKx, except that Offeror cannot, without CKx’s consent:

•	reduce the Offer Price;

•	change the form of consideration payable in the Offer (other than by adding consideration);

•	reduce the number of Common Shares subject to the Offer;

•	waive or change the Minimum Condition;

•	add to the conditions to consummate the Offer;

•	extend the expiration of the Offer except as required or permitted by the Merger Agreement; or

•	modify any condition to consummate the Offer or any term of the Offer in a manner adverse to the holders of Common Shares.

Offeror may, in our sole discretion and without the consent of CKx, increase the Offer Price, in which case the Offer will be extended, without the consent of CKx, as required by applicable law.

Under what circumstances can or must you extend your Offer?

We are required to extend our Offer beyond its initial Expiration Date for any period required by applicable law.

In addition, if at any scheduled Expiration Date of the Offer, all of the conditions to consummate the Offer have been satisfied or waived other than the Minimum Condition, we are entitled to and, if requested by CKx, we are required to extend the Offer to the earliest to occur of:

•	a date that is no more than fifteen business days after such previously scheduled Expiration Date (the length of each such period to be determined by us in our sole discretion); or

•	the later of (i) August 10, 2011 and (ii) such other date on our prior to October 3, 2011 as we may specify in our sole discretion by delivery of written notice to CKx.

In addition, we are permitted to, in our sole discretion, but are not required to:

•

extend our Offer beyond its initial Expiration Date, for a period of no more than fifteen business days in the aggregate, if at any time at or prior to any scheduled Expiration Date of the Offer, less than 78.75% of the number of Common Shares then outstanding less the number of Sillerman Shares held in a voting trust in accordance with, or otherwise subject to voting arrangements consistent with, the Sillerman Support Agreement (if any) have been validly tendered and not withdrawn; and/or

•

provide a subsequent offering period (a “Subsequent Offering Period”) after the expiration of the Offer, in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

See Section II. 1 (Terms of the Offer; Expiration Date) of this Offer to Purchase for more information.

How will I be notified if you extend your Offer?

If we extend our Offer, we will inform BNY Mellon Shareowner Services, the depositary of the Offer (the “Depositary”), of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which our Offer was previously scheduled to expire. See Section II. 1 (Terms of the Offer; Expiration Date) of this Offer to Purchase for more information.

How do I tender my Common Shares in your Offer?

To tender all or any portion of your Common Shares in our Offer, you must either deliver the certificates representing your tendered Common Shares, together with the Letter of Transmittal (or a photocopy of it) enclosed with this Offer to Purchase, properly completed and duly executed, with any required signature guarantees, and any other required documents, to the Depositary or tender your Common Shares using the book-entry procedure described in Section II. 3 (Procedures for Tendering Common Shares), prior to the expiration of our Offer.

If you hold your Common Shares in street name through a broker, dealer, bank, trust company or other nominee and you wish to tender all or any portion of your Common Shares in our Offer, the broker, dealer, bank, trust company or other nominee that holds your Common Shares must tender them on your behalf through the Depositary.

If you cannot deliver the items that are required to be delivered to the Depositary by the expiration of our Offer, you may obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agent’s Medallion Program, the New York Stock Exchange Medallion Guarantee Program or the Stock Exchange Medallion Program guarantee that the missing items will be received by the Depositary within three Nasdaq Global Select Market trading days. You may use the notice of guaranteed delivery enclosed with this Offer to Purchase (the “Notice of Guaranteed Delivery”) for this purpose. To tender Common Shares in this manner, however, the Depositary must receive the missing items within such three trading day period. See Section II. 3 (Procedures for Tendering Common Shares) of this Offer to Purchase for more information.

Can I withdraw Common Shares that I previously tendered in your Offer? Until what time may I withdraw previously tendered Common Shares?

Yes. You can withdraw some or all of the Common Shares that you previously tendered in our Offer at any time prior to the Expiration Date of our Offer. Further, if we have not accepted your Common Shares for payment by July 16, 2011, you can withdraw them at any time after July 16, 2011. Once we accept your tendered Common Shares for payment upon the expiration of our Offer, however, you will no longer be able to withdraw them. See Section II. 1 (Terms of the Offer; Expiration Date) and Section II. 4 (Withdrawal Rights) of this Offer to Purchase for more information.

How do I withdraw my previously tendered Common Shares?

To withdraw any Common Shares that you previously tendered in our Offer, you (or, if your Common Shares are held in street name, the broker, dealer, bank, trust company or other nominee that holds your Common Shares) must deliver a written notice of withdrawal (or a photocopy of one), with the required information, to the Depositary, while you still have the right to withdraw your Common Shares. See Section II. 1 (Terms of the Offer; Expiration Date) and Section II. 4 (Withdrawal Rights) of this Offer to Purchase for more information.

Has CKx’s board of directors approved your Offer?

Yes. Our Offer is being made pursuant to the Merger Agreement. CKx’s board of directors has validly:

•	determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair and advisable to and in the best interests of CKx and CKx’s stockholders;

•	approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in all respects;

•

subject to the terms and conditions in the Merger Agreement, recommended that the stockholders of CKx accept the Offer, tender their Common Shares in the Offer and, to the extent required, approve and adopt the Merger Agreement and the Merger; and

•

approved the execution, delivery and performance of the Merger Agreement by and on behalf of the Company and the consummation of the transactions contemplated thereby, including the Offer and the Merger.

Accordingly, CKx’s board of directors recommends that CKx’s stockholders accept the Offer and tender their Common Shares to Merger Sub in the Offer and, if required, vote to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (if required by applicable law).

One director, Bryan Bloom, dissented to the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement. Although Mr. Bloom concurred with CKx’s board of directors on the challenges facing CKx and the risks associated with remaining an independent company, he believed that the potential growth opportunities available to CKx could create value over an 18 to 24 month period greater than the consideration being offered by Offeror and believed that these opportunities outweighed the attendant risks involved. Notwithstanding his dissent, Mr. Bloom concurred with CKx’s board of directors that the stockholders of CKx should be given the opportunity to evaluate the transaction. Mr. Bloom also concurred with CKx’s board of directors in the belief that the process conducted by CKx’s board of directors was substantively and procedurally fair to the stockholders of CKx. While Mr. Bloom is an employee of WRH Partners II, L.L.C. ( Huff ), the general partner of two beneficial owners of Common Shares, Mr. Bloom’s views with respect to the transaction were expressed in his capacity as a director only and do not necessarily reflect the views of Huff. Mr. Bloom has not made a decision as to whether or not he intends to support the Offer or tender any of his shares into the Offer.

The full text of the recommendation and the factors considered by CKx’s board of directors in making the determinations and the recommendation described above are described in CKx’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which will be filed with the Securities and Exchange Commission (the “SEC”) and is being mailed to the stockholders of CKx together with this Offer to Purchase.

Have any stockholders already agreed to tender their Common Shares in the Offer?

No. The Sillerman Stockholders have entered into the Sillerman Support Agreement pursuant to which each of the Sillerman Stockholders has agreed, until the termination of the Merger Agreement:

•	not to, directly or indirectly, tender any Sillerman Shares into the Offer;

•

to contribute the Sillerman Shares to Parent (or its affiliate) prior to the Merger in exchange for cash at the same price per share as the Offer Price or, subject to certain conditions, a combination of cash and common stock of Parent (or its affiliate) in respect of not more than one-half of the Sillerman Shares valued at the same price per share as the Offer Price; and

•

to vote in favor of adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, and against any transaction or matter that would compete with, impede, interfere with, adversely affect, tend to discourage or inhibit the adoption of the Merger Agreement or the timely consummation of the transactions contemplated by the Merger Agreement.

As described above, the number of Sillerman Shares held in a voting trust in accordance with, or otherwise subject to voting arrangements consistent with, the Sillerman Support Agreement (if any) are included for purposes of determining if the Minimum Condition is satisfied. Based on CKx’s representations in the Merger Agreement relating to capitalization and assuming that all of the Sillerman Shares are placed in a voting trust in accordance with, or are otherwise subject to voting arrangements consistent with, the Sillerman Support Agreement, we expect that the Minimum Condition will be satisfied if at least 29.3% of the issued and outstanding Common Shares are validly tendered and not withdrawn prior to the Expiration Date of the Offer. See Section I. 2 (The Support Agreements) of this Offer to Purchase for more information.

Priscilla Presley owns 6,000 Common Shares. In light of the Promenade Support Agreement, Ms. Presley has agreed not to tender such Common Shares pursuant to the Offer. In addition, the Schedule 14D-9 states that, to CKx s knowledge, after making reasonable inquiry, CKx has been advised that Michael G. Ferrel, Howard J. Tytel, Edwin M. Banks, Jack Langer, Jacques D. Kerrest, Kathleen Dore, Thomas P. Benson and Kraig G. Fox intend to tender all of their Common Shares pursuant to the Offer. Mr. Bloom has not made a decision as to whether or not he intends to support the Offer or tender any of his Common Shares into the Offer.

Have any other stockholders entered into a support agreement with Parent or Offeror?

Yes. Parent also entered into a support letter agreement (the “Promenade Support Agreement”), dated as of May 10, 2011, with The Promenade Trust (the “Trust”). The Trust is the holder of all of the outstanding shares of Series B Convertible Preferred Stock, par value $0.01 per share, of CKx (the “Series B Preferred Shares”) and the Series C Convertible Preferred Stock, par value $0.01 per share, of CKx (the “Series C Preferred Share” and, together with the Series B Preferred Shares, the “Preferred Shares”). The Promenade Support Agreement provides, among other things, that the Trust will, until the termination of the Merger Agreement, (i) vote in opposition to and not support any transactions that compete with those contemplated by the Merger Agreement, (ii) not transfer or convert its Preferred Shares prior to the consummation of the Merger and (iii) in its capacity as a holder of the Preferred Shares, consent to the Merger (to the extent such consent is necessary). In addition, pursuant to the Promenade Support Agreement, the Trust is obligated to contribute all of its Preferred Shares to Parent (or its affiliate) prior to the Merger for senior preferred securities of Parent (or its affiliate) (“Parent Preferred Shares”). The sole beneficiary of the Trust is Lisa Marie Presley, and Priscilla Presley is one of the directors of CKx and a trustee of the Trust.

Upon the successful consummation of the Offer, will CKx continue as a public company?

No. Following the purchase of Common Shares in the Offer, we plan to consummate the Merger. If the Merger takes place, CKx will no longer be publicly owned. Even if for some reason the Merger does not take place but we purchase all of the tendered Common Shares, then there may be so few remaining stockholders and publicly held Common Shares that Common Shares will no longer be eligible to be traded on The Nasdaq Global Select Market or any other securities exchange, there may not be a public trading market for Common Shares and CKx may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies. See Section II. 8 (Possible Effects of the Offer on the Market for the Common Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations) of this Offer to Purchase for more information.

What are the effects of the Offer and the Merger?

As described above, the purchase of Common Shares pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Common Shares held by the public.

The Common Shares are currently registered under the Exchange Act, but such registration may be terminated upon the application of CKx to the SEC if the Common Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Common Shares. We do not currently intend to take any action to terminate the registration of Common Shares under the Exchange Act prior to the Merger, but such registration will be terminated following completion of the Merger and may be terminated after the Expiration Date of the Offer but before the completion of the Merger. The termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by CKx to holders of Common Shares and to the SEC and would make certain provisions of the Exchange Act inapplicable to CKx. In addition, the listing of Common Shares on The Nasdaq Global Select Market will be terminated upon completion of the Merger and, while we do not currently intend to take any action to terminate the listing of Common Shares on The Nasdaq Global Select Market prior to completion of the Merger, The Nasdaq Global Select Market could take action to terminate the listing of Common Shares if CKx ceases to satisfy applicable listing requirements.

In addition, after completion of the Offer, CKx expects to be eligible to elect “controlled company” status pursuant to Nasdaq Rule 5615(c), which means that CKx would be exempt from the requirement that CKx’s board of directors be composed of a majority of “independent directors” and the related rules covering the independence of directors with respect to determining compensation for CKx’s executive officers and nomination of directors for election to CKx’s board of directors.

Immediately following the effective time of the Merger, the entire equity in the surviving corporation will be held by Parent (or its affiliate) and Parent (or its affiliate) will be beneficially owned by the Apollo Funds, the Sillerman Stockholders (assuming the Sillerman Stockholders elect to receive shares of common stock of Parent (or its affiliate) as provided by the Sillerman Support Agreement) and the Trust, as described in Section I. 2 (The Support Agreements), and, accordingly, the Apollo Funds, the Sillerman Stockholders (based on the assumption above) and the Trust will be the sole beneficiaries of CKx’s future earnings and growth and will bear the risks of its ongoing operations. See Section I. 10 (Certain Effects of the Offer and the Merger) of this Offer to Purchase for more information.

If you do not complete the Offer, will you nevertheless complete the Merger?

If the Offer is not completed, then, under certain circumstances subject to the terms of the Merger Agreement, CKx, Parent and Merger Sub have agreed to complete the Merger, without the prior completion of the Offer, upon the adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement by the holders of at least a majority of the Common Shares and the Preferred Shares voting as a single class (with each Series B Preferred Share being entitled to that number of votes equal to the largest number of whole Common Shares into which such shares could be converted and the Series C Preferred Share being entitled to one vote). As described above, each of the Sillerman Stockholders and the Trust has agreed to consent to the Merger until the termination of the Merger Agreement. In addition to approval of CKx’s stockholders, if the Offer is not completed, the consummation of the Merger would be subject to conditions similar to the conditions to consummate the Offer, other than the inapplicability of the Minimum Condition.

If we do not complete the Offer, if requested by Parent, CKx has agreed to hold a meeting of its stockholders to consider and vote on the adoption of the Merger Agreement and will separately mail a proxy statement or information statement, as applicable (a “Proxy Statement”), related to that stockholder meeting to holders of record of Common Shares as of the record date for the stockholder meeting. We are not asking you to take any action with respect to the Merger at this time.

See Section II. 7 (Effects on CKx if the Offer is Not Consummated) of this Offer to Purchase for more information.

What are your plans for CKx after the Merger?

We expect that, following consummation of the Merger and the other transactions contemplated by the Merger Agreement, the operations of CKx will be conducted substantially as they currently are being conducted. We do not have any current intentions, plans or proposals to cause any other material changes in CKx’s business, other than in connection with CKx’s current strategic planning.

Nevertheless, Parent and the management and/or the board of directors of the surviving corporation may initiate a review of the surviving corporation to determine what changes, if any, would be desirable following the Offer and the Merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in certain extraordinary corporate transactions, such as reorganizations, mergers or sales or purchases of assets, if the management and/or board of directors of the surviving corporation decide that such transactions are in the best interest of the surviving corporation upon such review. See Section I. 11 (Purposes, Reasons and Plans for CKx after the Merger) of this Offer to Purchase for more information.

Do any of the directors and officers of CKx have interests that differ from the interests of other stockholders?

Yes. As described above, the sole beneficiary of the Trust is Lisa Marie Presley, and Priscilla Presley is one of the directors of CKx and a trustee of the Trust. The Trust is party to the Promenade Support Agreement pursuant to which, among other things, the Trust is obligated to contribute all of its Preferred Shares to Parent (or its affiliate) prior to the Merger for Parent Preferred Shares. In addition, the Promenade Support Agreement provides that at least one designee of the Trust will continue to serve on the board of directors of the entity issuing the Parent Preferred Shares after the completion of the Merger, with the same compensation, expense reimbursement and other benefits as any independent director of such entity. The Trust is also entitled, upon the Merger, to reimbursement for all reasonable documented out-of-pocket expenses (including attorney’s fees) incurred by or on its behalf in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Promenade Support Agreement, in an amount not to exceed $250,000, in the aggregate. In addition, to the extent Apollo Management or its affiliates receive transaction or monitoring fees in connection with or following the Offer, the Merger and the other transactions contemplated by the Merger Agreement, the Trust will receive a portion of such fees based on its fully-diluted pro rata ownership of Parent (or its affiliate) determined on an as-converted basis.

Pursuant to the Merger Agreement, Parent and Merger Sub also agreed that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the effective time of the Merger, whether asserted or claimed prior to, at or after the effective time of the Merger, now existing in favor of the current or former directors, officers or employees of CKx or any of its subsidiaries, as provided in the certificate of incorporation or bylaws or other organizational documents or in any agreement will survive the Offer or the Merger and will continue in full force and effect and will not be, for a period of six years from the date of the Merger, modified in any manner that would adversely affect the rights of any individuals who at the effective time of the Merger were current or former directors, officers or employees of CKx or any of its subsidiaries.

Parent also agreed pursuant to the Merger Agreement, for a period of six years after the effective time of the Merger, to cause to be maintained in effect the current or substitute policies of officers’ and directors’ liability insurance maintained by CKx and its subsidiaries, up to a maximum annual amount equal to 300% of the annual premium currently paid by CKx under the current policies, but in such case shall purchase as much coverage as may be obtained for such amount. Alternatively, CKx will be entitled to purchase, prior to the Merger, a “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by CKx with respect to matters arising on or before the Merger.

In addition, under the Merger Agreement, each Option, whether vested or unvested (including Options held by executive officers and directors), that is outstanding immediately prior to the acceptance for payment by Offeror of Common Shares pursuant to the Offer will be cancelled in exchange for a cash payment (without interest, and subject to deduction for any required tax withholding), to be made as soon as practicable following the acceptance for payment by Offeror of Common Shares pursuant to the Offer (as described below in this Summary Term Sheet). In addition, under the Merger Agreement, each holder of Restricted Shares, including executive officers and directors, will have the right to tender Restricted Shares into the Offer, subject to and contingent upon the occurrence of the acceptance for payment by Offeror of Common Shares pursuant to the Offer, at which time each tendered Restricted Share will fully vest and be treated the same as other Common Shares properly tendered into the Offer and will receive the Offer Price. Each Restricted Share that is not tendered into the Offer will become fully vested upon the acceptance for payment by Offeror of Common Shares pursuant to the Offer and, upon the effective time of the Merger, will be cancelled and converted into the Offer Price.

What is the Top-Up Option and when could it be exercised?

CKx has granted Merger Sub an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the Offer Price payable in our Offer, a number of newly issued Common Shares equal to the lowest number of Common Shares that, when added to the number of Common Shares owned by Parent and Offeror, together with the number of Sillerman Shares held in a voting trust in accordance with, or otherwise subject to voting arrangements consistent with, the Sillerman Support Agreement (if any), immediately prior to the time of exercise of the Top-Up Option, constitutes one more Common Share than 90% of the total Common Shares that would be outstanding on a fully diluted basis immediately after the issuance of Common Shares pursuant to the Top-Up Option. Based on CKx’s representations in the Merger Agreement relating to capitalization (including the number of authorized but unissued Common Shares contained therein) and assuming that all of the Sillerman Shares are placed in a voting trust in accordance with, or are otherwise subject to voting arrangements consistent with, the Sillerman Support Agreement, we expect to be able to exercise the Top-Up Option if at least 57.7% of the issued and outstanding Common Shares are validly tendered and not withdrawn prior to the Expiration Date of the Offer.

The purchase price per share for any Common Shares purchased by Merger Sub under the Top-Up Option would be equal to the Offer Price. The purchase price will be paid by means of (i) cash in an amount equal to at least the aggregate par value of the Common Shares issued pursuant to the Top-Up Option and (ii) a promissory note having a principal amount equal to the aggregate purchase price for such Common Shares less the amount paid in cash. We expect the promissory note would be cancelled in connection with the Merger. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Merger Sub, following the contribution to Merger Sub by Offeror of all Common Shares purchased by Offeror pursuant to the Offer, to effect a “short-form” merger pursuant to the applicable provisions of the DGCL without a vote of CKx’s stockholders at a time when the approval of the Merger at a meeting of CKx’s stockholders would be assured in any case because of our control of a majority of the Common Shares following completion of the Offer.

If you successfully complete your Offer, what will happen to CKx’s board of directors?

If we accept Common Shares for payment pursuant to our Offer, under the Merger Agreement we will become entitled to designate at least a majority of the members of CKx’s board of directors (and each committee of CKx’s board of directors). In such case, CKx has agreed to cause Parent’s designees to be elected or appointed to CKx’s board of directors in such number as is proportionate to the aggregate beneficial ownership of Common Shares by Parent, Offeror and their affiliates (including Common Shares accepted for payment pursuant to the Offer) plus the number of Sillerman Shares held in a voting trust in accordance with, or otherwise subject to voting arrangements consistent with, the Sillerman Support Agreement (if any), and has agreed to cause such appointments to occur on the same day as the acceptance for payment by Offeror of Common Shares pursuant to the Offer. CKx is obligated to take all actions necessary to effect the foregoing, including increasing the size of its board of directors, securing the resignations of one or more incumbent directors and/or filling any vacancies so created with our designees.

After the election or appointment of the directors designated by Parent to CKx’s board of directors and prior to the completion of the Merger, under the terms of the Merger Agreement, the approval of a majority (or in the case where there are two or fewer, the concurrence of one) of the directors of CKx who were “independent” under applicable provisions of federal securities laws immediately prior to such designations by Parent who remain on CKx’s board of directors after such designations by Parent will be required in order to (i) amend or terminate the Merger Agreement, (ii) extend the time for performance of any of the obligations or other acts of Parent or Merger Sub under the Merger Agreement or (iii) waive any of CKx’s rights under the Merger Agreement, in each case, if such amendment, termination, extension or waiver would reasonably be expected to have an adverse effect on the rights of any holders of Common Shares other than Parent or Offeror. See Section I. 17 (The Merger Agreement and Certain Other Agreements) of this Offer to Purchase for more information.

If I decide not to tender my Common Shares in your Offer, how will the completion of the Merger affect my Common Shares?

If we accept Common Shares for payment pursuant to our Offer, but you do not tender your Common Shares in our Offer, and the Merger takes place, your Common Shares will be cancelled and converted into the right to receive the same amount of cash that you would have received had you tendered your Common Shares in our Offer, without interest and subject to deduction for any required withholding of taxes. Therefore, if the Merger takes place, the only difference to you between tendering your Common Shares and not tendering your Common Shares is that you may be paid earlier if you tender your Common Shares and that no appraisal rights will be available.

If we accept Common Shares for payment pursuant to our Offer, then until such time thereafter as we complete the Merger, the number of stockholders of CKx and the number of Common Shares that remain in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for such Common Shares. Also, Common Shares may no longer be eligible to be traded on The Nasdaq Global Select Market or any other securities exchange, and CKx may cease making filings with the SEC or otherwise cease being required to comply with the SEC’s rules relating to publicly held companies. See Section II. 8 (Possible Effects of the Offer on the Market for Common Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations) and Section I. 17 (The Merger Agreement and Certain Other Agreements) of this Offer to Purchase for more information.

Are appraisal rights available in either your Offer or the Merger?

You will not have appraisal rights in the Offer. However, if the Merger takes place, stockholders who have not tendered their Common Shares in the Offer and who comply with the applicable legal requirements will have appraisal rights under Section 262 of the DGCL. If you have and choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under Section 262 of the DGCL, you will be entitled to payment for your Common Shares based on a judicial determination of the fair value of your Common Shares. This value may be more or less than the price that we are offering to pay you for your Common Shares in the Offer. For the full text of Section 262 of the DGCL, please see Annex A of this Offer to Purchase. See Section I. 17 (The Merger Agreement and Certain Other Agreements) and Section I. 18 (Appraisal Rights) of this Offer to Purchase for more information.

What are the United States federal income tax consequences of having my Common Shares accepted for payment in your Offer or receiving cash in the Merger?

In general, if you are a United States holder (as defined in Section II. 5 (Material United States Federal Income Tax Consequences of the Offer and the Merger)), your exchange of Common Shares for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. You should consult your tax advisor about the tax consequences to you of exchanging your Common Shares pursuant to the Offer or pursuant to the Merger in light of your particular circumstances, including the consequences under applicable United States federal income tax, estate, gift and other non-income tax laws, and under any applicable state, local or non-U.S. income or other tax laws. See Section II. 5 (Material United States Federal Income Tax Consequences of the Offer and the Merger) of this Offer to Purchase for more information.

What is the market value of my Common Shares?

On May 9, 2011, the last trading day before Parent and CKx announced that they had entered into the Merger Agreement, the closing price of Common Shares reported on The Nasdaq Global Select Market was $4.45 per share; therefore, the Offer Price of $5.50 per share represents a premium of approximately 24% over the closing price of Common Shares on the trading day prior to the announcement of the Merger Agreement and an approximately 38% premium over the average closing price of Common Shares over the six months preceding the announcement of the Merger Agreement. On May 16, 2011, the last trading day prior to the printing of this Offer to Purchase, the last sale price of Common Shares reported on The Nasdaq Global Select Market was $5.46 per share. We advise you to obtain a recent quotation for Common Shares when deciding whether to tender your Common Shares in our Offer. See Section II. 6 (Price Range of Common Shares; Dividends on Common Shares) of this Offer to Purchase for more information.

What will happen to my stock options in the Offer?

The Offer is made only for Common Shares and is not made for any stock options to purchase Common Shares, including Options that were granted under any CKx stock plan. Pursuant to the Merger Agreement, each Option that is outstanding immediately prior to the acceptance for payment by Offeror of Common Shares pursuant to the Offer will be cancelled and, in exchange, CKx will pay to each former holder of any such cancelled Option an amount in cash (without interest, and subject to deduction for any required withholding tax) equal to the product of (i) the excess of the Offer Price over the exercise price per Common Share under such Option and (ii) the number of Common Shares subject to such Option, except that if the exercise price per Common Share of any stock option is equal to or greater than the Offer Price, then such Option will be cancelled without any cash payment being made. The foregoing treatment of Options will not apply to Options held by the Sillerman Stockholders to the extent elected by Parent under the Sillerman Support Agreement, which, if requested by Parent prior to the acceptance for payment by Offeror of Common Shares pursuant to the Offer, will be exercised by each Sillerman Stockholder under certain limited circumstances. See Section I. 2 (The Support Agreements), Section I. 12 (Interests of CKx’s Directors and Executive Officers in the Offer and the Merger) and Section I. 17 (The Merger Agreement and Certain Other Agreements) of this Offer to Purchase for more information.

What will happen to my restricted stock in the Offer?

Each holder of a Restricted Share will have the right to tender such Restricted Share into the Offer, subject to and contingent upon the occurrence of the acceptance for payment by Offeror of Common Shares pursuant to the Offer. Upon such acceptance, each such Restricted Share that is tendered into the Offer will become fully vested and, to the extent not withheld to satisfy tax withholding obligations, will be treated the same as other Common Shares properly tendered into the Offer and will receive the Offer Price. Each Restricted Share which is not so tendered into the Offer will become fully vested at the time of such acceptance and, at the effective time of the Merger, will be cancelled and converted into the right to receive the same price per share as the Offer Price.

Whom can I contact if I have questions about your Offer?

You should contact Innisfree M&A Incorporated, the information agent for our Offer (the “Information Agent”), or Goldman, Sachs & Co., the dealer manager for our Offer (the “Dealer Manager”), at their respective addresses and telephone numbers listed below if you have any questions about our Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll-Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

200 West Street

New York, NY 10282

(212) 902-1000 (Call Direct) or (800) 323-5678 (Toll Free)

INTRODUCTION

Offeror hereby offers to purchase all of the outstanding Common Shares at the Offer Price upon the terms and subject to the conditions set forth in this Offer to Purchase. CKx has represented in the Merger Agreement that, as of the close of business on May 9, 2011, there were 92,613,473 Common Shares (excluding treasury shares) issued and outstanding, including 7,500 shares of restricted common stock granted under CKx’s stock plan (“Restricted Shares”). The holders of all Common Shares (other than Sillerman Shares) and all Restricted Shares will be entitled to participate in the Offer. Holders of Options will not be entitled to participate in the Offer.

Tendering CKx stockholders whose Common Shares are registered in their own names and who tender their Common Shares directly to the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as set forth in Instruction 6 to the Letter of Transmittal for the Offer, transfer taxes on the sale of the Common Shares in the Offer. A stockholder of CKx who holds Common Shares through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such stockholder’s Common Shares to Offeror in the Offer.

We will pay all fees and expenses of the Dealer Manager, the Depositary and the Information Agent, incurred in connection with the Offer. See Section II. 15 (Fees and Expenses) of this Offer to Purchase for more information.

The Offer is being made pursuant to the Merger Agreement. In accordance with the terms and conditions of the Merger Agreement, Merger Sub has assigned all of its rights and obligations thereunder relating to the Offer to Offeror. Following the purchase by Offeror of Common Shares in the Offer, Offeror will contribute all of the Common Shares purchased by it in the Offer to Merger Sub and, subject to the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, the Merger will be effected, with CKx surviving the Merger as a direct wholly-owned subsidiary of Offeror and an indirect wholly-owned subsidiary of each of Parent and UK Holdco. As a result of the Merger, each outstanding Common Share (other than Common Shares owned, directly or indirectly, by Parent, UK Holdco, Offeror, Merger Sub or CKx or by any stockholder of CKx who is entitled to and properly exercises appraisal rights under the DGCL) will be cancelled and converted into the right to receive the Offer Price. Under no circumstances will interest be paid on the Offer Price for the Common Shares, regardless of any extension of the Offer or any delay in making payment for the Common Shares. See Section I. 17 (The Merger Agreement and Certain Other Agreements) of this Offer to Purchase for more information.

The CKx board of directors (the “CKx Board”) has validly: (i) determined that the terms of the Offer and the other transactions contemplated by the Merger Agreement are fair and advisable to and in the best interests of CKx and CKx’s stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in all respects, (iii) directed that the Merger Agreement be submitted to the stockholders of CKx for adoption and approval (unless the Merger is consummated by way of a “short-form” merger in accordance with the applicable provisions of the DGCL) and (iv) resolved to recommend that CKx’s stockholders accept the Offer and vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger (if required by the DGCL). Accordingly, the CKx Board recommends that CKx’s stockholders accept the Offer and tender their Common Shares to Offeror in the Offer and, if required, vote to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (if required by applicable law).

The factors considered by the CKx Board in making the determinations and the recommendation described above are described in CKx’s Schedule 14D-9, which will be filed with the SEC and is being mailed to the stockholders of CKx together with this Offer to Purchase.

The Offer is conditioned upon, among other things, the Minimum Condition. The Offer is also subject to other conditions described in Section II. 12 (Conditions to the Offer) of this Offer to Purchase. Offeror has expressly reserved the right, in its sole discretion, to waive any of the Offer Conditions, in whole or in part, at any time or from time to time, without the consent of CKx, except that Offeror cannot, without CKx’s consent, (i) reduce the Offer Price, (ii) change the form of consideration payable in the Offer (other than by adding consideration), (iii) reduce the number of Common Shares subject to the Offer, (iv) waive or change the Minimum Condition, (v) add to the conditions to consummate the Offer (the “Offer Conditions”), (vi) extend the expiration of the Offer except as required or permitted by the Merger Agreement or (vii) modify any Offer Condition or any term of the Offer in a manner adverse to the holders of Common Shares.

Based on CKx’s representations in the Merger Agreement relating to capitalization and assuming all of the Sillerman Shares are placed in a voting trust in accordance with, or are otherwise subject to voting arrangements consistent with, the Sillerman Support Agreement, we expect that the Minimum Condition will be satisfied if at least 29.3% of the issued and outstanding Common Shares are validly tendered and not withdrawn prior to the Expiration Date of the Offer.

Completion of the Merger is also subject to the satisfaction of certain conditions, including approval of CKx’s stockholders, if required, by the requisite vote of CKx’s stockholders. If Offeror accepts Common Shares for payment pursuant to the Offer, Offeror will have sufficient voting power alone or with the Sillerman Shares and the Preferred Shares subject to the Sillerman Support Agreement and Promenade Support Agreement, respectively, to adopt and approve the Merger Agreement without the vote in favor of the adoption of the Merger Agreement by any other holder of Common Shares. In addition, if Offeror, Parent and any subsidiary of Parent (including Merger Sub) collectively own 90% or more of the outstanding Common Shares (after giving effect to the contribution of the Sillerman Shares to Parent (or its affiliate) in accordance with the Sillerman Support Agreement), including as a result of exercising the Top-Up Option, and the Trust contributes all of the Preferred Shares to Parent (or its affiliate) in accordance with the Promenade Support Agreement, then Parent will be able to complete the Merger without a vote on the adoption of the Merger Agreement by the holders of Common Shares. In such event, under the terms of the Merger Agreement, Parent, Merger Sub and CKx have agreed to take all necessary and appropriate action to cause the Merger to be effected promptly without a meeting of stockholders of CKx. See Section I. 17 (The Merger Agreement and Certain Other Agreements) of this Offer to Purchase for more information.

See Section II. 5 (Material United States Federal Income Tax Consequences of the Offer and the Merger) of this Offer to Purchase for a summary of the material United States federal income tax consequences of the exchange of Common Shares for cash in the Offer or pursuant to the Merger.

If, at any time during the period between the date of the Merger Agreement and the effective time of the Merger, any change in the outstanding shares of capital stock of CKx, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Minimum Condition and the Offer Price will be equitably adjusted, without duplication, to reflect such change.

This Offer to Purchase and the Letter of Transmittal for the Offer contain important information about the Offer and should be read carefully and in their entirety before any decision is made with respect to the Offer.

FORWARD LOOKING STATEMENTS

Information both included and incorporated by reference in this Offer to Purchase may contain “forward looking statements”. These forward looking statements include, among others, statements about CKx, Apollo Management, Parent, UK Holdco, Offeror, Merger Sub, the Sillerman Stockholders, the Trust and Priscilla Presley’s beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control.

The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. CKx, Apollo Management, Parent, UK Holdco, Offeror, Merger Sub, the Sillerman Stockholders, the Trust and Priscilla Presley’s ability to achieve their objectives could be adversely affected by, among others: (i) macroeconomic condition and general industry conditions such as the competitive environment; (ii) regulatory and litigation matters and risks; (iii) legislative developments; (iv) changes in tax and other laws and the effect of changes in general economic conditions; (v) the risk that a condition to closing of the transaction may not be satisfied; and (vi) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period. In addition to the preceding risks, CKx’s ability to achieve its objectives could be adversely affected by the factors discussed in its Annual Report on Form 10-K for the year ended December 31, 2010, as amended (the “CKx Form 10-K”), and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 (the “CKx Form 10-Q”), filed with the SEC.

I. SPECIAL FACTORS

1.	Background of the Offer

Since CKx’s inception in 2005, the CKx Board has periodically met with senior management of CKx to discuss and review potential strategic directions for CKx in light of CKx’s financial performance, developments in the entertainment and content management industries and the competitive landscape and markets in which CKx operates. These meetings have also addressed, from time to time, hypothetical acquisition or business combinations involving various other parties.

On June 1, 2007, CKx announced that it had entered into a series of agreements with 19X, Inc. (“19X”), an investor group led by Robert F.X. Sillerman, the then Chairman of the Board and Chief Executive Officer, and Simon Fuller, who, at the time served as a director of CKx and as Chief Executive Officer of 19 Entertainment Limited, a wholly-owned subsidiary of CKx. Under the terms of these agreements, CKx stockholders were to receive $13.75 per share in cash, plus a distribution of 50% of the shares in FX Luxury Realty, LLC, an affiliate of Mr. Sillerman that had real estate interests in Las Vegas, Nevada. These agreements provided that Mr. Sillerman, Mr. Fuller and certain other members of senior management would retain all or a substantial portion of their respective equity interests in the surviving company in a merger. 19X did not have committed financing at the time of entry into the agreements, but pursuant to the terms of the agreements, 19X had 60 days to deliver equity and debt commitment papers to CKx in an amount sufficient to complete the transaction. The agreements also contained a 45 day “go-shop” period during which CKx and its representatives were permitted to solicit third parties for offers with respect to a sale of CKx. The closing price of the Common Shares on June 1, 2007 was $12.58. During the first “go-shop” period, outbound inquiries were made to approximately 45 parties, including 18 strategic parties and 27 financial sponsors, to solicit interest in pursuing a transaction with CKx. No party made an offer to the CKx Board that the CKx Board determined was superior to the transaction with 19X during the “go-shop” period.

On June 20, 2007, an affiliate of Apollo Management entered into a confidentiality agreement with CKx for the purpose of facilitating discussions with representatives of CKx and 19X regarding financing of 19X’s potential transactions with CKx. None of these discussions resulted in any agreements between Apollo Management or any of its affiliates and CKx or 19X.

On July 31, 2007, Mr. Sillerman, on behalf of 19X, informed the special committee of the CKx Board that the recent deterioration of credit conditions in the overall market had made it uneconomic to execute the financing commitments on the terms then being offered by 19X’s potential financing sources. Mr. Sillerman requested an extension of the deadline for providing signed financing commitment letters for an additional period of up to 60 days, which extension was granted by the special committee on August 1, 2007.

On September 28, 2007, CKx announced that it had further amended its agreements with 19X. The amended agreements, among other things, adjusted the consideration to stockholders by providing for a distribution of 100% of the shares in FX Real Estate and Entertainment Inc. (a corporation to which all of the ownership interests in FX Luxury Realty were contributed) to stockholders and reducing the cash portion of the consideration by the incremental increase in value being received by the stockholders as a result of this additional distribution of FX Real Estate and Entertainment Inc. shares; extended the deadline for 19X to deliver commitment papers to CKx for an additional 30 days; extended the outside date for the closing of the transaction by 90 days; and provided for an additional 30 day “go-shop” period during which CKx could continue to solicit third parties for offers with respect to a sale of CKx. The closing price of the Common Shares on September 28, 2007 was $10.57. During the second “go-shop” period, three financial sponsors and two strategic parties were contacted and each party declined to participate in the evaluation of CKx. On November 7, 2007, 19X delivered fully executed financing commitment letters to the special committee.

Between December 2007 and May 2008, 19X attempted to secure debt and equity financing for the transaction as changes in economic conditions had made funding under the terms and conditions of the previously delivered commitment letters unlikely.

On May 27, 2008, CKx’s agreement with 19X was again amended to reduce the purchase price previously offered to $12.00 per share; to provide for a third “go-shop” period of approximately 60 days; and to provide for a later outside date of September 30, 2008 for 19X to obtain certain financing for the transaction, as the financing under the commitment letters previously delivered to the special committee was no longer viable. The closing price of the Common Shares on May 27, 2008 was $10.21. No party made an offer to the CKx Board that the CKx Board determined was superior to the transaction with 19X during the third “go-shop” period.

On September 22, 2008, CKx announced that Mr. Sillerman had informed CKx, on behalf of 19X, that in light of recent turmoil in the financial sector and the related tightening of the financing markets, that 19X would be unable to consummate the pending acquisition of CKx. The closing price of the Common Shares on September 22, 2008 was $6.76. On November 1, 2008, 19X delivered a letter to the CKx Board terminating its agreements with 19X, citing the economic conditions which made it impossible to consummate the transaction, while indicating that Mr. Sillerman and Mr. Fuller intended to continue to pursue alternatives for an acquisition of CKx. The closing price of the Common Shares on November 3, 2008 (the first trading day after announcement of the termination of these agreements) was $4.18. In connection with the termination, 19X paid to CKx a termination fee of $37,000,000 (paid by Mr. Sillerman delivering, on behalf of 19X, 3,339,350 Common Shares and a cash payment of $500,000; the number of Common Shares delivered was calculated by using an assumed value of $11.08 per Common Share as agreed upon in the merger agreement). In December 2008, Mr. Sillerman and Mr. Fuller, citing the continued global economic difficulties and related credit freeze, informed CKx that they no longer intended to actively pursue an alternate transaction at that time for the acquisition of CKx.

Between December 2008 and December 2009, the CKx Board continued to discuss strategic alternatives for CKx and to solicit interest from third parties, including both strategic parties and financial sponsors, for a potential transaction involving CKx. Members of the CKx Board also received various inbound inquiries during this time period. During this time period, confidentiality agreements were executed with a total of eight interested parties, representing both strategic acquirers and financial sponsors, who were given the opportunity to conduct due diligence with respect to CKx. Other than as described below with respect to Party A, no party expressed an interest in pursuing a transaction with CKx.

On November 19, 2009, a financial sponsor, whom we refer to as Party A, submitted a preliminary, non-binding indication of interest to CKx. The preliminary offer indicated an offer price of $8.00 to $8.75 per share, subject to Party A’s due diligence investigation. The closing price of the Common Shares on November 18, 2009 was $6.07. The proposal described Party A’s offer as fully funded and committed by Party A and its affiliates and not dependent on outside financing. The CKx Board formed a Special Committee of the CKx Board composed of all of the independent directors and authorized the Special Committee to evaluate, review and negotiate the non-binding proposal from Party A and any and all other proposals concerning any potential strategic transaction involving CKx or other alternatives. On December 1, 2009, the Special Committee engaged Gleacher & Company Securities, Inc. (“Gleacher & Company”), as its financial advisor in relation to any possible sale transaction involving CKx. The Special Committee also engaged Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) as its legal advisor at this time.

On December 2, 2009, Party A entered into a confidentiality agreement with CKx. Throughout December of 2009, Party A conducted due diligence on CKx, including to meet with representatives of management and Gleacher & Company on several occasions. On January 15, 2010, Party A informed CKx that it had made a business decision to end discussions involving a potential purchase of CKx.

On February 22, 2010, Party A submitted a revised non-binding indication of interest to purchase CKx to the CKx Board. The non-binding proposal contained a proposed purchase price of $5.50 per share, or up to $6.00 to $7.00 per share if its due diligence supported additional EBITDA than the run-rate EBITDA used in making its $5.50 per share offer. The closing price of the Common Shares on February 19, 2010 (the last trading day prior to Party A’s submission of its proposal) was $3.96. The non-binding indication of interest provided that the transaction was expected to be fully funded through committed equity and debt financing from Party A and its affiliates, and was not dependent on obtaining outside financing commitments. In order to move forward with negotiations with CKx, Party A required that CKx agree to a 21-day exclusivity period. The Special Committee determined it was advisable to move forward with Party A on an exclusive basis. CKx entered into an exclusivity agreement and negotiated exclusively with Party A with respect to a possible sale transaction from February 25, 2010 through March 19, 2010. Throughout this period, Party A performed extensive financial, legal, operational and accounting due diligence and utilized financial, legal and accounting advisors that it retained.

On March 10, 2010, after Party A had concluded the majority of its due diligence, Party A delivered a preliminary term sheet to CKx which proposed a purchase price of $5.50 per share and delivery of equity and debt commitment letters at the signing of the definitive agreements relating to a transaction, although Party A’s obligation to complete the transaction would be subject to the receipt of debt financing. The closing price of the Common Shares on March 9, 2010 was $5.17. The Special Committee instructed Gleacher & Company to respond to Party A to inform Party A that its offer was insufficient, and that Party A needed to increase its offer price and that CKx would not agree to any transaction that involved a financing contingency. At this time, Party A asked for an extension of exclusivity to work to meet the Special Committee’s requirements. The Special Committee determined that exclusivity should be extended to March 25, 2010, and the parties later agreed to a further extension of exclusivity through March 29, 2010. On March 25, 2010, Party A informed Gleacher & Company that it would not be able to increase its offer price beyond $5.50 per share and that it would be unable to deliver committed financing at signing of definitive documents relating to a transaction. Counsel to Party A delivered a draft merger agreement to Wachtell Lipton on March 28, 2010. The draft merger agreement contained a financing contingency, which the Special Committee informed Party A was not acceptable.

On March 29, 2010, in response to market rumors, CKx publicly confirmed that it was engaged in discussions regarding a possible transaction involving the sale of CKx. The closing price of the Common Shares on March 29, 2010 was $6.15.

On March 30, 2010, CKx resumed discussions with various other strategic parties and financial sponsors who expressed an interest in a potential transaction involving CKx and responded to several parties who had made inbound calls during the exclusivity period. CKx entered into additional confidentiality agreements with third parties and the parties continued their due diligence of CKx. A draft merger agreement was sent to three financial sponsors who expressed an interest in a transaction with CKx. No potential strategic partners expressed an interest in entering into confidentiality agreements. None of these discussions resulted in an offer to purchase CKx or negotiation of a definitive agreement.

On April 20, 2010, Gleacher & Company informed the Special Committee that no other party with whom CKx was holding discussions had indicated that it was willing to make an offer to purchase CKx at this time. The Special Committee discussed that Party A had still not obtained financing for the transaction.

On April 30, 2010, Party A again reaffirmed its offer at $5.50 per share to the Special Committee and indicated it still expected to be able to obtain debt financing commitment letters at the signing of definitive transaction documents. The closing price of the Common Shares on April 29, 2010 was $6.15. The Special Committee informed Party A that in light of the fact that it had been 5 months since Party A had proposed a fully funded transaction and no financing commitments had yet been obtained that it would no longer be actively pursuing a transaction with Party A.

On May 6, 2010, Mr. Sillerman resigned as Chairman and Chief Executive Officer of CKx. See Section II. 14 (Certain Relationships between the Sillerman Stockholders and CKx) of this Offer to Purchase for more information with respect to Mr. Sillerman’s severance arrangements.

On May 28, 2010, CKx publicly confirmed that it had received a proposal from a group of investors led by Simon Fuller (who had since left his posts as a director of CKx and as Chief Executive Officer of 19 Entertainment) to acquire CKx and that the CKx Board was evaluating the proposal, as well as other potential strategic alternatives for CKx and publicly announced that Gleacher & Company and Wachtell Lipton were assisting in its evaluation. Over the two weeks that followed, Gleacher & Company and CKx engaged in preliminary discussions with Mr. Fuller and his representatives and Mr. Fuller’s financial advisor conducted financial due diligence. These discussions did not result in an offer to purchase CKx.

Following his resignation, in May and June 2010, Mr. Sillerman announced that he was reviewing alternatives regarding his holdings in CKx, including acquiring additional shares or seeking control of CKx either alone or in conjunction with a financial partner. During the time period beginning in June 2010 and continuing thereafter through the first part of 2011, Mr. Sillerman engaged in informal discussions from time to time with persons who might provide financing for, or participate in, an offer to acquire a controlling interest in CKx and with persons who might be interested in agreeing not to tender their shares in the offer, although none of these discussions resulted in any agreements.

On June 22, 2010, Mr. Sillerman announced that an entity, who we refer to as Party C, a financial sponsor, was making a written proposal to the Board with respect to providing liquidity to holders of the Common Shares. Mr. Sillerman wrote to the CKx Board and urged it to pursue this opportunity. Following Mr. Sillerman’s renewed interest in a transaction to acquire control of CKx, on June 24, 2010, CKx adopted the Rights Agreement (as amended, the “Rights Plan”), between CKx and Mellon Investor Services LLC, as rights agent (the “Rights Agent”).

On June 25, 2010, Party C expressed interest to CKx in making an offer to purchase CKx. Party C executed a confidentiality agreement with CKx and conducted due diligence with CKx management on June 28, 2010. These discussions did not result in an offer to purchase CKx or in negotiation of a definitive agreement with Party C.

On July 13, 2010, after Mr. Sillerman informally indicated to CKx his interest in making an offer for CKx in which certain substantial stockholders would agree not to tender their shares, CKx amended the Rights Plan to accommodate agreements of this nature. Also on July 13, 2010, Apollo Management entered into a joinder to Party A’s confidentiality agreement with CKx pursuant to which certain equity funds managed by Apollo Management would serve as a potential financing source to Party A regarding a transaction with CKx. These discussions did not result in an agreement between Apollo Management or any of its affiliates and Party A regarding any such transaction.

On August 9, 2010, at the request of Mr. Sillerman, representatives from Gleacher & Company and from Wachtell Lipton met with Mr. Sillerman, his advisors and Party C to discuss Mr. Sillerman’s interest in commencing a tender offer for a portion of the outstanding Common Shares. On August 12, 2010, CKx received a non-binding proposal from Mr. Sillerman with respect to the potential tender offer. As contemplated, the offer would be for all outstanding shares, subject to a minimum condition of receiving in the offer a number of shares that together with Mr. Sillerman’s shares would total a majority of the Common Shares on a fully diluted basis, and subject to receiving agreements from holders of approximately 30% of the outstanding shares not to accept the offer and to remain as stockholders of the surviving company. The contemplated price for the offer was in the range of $5.50 and $5.75 per share. Mr. Sillerman also stated that, if the offer were successful, he intended to return as executive chairman of CKx and explore potential acquisition or combinations involving media assets. These discussions did not result in an offer to purchase CKx or in negotiation of a definitive agreement with Mr. Sillerman.

On August 18, 2010, representatives of Apollo Management first expressed to CKx that the Apollo Funds were interested in making an offer to purchase CKx. Apollo Management executed a confidentiality agreement with CKx and Apollo Management and its representatives conducted due diligence with CKx management on August 20, 2010 and extensive financial and operational due diligence throughout August 2010 and September 2010. These discussions did not result in an offer to purchase CKx or in negotiation of a definitive agreement with Apollo Management at this time. From time to time thereafter, representatives of Mr. Sillerman and Apollo Management discussed the possibility of such a transaction.

On October 25, 2010, at a meeting of the CKx Board, the CKx Board considered whether to continue any discussions around a potential sale of CKx. The CKx Board considered the fact that 19X, Mr. Sillerman’s investor group, had failed to complete a transaction with CKx over a 16-month period, and that two years of process following Mr. Sillerman’s failed purchase attempt had failed to produce any proposals that it determined were in the best interests of stockholders and no party who had been interested in pursuing a transaction, including Party A and Apollo Management, both of whom had made preliminary indications of interest and conducted significant diligence, had obtained fully funded and committed financing for a transaction. The CKx Board, in conjunction with senior management, concluded that ongoing sale discussions were likely to be unproductive and disruptive to the operation of CKx’s businesses. It therefore determined that it was advisable to publicly announce that it was terminating discussions of any potential sale transaction and that it would operate CKx on a standalone basis. CKx disclosed that the CKx Board or CKx might, at a future date, reconsider its alternatives. The public announcement of termination of sale discussions was made on October 27, 2010. The closing price of the Common Shares on October 27, 2010 was $4.31.

In November 2010 and December 2010, CKx had preliminary discussions regarding a potential preferred stock equity investment by certain equity funds managed by Apollo Management. These discussions did not result in the execution of any definitive agreement. During January 2011 and February 2011, Apollo Management did not submit any additional proposals for any transaction with CKx at this time.

In March 2011, members of senior management of CKx received a call from a financial advisor indicating that it had a potentially interested purchaser for CKx, which was later disclosed to be Party B. Senior management referred the call to Gleacher & Company, who contacted the financial advisor and advised that, unless Party B was able to submit a fully funded and committed deal with respect to financing, the CKx Board would not consider the proposal.

On March 18, Party B, a financial sponsor, submitted a non-binding indication of interest to the CKx Board, proposing a purchase of 100% of the outstanding Common Shares at an offer price of $4.75 per share, which according to the letter, represented a 22.1% premium over the closing price of $3.89 per share on March 17. The proposal indicated that the offer was expected to be financed through Party B’s equity capital and outside debt financing, although Party B was prepared to pay 100% of the purchase price with its equity capital and the transaction would have no financing contingency. Party B required exclusivity to move forward with negotiations with CKx and expected to be able to complete its due diligence and negotiate definitive transaction documents within 21 days. Party B submitted a revised proposal on April 7, indicating that it would not require exclusivity and would also be prepared to complete confirmatory due diligence and negotiate definitive agreements within two weeks. A further non-binding proposal was submitted by Party B on April 10, increasing its offer price to $5.10 per share. The closing price of the Common Shares on April 8 (the last trading day prior to the submission of Party B’s revised proposal) was $4.50.

On March 21, Michael Ferrel, Chairman and Chief Executive Officer of CKx, received a non-binding indication of interest from Party C. Party C proposed an offer price of $4.50 per share, which, according to the letter, represented a 23% premium to the previous month’s average share price. On April 7, Party C provided a revised non-binding indication of interest proposing an offer price of $5.25 per share, which, according to the letter, represented a 38% premium to the average share price for the 30 days prior to the date on which rumors were circulated that a third party submitted a bid for CKx. The letter indicated that Party C’s internally-managed funds would fund all of the debt and equity for the proposed transaction. Party C required exclusivity to move forward in negotiations with CKx and indicated it would need approximately two weeks to complete its due diligence.

On March 23, Apollo Management sent a non-binding indication of interest to Mr. Ferrel indicating that the Apollo Funds were once again interested in pursuing a transaction with CKx to purchase 100% of the outstanding Common Shares at an offer price of $5.00 per share, which, according to the letter, represented an approximately 30% premium to the closing share price as of October 27, 2010. The letter also indicated that certain equity funds managed by Apollo Management had obtained high quality financing indications from credible institutions. On

April 6, Apollo Management submitted a further letter to the CKx Board reiterating its willingness to engage with CKx with respect to a potential sale transaction and also indicated that Apollo Management had made significant progress with respect to securing equity and debt financing and expected to have a fully funded and committed deal at the time of entry into definitive agreements. After submission of the April 6 letter, representatives from Apollo Management verbally confirmed to Mr. Ferrel that certain equity funds managed by Apollo Management were prepared to offer $5.50 per share. Apollo Management indicated it would require exclusivity to move forward with discussions with CKx and that it would need 15 business days to complete its due diligence and to negotiate transaction documents.

On April 15, the CKx Board met to discuss the three unsolicited proposals for a sale of CKx that CKx had received from Apollo Management, Party B and Party C over the previous few weeks. The CKx Board reviewed the three proposals with Gleacher & Company and senior management and discussed re-engaging in a process to explore strategic alternatives for CKx. In the course of this discussion, the CKx Board reviewed with management and Gleacher & Company the current strategic position of CKx, the current market environment and the ability of CKx to continually grow and compete effectively in a challenging business environment, including discussions around CKx’s ability to acquire desirable assets to increase stockholder value. The CKx Board concluded that, taking into consideration the current strategic position of CKx and CKx’s lack of success in identifying significant acquisitions that could increase stockholder value, it was advisable again to consider the current proposals and to seek interest from other possible strategic parties and financial sponsors. The CKx Board also determined that it would not grant exclusivity to any third party.

At a meeting held on April 18, the CKx Board instructed Gleacher & Company and Wachtell Lipton on a proposed process for soliciting interest in a sale of CKx and for negotiating a definitive transaction with interested parties. Gleacher & Company would first circulate to the CKx Board a list of potentially interested strategic parties and financial sponsors to be contacted by Gleacher & Company. Gleacher & Company would then contact these parties and CKx would enter into confidentiality agreements with any interested bidders. Gleacher & Company would, at the same time, contact Apollo Management, Party B and Party C to outline the process. Interested bidders would then have approximately three weeks to conduct due diligence and to negotiate the transaction documents and at the end of this period, would be required to submit a final bid to the CKx Board. All parties were told that they must provide evidence of committed financing to the CKx Board as soon as possible or may be disqualified from the process.

On April 18, Gleacher & Company contacted Apollo Management, Party B and Party C to outline the proposed sale process. Party B and Party C executed confidentiality agreements with CKx on April 20. Apollo Management, Party B and Party C then began to work to complete their respective due diligence on CKx, which continued over the following weeks. Each party was told by Gleacher & Company that it would be required to submit a final proposal for fully funded and committed offers to purchase CKx (including fully negotiated transaction documents) on May 6. On April 18, Gleacher & Company also began to contact senior executives at other potentially interested bidders for CKx, including three additional financial sponsors and nine strategic acquirers. As a result of these outbound inquiries, two additional financial sponsors entered into confidentiality agreements with CKx. No potential strategic acquirers expressed any interest in a transaction involving CKx.

At the end of April 2011, representatives of Apollo Management engaged in exploratory discussions with Mr. Sillerman regarding the possible support of Mr. Sillerman for such an acquisition of CKx by certain equity funds managed by Apollo Management, including the terms under which Mr. Sillerman and his affiliates might retain an interest in the surviving company.

The CKx Board met on April 27 to discuss the status of a potential transaction with the interested parties. Gleacher & Company indicated that both Apollo Management and Party B were actively conducting due diligence and had had several meetings with senior management and had met with representatives of the Trust to discuss treatment of the Series B Preferred Shares and the Series C Preferred Share in the transaction along with related matters. Gleacher & Company also indicated that Apollo Management was in discussions with Mr. Sillerman in his capacity as a major stockholder of CKx regarding a possible support and non-tender arrangement. Gleacher & Company indicated that Party C, despite its initial indication of interest, had not conducted any significant due diligence to date. Gleacher & Company also confirmed to the CKx Board that the two additional financial sponsors who had signed confidentiality agreements had not conducted any due diligence and indicated to Gleacher & Company that neither was interested in pursuing any transaction involving CKx. The CKx Board inquired whether either Apollo Management or Party B had indicated that its due diligence had supported an offer price higher than $5.50 per share. Gleacher & Company indicated that neither party had made any indication with respect to the offer price other than the initial non-binding indications. The CKx Board directed Gleacher & Company to work to obtain an offer price in excess of $5.50 per share from negotiations with Apollo Management and Party B, and in conjunction with this directive, modified the terms of Gleacher & Company’s engagement letter to provide financial incentives for Gleacher & Company to obtain a price per share in excess of $5.50. The CKx Board also authorized Wachtell Lipton to send draft transaction documents to the respective counsel of Apollo Management, Party B and Party C, which Wachtell Lipton sent later that day.

The draft merger agreement sent by Wachtell Lipton provided for the transaction to be completed through a tender offer and second step merger. The agreement also provided for a 20 business day “go-shop” period; for a fully funded and committed deal with respect to financing with no financing contingency; for the ability of CKx to seek specific performance of the transactions contemplated by the agreement; and provided for payment by CKx of a termination fee of 3% of the common equity value of the transaction to accept a superior proposal.

Beginning on May 2, representatives of Mr. Sillerman and his affiliates and Apollo Management engaged in exploratory discussions concerning the terms of the possible support of Mr. Sillerman and his affiliates for an acquisition transaction by equity funds managed by Apollo Management, including the terms of a possible support and non-tender arrangement. During this period, Mr. Sillerman and his representatives also had exploratory discussions with Party B regarding the terms of a possible support arrangement by Mr. Sillerman and his affiliates of a transaction involving CKx and Party B.

The CKx Board met on May 5 to discuss the status of a potential transaction with the interested parties. Gleacher & Company informed the CKx Board that Apollo Management and Party B continued to be interested in pursuing a transaction with CKx and that both parties had indicated that they had substantially completed their respective due diligence. Apollo Management and Party B both indicated that they would be submitting revised proposals, along with comments to the merger agreement previously circulated by Wachtell Lipton, on May 6.

On May 6, CKx received a revised non-binding proposal from Apollo Management. The proposal indicated that equity funds managed by Apollo Management were prepared to offer $5.50 per share in cash for 100% of the outstanding Common Shares, which, according to the letter, represented an approximately 30% premium to the closing share price of $4.25 on May 5, 2011. The proposal also indicated that equity funds managed by Apollo Management had received a definitive commitment for the debt financing component of the transaction from Goldman Sachs and Apollo Management provided a draft of an equity commitment letter from certain equity funds managed by Apollo Management to provide 100% of the equity portion of the funds required to complete the transaction. The proposal contained a draft merger agreement, equity commitment letter, limited guarantee and debt commitment letter. Apollo Management requested a 10-day exclusivity period to finalize the merger agreement and related documents.

On May 6, Mr. Sillerman sent an email to CKx stating that he understood that CKx was considering offers for the sale of CKx and that he would support a cash offer at $5.50 per share or higher.

The CKx Board held a special meeting in the evening of May 6 to discuss the proposal from Apollo Management. Representatives from Wachtell Lipton indicated that Apollo Management required as a condition to entry into a definitive merger agreement that affiliates of Apollo Management have negotiated satisfactory support agreements with Mr. Sillerman and the Trust; the “go-shop” provision had been deleted; and damages against Apollo Management’s affiliates were limited to a reverse termination fee equal to 5% of the value of the transaction even in the case of a willful breach (although CKx had the right to specific performance if all conditions to closing were met and the debt financing had been funded); and that Apollo Management had proposed a termination fee payable by CKx to accept a superior offer of 5% of the common equity value of the transaction, increased from the 3% proposed by CKx, plus reimbursement of Apollo Management’s and its affiliates’ expenses in an uncapped amount.

Gleacher & Company indicated that representatives from Party B had informed Gleacher & Company that Party B was expected to submit a proposal later in the evening or in the early hours of the following morning. Gleacher & Company also told the CKx Board that Party C had informed Gleacher & Company that it was not interested in pursuing a transaction with CKx at this time. The CKx Board determined, on the basis that it was likely to receive additional proposals, that it would not grant Apollo Management the requested exclusivity. In the event Apollo Management wished to proceed on a non-exclusive basis, the CKx Board authorized Wachtell Lipton to negotiate the merger agreement and related transaction documents with Apollo Management on terms acceptable to CKx. Wachtell Lipton contacted counsel to Apollo Management to negotiate the transaction documents on a non-exclusive basis.

In the early hours of May 7, Gleacher & Company received a bid package from Party B. Party B’s non-binding letter of intent indicated that it proposed to purchase 100% of the outstanding Common Shares at a purchase price of $5.60 per share. The letter of intent also indicated that Party B was prepared to pay 100% of the equity capital from one of its equity funds, and that Party B believed it could reach definitive agreement with CKx in three days and requested exclusivity during the 3-day period. Party B also submitted a draft merger agreement, equity commitment letter and limited guarantee. Wachtell Lipton discussed with the CKx Board the non-binding proposal received from Party B and noted the following issues with respect to the draft merger agreement from Party B: entry into the merger agreement was conditioned on entering into arrangements with the Trust; the “go-shop” provision had been deleted; and Party B would have the ability to terminate the merger agreement for any reason and pay CKx a $30,000,000 reverse termination free (and therefore CKx was not entitled to specific performance under any circumstance). Wachtell Lipton also noted that Party B’s willingness to enter into the merger agreement was not conditioned on entry into an agreement with Mr. Sillerman and that the proposed termination fee that Party B proposed to be payable by CKx to accept a superior offer was less than the fee proposed by Apollo Management.

Gleacher & Company then advised Party B that CKx would not agree to a period of exclusivity and that if Party B wished to move forward on a non-exclusive basis, that its counsel should work with Wachtell Lipton to finalize the merger agreement and other transaction documents as soon as possible.

Over the remainder of May 7 and throughout the afternoon of May 8, Wachtell Lipton negotiated with counsel to Apollo Management and counsel to Party B with respect to the merger agreements and related matters. Wachtell Lipton told both counsel to Apollo Management and counsel to Party B that the parties needed to improve their proposals by including a “go-shop” provision, by reducing the proposed termination fee and by permitting CKx to seek specific performance of the merger agreement. Counsel to both Apollo Management and counsel to Party B indicated that their respective clients would not be willing to move forward on the basis of the inclusion of a “go-shop” or where CKx had a specific performance remedy (other than, in the case of Apollo Management, the specific performance remedy available to CKx when all conditions to closing are satisfied and the debt financing has been funded).

The CKx Board held an update call later that evening, where Gleacher & Company and Wachtell Lipton reported on the progress that had been made since the last update, including that Apollo Management had proposed a reverse termination fee of $35,000,000, which was higher than Party B’s proposed reverse termination fee of $30,000,000, and Apollo Management had lowered its expense reimbursement amount from $10,000,000 to $7,500,000 and any reimbursement would be credited against the proposed termination fee of $20,000,000. Wachtell Lipton informed the CKx Board that neither Apollo Management nor Party B would agree to the inclusion of a “go-shop” provision. Gleacher & Company then described to the CKx Board its efforts to confirm that Party B’s equity commitment was in fact, fully funded. Gleacher & Company and Wachtell Lipton had requested certain diligence items from Party B and its counsel to confirm that Party B had access to equity in an amount sufficient to pay the transaction consideration and indicated that the due diligence provided by Party B and its counsel prior to the time of the CKx Board update call had been insufficient to confirm that Party B’s offer was fully funded. Gleacher & Company and Wachtell Lipton indicated that they would continue to work to confirm Party B’s access to adequate funding as soon as possible. The CKx Board directed Wachtell Lipton and Gleacher & Company to continue to work with both Apollo Management and Party B to improve the price and terms of the offers throughout the evening, and that it should direct both parties to submit their best and final bids for the CKx Board’s review by 7:00 p.m. EDT on May 9, and it was determined that the CKx Board would meet thereafter to consider the final bids.

Gleacher & Company and Wachtell Lipton continued to negotiate with Apollo Management and Party B for the remainder of May 8 and throughout the course of the day on May 9. Gleacher & Company told Apollo Management that, if it was going to continue to require entry into support agreements with Mr. Sillerman and the Trust, Apollo Management needed to finalize those arrangements as soon as possible and in any event prior to the submission of its best and final bid. Gleacher & Company also informed Apollo Management that not every party was requiring entry into a support agreement with Mr. Sillerman as a condition to its agreement to a transaction. Apollo Management informed Gleacher & Company that it had made significant progress on reaching agreement with both Mr. Sillerman and the Trust and anticipated it would be able to reach agreement at the time of entry into a definitive transaction agreement. Wachtell Lipton informed counsel to Apollo Management that, contrary to what had been initially proposed by Apollo Management, any support arrangements with Mr. Sillerman or the Trust could not prohibit Mr. Sillerman or the Trust from supporting a superior offer accepted by the CKx Board and resulting in termination of the merger agreement with affiliates of Apollo Management. Counsel to Apollo Management later informed Wachtell Lipton that Apollo Management had agreed that any support agreement with either Mr. Sillerman or the Trust would terminate if CKx terminates the merger agreement with affiliates of Apollo Management. Counsel to Apollo Management also sent a draft of the proposed support agreement with Mr. Sillerman to Wachtell Lipton in the afternoon of May 9. When Gleacher & Company expressed the CKx Board’s concern about Apollo Management’s ability to complete its arrangements with Mr. Sillerman in the necessary timeframe, Apollo Management agreed that while it wished to continue to work with Mr. Sillerman to agree on a support and non-tender arrangement, it would not require finalization of this agreement to enter into a definitive transaction with CKx.

Gleacher & Company also spoke to representatives from Party B to inform them that, if Party B was going to continue to require entry into arrangements with the Trust as a condition to entering into a transaction with CKx, it needed to work quickly to finalize these arrangements and to have them substantially complete prior to the time of submitting its best and final bid. After learning that Apollo Management anticipated that it would reach agreement with the Trust and would be ready to submit this agreement with its final bid package, Gleacher & Company spoke to a representative of Party B to inform Party B that it would also need to submit an agreement with the Trust with its best and final bid package or agree to drop the requirement. Party B then agreed to drop the requirement.

Both Gleacher & Company and Wachtell Lipton had several conversations with representatives of Party B on May 9 with respect to working to confirm that Party B’s offer was fully funded. None of these conversations resulted in the production of sufficient confirmation by Party B that its equity commitment was fully funded. Wachtell Lipton asked counsel to Party B to provide the fund documentation for Party B. Party B said that it would not provide the fund documentation citing confidentiality concerns with respect to the identity of the investors in Party B. Wachtell Lipton indicated that CKx was willing to sign a confidentiality agreement and to review and discuss the documents on a counsel-to-counsel basis to meet Party B’s confidentiality concerns. Wachtell Lipton also informed counsel to Party B that they could redact any references to specific investors. Counsel to Party B refused. In a further conversation with Wachtell Lipton, counsel to Party B who had participated in the formation of Party B’s fund again refused to provide documentation but advised Wachtell Lipton that the equity commitment required to fund the transaction exceeded the allowable investment basket provided for in the fund’s documentation. Gleacher & Company called representatives from Party B to inquire whether Party B had additional funding to close the gap between the permitted investment amount by Party B’s fund and the total amount of equity needed to fund the transaction. A representative from Party B told

Gleacher & Company that Party B did not have definitive arrangements to close the equity gap, but that Gleacher & Company should “trust” Party B’s ability to arrange for additional financing prior to the closing of any transaction.

Apollo Management contacted Gleacher & Company shortly before 7:00 p.m. EDT to request a brief amount of time to finalize its bid. Shortly thereafter, Apollo Management submitted its best and final bid, which contained a bid letter and drafts of all of the related transaction documents and also included copies of draft support agreements with Mr. Sillerman and the Trust. Shortly before the start of the CKx Board meeting, Wachtell Lipton received a revised draft merger agreement from Party B and did not receive any of the other related transaction documents or a bid letter.

In the evening on May 9, the CKx Board convened a meeting to review the final proposals received from both Apollo Management and Party B. Wachtell Lipton summarized in full for the CKx Board and senior management the final proposals from both parties and also highlighted the changes in the material terms. Apollo Management’s final proposal contained an offer price of $5.50 per share; was fully funded and committed with respect to the proposed equity and debt financing; contained an increased reverse termination fee of $40,000,000; and provided for specific performance where the conditions to closing of the tender offer and the merger had been satisfied and the debt financing was to be funded. Party’s B final proposal contained an offer price of $5.60 per share but was not accompanied by evidence that its equity commitment could be fully funded; did not provide for specific performance under any circumstances; and contained a lower reverse termination fee of $30,000,000.

The CKx Board discussed the proposals from Apollo Management and Party B. The CKx Board discussed the fact that the offer from Party B was not funded and did not provide for specific performance and had a lower reverse termination fee. The CKx Board also considered the approximately four-year history of attempts to enter into a transaction with various parties and the consequences of entering into agreements that were not financed. In light of these factors, the CKx Board concluded that the Party B proposal presented a substantially higher risk of non-consummation and was not superior to the proposal from Apollo Management, and not in the best interests of CKx’s stockholders to accept the proposal.

Gleacher & Company then reviewed its financial analysis regarding a proposed transaction at an offer price of $5.50 per share, and rendered its oral opinion (subsequently confirmed in writing) to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions specified, the price of $5.50 per share in cash to be received by CKx’s stockholders (other than the Excluded Persons (as defined below)) is fair, from a financial point of view, to CKx’s stockholders. Wachtell Lipton then discussed the legal duties and standards applicable to the decisions and actions being considered by the CKx Board.

A majority of the CKx Board (with Ms. Priscilla Presley abstaining and Mr. Bryan Bloom dissenting) resolved to approve the Merger Agreement with affiliates of Apollo Management and the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

Following the CKx Board meeting, Gleacher & Company and Wachtell Lipton informed representatives of Apollo Management that the CKx Board had approved its proposal and the parties and their respective counsel finalized and the parties executed the definitive transaction documents. Following the adoption of the Second Amendment providing that entry into definitive transaction documents and performance of the transactions contemplated by such agreements would not trigger the provisions of the Rights Plan, Apollo Management and its counsel also finalized definitive support agreements with both Mr. Sillerman and his affiliates and the Trust. Those parties executed definitive agreements with affiliates of Apollo Management concurrently with the execution of definitive agreements between affiliates of Apollo Management and CKx. CKx and Apollo Management then issued a joint press release prior to the opening of the U.S. financial markets on May 10.

On May 17, 2011, Parent, Merger Sub and CKx executed an amendment to the Merger Agreement as described in Section I. 17 (The Merger Agreement and Certain Other Agreements) of this Offer to Purchase, which is incorporated herein by reference.

2.	The Support Agreements

Sillerman Support Agreement

In connection with the Merger Agreement, on May 10, 2011, Parent and the Sillerman Stockholders entered into the Sillerman Support Agreement relating to the Sillerman Shares. The following summary does not purport to be a complete description of the Sillerman Support Agreement and is qualified in its entirety by reference to the Sillerman Support Agreement, a copy of which is filed as an exhibit to the Schedule 13D/A filed by Robert F.X. Sillerman and Sillerman Capital Holdings, L.P. on May 11, 2011, and is incorporated in this Offer to Purchase by reference.

As of the date of the Sillerman Support Agreement, the Sillerman Stockholders collectively owned 19,183,311 Sillerman Shares, which, based on CKx’s representations in the Merger Agreement with respect to the total number of issued and outstanding Common Shares, represents approximately 20.7% of the total number of issued and outstanding Common Shares as of the close of business on May 9, 2011. Pursuant to the Sillerman Support Agreement, the Sillerman Stockholders agreed, among other things, (i) not to, directly or indirectly, tender any Sillerman Shares into the Offer, (ii) to contribute the Sillerman Shares to Parent (or its affiliate) prior to the Merger in exchange for cash at the same price per share as the Offer Price or, subject to certain conditions, a combination of cash and common stock of Parent (or its affiliate) in respect of not more than one-half of the Sillerman Shares (the “Parent Common Shares”) valued at the same price per share as the Offer Price and (iii) to vote in favor of adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, and against any transaction or matter that would compete with, impede, interfere with, adversely affect, tend to discourage or inhibit the adoption of the Merger Agreement or the timely consummation of the transactions contemplated by the Merger Agreement. The Sillerman Stockholders are also obligated to exercise their Options to purchase Common Shares which are exercisable at a price below the Offer price on a cashless basis to the extent requested by Parent in order allow Parent to acquire 90% of the total Common Shares outstanding, subject to the terms of the Sillerman Support Agreement.

In addition, at the election of the Sillerman Stockholders and subject to certain conditions, the Sillerman Stockholders will be permitted to contribute to Parent, after consummation of the Offer but prior to the consummation of the Merger, a portion of the Sillerman Shares at a price per share equal to the Offer Price, in an amount not to exceed an aggregate amount of $50 million and elect, on or after the effective time of the Merger, subject to certain restrictions, to require Parent (or its affiliate) to repurchase all or a portion of the Parent Common Shares acquired by the Sillerman Stockholders for the same per share consideration as payable in the Offer and the Merger.

Each Sillerman Stockholder also agreed that it would not, and would not permit or authorize any of its representatives, directly or indirectly, to solicit, initiate, propose, encourage or knowingly facilitate any inquiry, participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or otherwise cooperate in any way with respect to any other acquisition proposal, and that each Sillerman Stockholder would immediately cease all existing discussions or negotiations with any person conducted theretofore with respect to any other acquisition proposal and advise Parent promptly of any other acquisition proposal or inquiry with respect to an acquisition proposal that such Sillerman Stockholder receives.

Each Sillerman Stockholder further agreed that, except for certain permitted transfers, it would not until the effective time of the Merger, directly or indirectly, sell, transfer, assign, pledge, encumber or similarly dispose of any of the Sillerman Shares, or enter into an option or other contract for any such disposition, or deposit the Sillerman Shares into a voting trust (except as provided in the Sillerman Support Agreement) or grant any proxy with respect to the Sillerman Shares.

In addition, each Sillerman Stockholder agreed to deliver certificates representing the Sillerman Shares to, and executed stock powers in favor of, a voting trust pursuant to a voting trust agreement to be entered into among the voting trust, Sillerman and Parent, within a prescribed period after the date of the Sillerman Support Agreement as may be waived or extended by Parent, and, in the event that a Sillerman Stockholder fails to do so, the Sillerman Stockholder could forfeit certain rights under the Sillerman Support Agreement.

If the Sillerman Stockholders acquire Parent Common Shares pursuant to the Sillerman Support Agreement, they will be required to enter into a stockholders agreement with Parent (or its affiliate) and certain other investors in Parent (or its affiliate) on or prior to the effective time of the Merger which will govern the parties’ rights and obligations with respect to capital stock of Parent (or its affiliate) following completion of the Merger. Among other rights, Parent has agreed that so long as the Sillerman Stockholders and any permitted transferees own at least 50% of the Parent Common Shares issued to them as of the effective time of the Merger (and, on or after the second anniversary of the effective time of the Merger, in no event less than 7.5% of all issued and outstanding Parent Common Shares on a fully-diluted basis), Mr. Sillerman will be entitled to appoint one director to the board of directors of Parent (or its affiliate that issues the Parent Common Shares). Parent has also agreed to reimburse the Sillerman Stockholders for reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Sillerman Support Agreement on the terms set forth in the Sillerman Support Agreement. Parent has also agreed that the Sillerman Stockholders (assuming the Sillerman Stockholders elect to receive Parent Common Shares as provided by the Sillerman Support Agreement) will be entitled to share with Apollo Management or its affiliates in any transaction or monitoring fees received by Apollo Management or such affiliates (excluding the Termination Fee (as defined below)) pro rata based upon relative ownership of Parent (or its affiliate that issues the Parent Common Shares) as determined on a fully-diluted basis. In addition, the stockholders agreement will provide the Sillerman Stockholders with rights, under certain circumstances, to participate in sales, purchases and registrations of Parent Common Shares.

The Sillerman Support Agreement will terminate upon the earliest of (i) the effective time of the Merger (subject to exceptions for certain provisions intended to survive the effective time), (ii) the date on which the Merger Agreement is terminated and (iii) at the election of Mr. Sillerman, on or after the date that is five months after the date of the Sillerman Support Agreement, subject to an extension not to exceed 60 calendar days so long as Parent retains financing commitments with terms and conditions no less favorable than those existing as of the date of the commencement of the Offer.

On May 16, 2011, Parent and each of the Sillerman Stockholders executed a letter agreement to make technical clarifications relating to the terms of the Sillerman Support Agreement and to extend the period of time during which the Sillerman Stockholders may satisfy the conditions to their ability to elect to receive Parent Common Shares. The foregoing summary does not purport to be a complete description of the letter agreement and is qualified in its entirety by reference to such letter agreement, a copy of which is filed as Exhibit (d)(4) to the Schedule TO, and is incorporated in this Offer to Purchase by reference.

Promenade Support Agreement

Parent also entered into the Promenade Support Agreement, dated as of May 10, 2011, with the Trust. The following summary does not purport to be a complete description of the Promenade Support Agreement and is qualified in its entirety by reference to the Promenade Support Agreement, a copy of which is attached as Exhibit (d)(5) to the Schedule TO filed by Parent on May 17, 2011, and is incorporated in this Offer to Purchase by reference.

The Trust is the holder of all of the outstanding Preferred Shares. The Promenade Support Agreement provides, among other things, that the Trust will (i) vote in opposition to and not support any transactions that compete with those contemplated by the Merger Agreement, (ii) not transfer or convert its Preferred Shares prior to the consummation of the Merger and (iii) in its capacity as a holder of the Preferred Shares, consent to the Merger (to the extent such consent is necessary). The Promenade Support Agreement will terminate if the Merger Agreement is terminated.

The Promenade Support Agreement also provides that the Trust will contribute all of its Preferred Shares to Parent (or its affiliate) prior to the Merger for Parent Preferred Shares. After the completion of the Merger, the Trust will be entitled to designate at least one designee to serve on the board of directors of Parent (or its affiliate that issues the Parent Preferred Shares), with the same compensation, expense reimbursement and other benefits as any independent director of such entity. The Trust is also entitled, upon the effectiveness of the Merger, to reimbursement for all reasonable documented out-of-pocket expenses (including attorney’s fees) incurred by or on its behalf in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Promenade Support Agreement in an amount not to exceed $250,000, in the aggregate. In addition, to the extent Apollo Management or its affiliates receive transaction or monitoring fees in connection with or following the Offer, the Merger and the other transactions contemplated by the Merger Agreement, the Trust will receive a portion of such fees based on its pro rata ownership of Parent (or its affiliate that issues the Parent Preferred Shares) as determined on an as-converted basis.

3.	Position of CKx Regarding the Fairness of the Offer and the Merger

The CKx Board has validly: (i) determined that the terms of the Offer and the other transactions contemplated by the Merger Agreement are fair and advisable to and in the best interests of CKx and CKx’s stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in all respects, (iii) directed that the Merger Agreement be submitted to the stockholders of CKx for adoption and approval (unless the Merger is consummated by way of a “short-form” merger in accordance with the applicable provisions of the DGCL), (iv) resolved to make the Company Recommendation and (v) irrevocably approved for all purposes each of Parent, Merger Sub and their respective affiliates and the Merger Agreement and the transactions contemplated thereby to exempt such persons, agreements and transactions from any “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover law of any jurisdiction that may purport to be applicable to CKx, Parent, Merger Sub or any of their respective affiliates or the Merger Agreement or the transactions contemplated thereby.

CKx’s Schedule 14D-9 states that the CKx Board based its ultimate decision on its business judgment that the benefits of the Offer and the Merger to CKx’s stockholders and to CKx’s unaffiliated shareholders outweigh the negative considerations and that the CKx Board determined that the Offer and the Merger represent the best reasonably available alternative to maximize stockholder value with minimal risk of non-completion. In the course of reaching its decision, the CKx Board did not consider the liquidation value of CKx because it considered CKx to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology and because the CKx Board believes that CKx would not be able to readily liquidate or monetize its assets in a manner that would be certain to yield value to CKx and its stockholders in excess of the Offer consideration. Further, the CKx Board did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of CKx as a going concern but rather is indicative of historical costs. The CKx Board also considered the historical trading prices of CKx’s stock, including, as discussed above, the fact that the Offer Price represents an approximately 24% premium over the closing price of the Common Shares on May 9, 2011 and an approximately 38% premium over CKx’s average closing price over the six months preceding the announcement of the Merger Agreement and the financial analyses conducted by Gleacher & Company regarding CKx. Other than as described under Section I. 1 (Background of Offer) of this Offer to Purchase, the CKx Board did not consider any other firm offers made for CKx during the last two years as there were no such offers of which the CKx Board was aware. The CKx Board, having reviewed the financial information and projections provided by management to Gleacher & Company and having found Gleacher & Company’s use of such projections, at the direction of CKx’s management, to be reasonable, subject to the underlying assumptions regarding the nature of such financial projections and having understood the assumptions and unavailable data contained within Gleacher & Company’s financial analyses, considered and adopted as its own the financial analyses of Gleacher & Company in the course of reaching its decision.

One director, Bryan Bloom, dissented to the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement. Although Mr. Bloom concurred with the CKx Board on the challenges facing CKx and the risks associated with remaining an independent company, he believed that the potential growth opportunities available to CKx could create value over an 18 to 24 month period greater than the consideration being offered by Offeror and believed that these opportunities outweighed the attendant risks involved. Notwithstanding his dissent, Mr. Bloom concurred with the CKx Board that the stockholders of CKx should be given the opportunity to evaluate the transaction. Mr. Bloom also concurred with the CKx Board in the belief that the process conducted by the CKx Board was substantively and procedurally fair to the stockholders of CKx. While Mr. Bloom is an employee of Huff, the general partner of two beneficial owners of Common Shares, Mr. Bloom’s views with respect to the transaction were expressed in his capacity as a director only and do not necessarily reflect the views of Huff. Mr. Bloom has not made a decision as to whether or not he intends to support the Offer or tender any of his shares into the Offer.

The full text of the recommendations, and reasons supporting them, of the CKx Board, and the full text of the written opinion of Gleacher & Company, which describes the assumptions made and qualifications and limitations on the review undertaken, are included in CKx’s Schedule 14D-9 which is being mailed to CKx stockholders together with this Offer to Purchase. Holders of Common Shares are urged to read the Schedule 14D-9, including the full text of the written opinion of Gleacher & Company, carefully and in its entirety.

4.	Position of the Sillerman Stockholders Regarding the Fairness of the Offer and the Merger

Under the rules governing “going-private” transactions, the Sillerman Stockholders may be deemed to be engaged in a “going-private” transaction and therefore are required to express their beliefs as to the fairness of the Offer and the Merger to CKx’s unaffiliated stockholders. The Sillerman Stockholders do not concede that they are affiliates of CKx, or that they may therefore be deemed to be engaged in a going private transaction. In this regard, the Sillerman Stockholders note that, although they together constitute CKx’s largest holder of Common Shares, they have no representative on the CKx Board and that in May 2010 Mr. Sillerman resigned as chairman of the CKx Board and chief executive officer of CKx, which CKx agreed to treat as a “constructive termination without cause.” See “Certain Relationships Between the Sillerman Stockholders and CKx “Severance and Consulting Agreement.”

The Sillerman Stockholders are making the statements included in this section solely for the purposes of complying with the requirements, to the extent so required, of Rule 13e-3 and related rules under the Exchange Act. The views of the Sillerman Stockholders should not be construed as a recommendation to any stockholder regarding whether to tender Common Shares into the Offer or as to how stockholders should vote on the approval of the Merger and the Merger Agreement, if a vote of CKx’s stockholders is held.

The Sillerman Stockholders did not undertake a formal evaluation of the Offer and the Merger or engage a financial advisor for this purpose. Moreover, the Sillerman Stockholders did not have any input into the determination of the Offer Price, and did not participate in the discussions between CKx and Apollo Management with respect to the Offer Price or the Merger Agreement. Nonetheless, the Sillerman Stockholders believe that the Offer and the Merger are fair to CKx’s unaffiliated stockholders. This belief is based on the factors, including both the supporting factors and the negative factors, listed below by Parent, UK Holdco, Offeror, Merger Sub and Apollo Management in respect of their determination of the fairness of the transaction to CKx’s unaffiliated stockholders, to which reference is made. The Sillerman Stockholders note in this regard that, under the terms of the Sillerman Support Agreement, the Sillerman Stockholders are required to sell at least one-half of the Sillerman Shares to Parent, either following consummation of the Offer or at the time of the Merger, for cash at the Offer Price. The Sillerman Stockholders also note that, under the terms of the Sillerman Support Agreement, subject to certain conditions, they will have the right, but not the obligation to receive Parent Common Shares, valued at the Offer Price, for the remainder of the Sillerman Shares, and to the extent that the Sillerman Stockholders do not exercise this right (if exercisable), they will receive cash at the Offer Price for the remainder of the Sillerman Shares as well.

The foregoing statement of the factors considered by the Sillerman Stockholders in connection with the fairness of the Offer and the Merger is not intended to be exhaustive but is believed to include all material factors considered by the Sillerman Stockholders. The Sillerman Stockholders did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their positions as to the fairness of the Offer and the Merger. The Sillerman Stockholders believe that these factors provide a reasonable basis for their belief that the Offer and the Merger are fair to CKx’s unaffiliated stockholders.

5.	Position of the Trust and Priscilla Presley Regarding the Fairness of the Offer and the Merger

Under the rules governing “going-private” transactions, the Trust and Priscilla Presley may be deemed to be engaged in a “going-private” transaction and therefore are required to express their beliefs as to the fairness of the Offer and the Merger to CKx’s unaffiliated stockholders. The Trust and Priscilla Presley are making the statements included in this section solely for the purposes of complying with the requirements, to the extent so required, of Rule 13e-3 and related rules under the Exchange Act. The views of the Trust and Priscilla Presley should not be construed as a recommendation to any stockholder regarding whether to tender Common Shares into the Offer or to how that stockholder should vote on the approval of the Merger and the Merger Agreement if a vote of CKx’s stockholders is held.

Neither the Trust nor Priscilla Presley undertook a formal evaluation of the Offer and the Merger or engaged a financial advisor for such purposes. However, the Trust and Priscilla Presley believe that the Offer and the Merger are fair to CKx’s unaffiliated stockholders and agree with the analyses and conclusions of the CKx Board based upon the reasonableness of those analyses and conclusions, which they adopt, and Priscilla Presley’s knowledge of CKx, as well as the factors considered by, and the findings of, the CKx Board with respect to the fairness of the Offer and the Merger to such stockholders. The full text of the recommendations, and reasons supporting them, of the CKx Board are included in the Schedule 14D-9 filed by CKx which is being mailed to CKx stockholders together with this Offer to Purchase. Holders of Common Shares are urged to read the Schedule 14D-9 carefully and in its entirety.

In addition, the Trust and Priscilla Presley considered the fact that the CKx Board received an opinion from Gleacher & Company, dated May 9, 2011, to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions set forth therein, the $5.50 per Common Share in cash to be received by CKx’s stockholders (other than Mr. Robert F.X. Sillerman and the Affiliates and the Associates of Mr. Robert F.X. Sillerman (the terms “Affiliate” and “Associate” as used herein shall have the meanings ascribed to them under Rule 405 of the Securities Act of 1933, as amended), such persons being collectively referred to herein as the “Excluded Persons”), in the Offer and the Merger is fair, from a financial point of view, to CKx’s stockholders. The full text of the written opinion of Gleacher & Company, which describes the assumptions made and qualifications and limitations on the review undertaken, is included in the Schedule 14D-9 filed by CKx which is being mailed to CKx stockholders together with this Offer to Purchase. Holders of Common Shares are urged to read the full text of the written opinion of Gleacher & Company carefully and in its entirety.

While Priscilla Presley is a director of CKx, because of her relationship to the Trust, she abstained from voting on the approval of the Merger Agreement and the transactions contemplated thereby.

The foregoing discussion of the information and factors considered and given weight by the Trust and Priscilla Presley in connection with the fairness of the Offer and the Merger is not intended to be exhaustive but is believed to include all material factors considered by the Trust and Priscilla Presley. Neither the Trust nor Priscilla Presley found it practicable to, or did, quantify or otherwise attach relative weights to the foregoing factors in reaching their positions as to the fairness of the Offer and the Merger. The Trust and Priscilla Presley believe that these factors provide a reasonable basis for their belief that the Offer and the Merger are fair to CKx’s unaffiliated stockholders.

6.	Position of Parent, UK Holdco, Offeror, Merger Sub and Apollo Management for the Transaction

Under the rules governing “going-private” transactions, Parent, UK Holdco, Offeror, Merger Sub and Apollo Management may be deemed to be engaged in a “going private” transaction and therefore are required to express our beliefs as to the fairness of the Offer and the Merger to CKx’s unaffiliated stockholders. Parent, UK Holdco, Offeror, Merger Sub and Apollo Management are making the statements included in this section solely for the purposes of complying with the requirements, to the extent so required, of Rule 13e-3 and related rules under the Exchange Act. The views of Parent, UK Holdco, Offeror, Merger Sub and Apollo Management should not be construed as a recommendation to any stockholder regarding whether to tender Common Shares into the Offer or to how that stockholder should vote on the approval of the Merger and the Merger Agreement if a vote of CKx’s stockholders is held.

Parent, UK Holdco, Offeror, Merger Sub and Apollo Management attempted to negotiate the terms of a transaction that would be most favorable to us, and not to the stockholders of CKx and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such stockholders.

None of Parent, UK Holdco, Offeror, Merger Sub or Apollo Management believes that it has or had any fiduciary duty to CKx or its stockholders, including with respect to the Offer and the Merger and their terms. None of Parent, UK Holdco, Offeror, Merger Sub or Apollo Management participated in the deliberation process of the CKx Board and none of Parent, UK Holdco, Offeror, Merger Sub or Apollo Management participated in the conclusions of the CKx Board that the Offer and the Merger were fair to CKx’s stockholders, nor did any of Parent, UK Holdco, Offeror, Merger Sub or Apollo Management undertake any independent evaluation of the fairness of the Offer or the Merger or engage a financial advisor for these purposes. None of Parent, UK Holdco, Offeror, Merger Sub or Apollo Management received advice from CKx’s legal or financial advisor as to the substantive and procedural fairness of the proposed Offer or the proposed Merger.

We believe that the Offer Price to be received by the unaffiliated stockholders pursuant to the Offer is substantively and procedurally fair to such stockholders. We based our belief on, among other things, the following material factors, each of which, in our judgment, supports our views.

•

the factors considered by, and the findings of, the CKx Board with respect to the substantive fairness of the Offer and the Merger to CKx’s stockholders, as described in the Schedule 14D-9 under Item 4 (The Solicitation or Recommendation—Reasons for the Recommendation) and Item 5 (Persons/Assets Retained, Employed, Compensated or Used—Opinion of the Financial Advisor to the CKx Board of Directors), which sections are incorporated herein by reference and the presentation materials filed as exhibits to the Schedule 14D-9 filed by CKx with the SEC in connection with the Offer, which findings and related analyses, as set forth in this Offer to Purchase, we adopt;

•

the factors considered by, and the findings of, the CKx Board with respect to the procedural fairness of the Offer and the Merger to such unaffiliated stockholders as set forth in this Offer to Purchase, as described in the Schedule 14D-9 under Item 4 (The Solicitation or Recommendation—Reasons for the Recommendation), which sections are incorporated herein by reference and which findings and related analyses, as set forth in the Schedule 14D-9, we adopt;

•	the CKx Board determined that the Offer and the Merger represent the best reasonably available alternative to maximize stockholder value with the least risk of non-completion;

•

the Offer Price represents an approximately 24% premium over the closing price of Common Shares on May 9, 2011, the trading day prior to the announcement of the Merger Agreement, and an approximately 38% premium over the average closing price of Common Shares over the six months preceding the announcement of the Merger Agreement;

•	the Offer will provide holders with liquidity at a substantial premium, without the brokerage and other costs typically associated with market sales;

•	the Offer and the Merger, by providing a fixed cash price to CKx’s stockholders, eliminates the risks of the continued and demonstrated volatility of CKx’s equity price on the public markets;

•	CKx’s stockholders will not be obligated to tender the Common Shares in the Offer, and if they so desire, will be able to exercise appraisal rights with respect to the Merger;

•	the Offer is not subject to any financing conditions;

•

a majority of the CKx Board (with Ms. Presley abstaining and Mr. Bloom dissenting) has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer, are advisable and in the best interests of and are fair to CKx and its unaffiliated stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer, and (iii) recommended that the holders of Common Shares accept the Offer, tender their Common Shares into the Offer and, to the extent required by applicable law, approve the Merger Agreement;

•	in making the foregoing recommendations and approvals, the CKx Board retained independent financial advisors and legal counsel to render advice with respect to the proposed transaction;

•

the CKx Board received an opinion delivered on May 9, 2011 from its financial advisor, Gleacher & Company, to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions set forth therein the $5.50 per Common Share in cash to be received by CKx’s stockholders (other than the Excluded Persons), in the Offer and the Merger was fair, from a financial point of view, to such holders, as described in the opinion of Gleacher & Company (see Item 5 (Persons/Assets Retained, Employed, Compensated or Used) and Exhibit (a)(2)(D) in the Schedule 14D-9);

•	unaffiliated stockholders will have sufficient time to make a decision whether or not to tender in the Offer; and

•	we did not participate in or have any influence on the deliberative process of, or the conclusions reached by, the CKx Board or the negotiating positions of the CKx Board.

We also considered the following factors, each of which we considered negative in our considerations concerning the fairness of the terms of the transaction:

•

any stockholder who tenders all of its Common Shares in the Offer (or has its Common Shares converted into cash in the Merger) would not participate in the future earnings or growth of CKx and will not benefit from any future appreciation in the value of CKx;

•	as to the Offer Price, our financial interests are different than the financial interests of CKx’s stockholders that are unaffiliated with us;

•	the risks and costs to CKx if the Offer does not close, including the potential effect on business and customer relationships;

•

because the Offer is conditioned on, among other things, there being validly tendered a number of Common Shares that, together with the Sillerman Shares held in a voting trust in accordance with, or otherwise subject to voting arrangements consistent with, the Sillerman Support Agreement (if any), represents at least a majority of the outstanding Common Shares on a fully diluted basis on the date of purchase, the transaction is not structured so that approval of at least a majority of unaffiliated stockholders is required; and

•

as described in Section II. 5 (Material United States Federal Income Tax Consequences of the Offer and the Merger), the fact that all cash consideration in the transactions will be taxable for U.S. federal income tax purposes.

We did not find it practicable to assign, nor did we assign, relative weights to the individual factors considered in reaching our conclusion as to the fairness of the transaction.

Our consideration of the factors described above reflects our assessment of the fairness of the Offer Price to CKx’s stockholders that are unaffiliated with us in relation to the going-concern value of CKx on a stand-alone basis. Parent, UK Holdco, Offeror, Merger Sub and Apollo Management noted that the CKx Board did not consider the liquidation value of CKx because it considered CKx to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology and because the CKx Board believes that CKx would not be able to readily liquidate or monetize its assets in a manner that would be certain to yield value to CKx and its stockholders in excess of the Offer consideration. Further, Parent, UK Holdco, Offeror, Merger Sub and Apollo Management noted that the CKx Board did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of CKx as a going concern but rather is indicative of historical costs. Parent, UK Holdco, Offeror, Merger Sub and Apollo Management noted that the CKx Board also considered the historical trading prices of Common Shares, including, as discussed above, the fact that the Offer Price represents an approximately 24% premium over the closing price of the Common Shares on May 9, 2011 and an approximately 38% premium over the average closing price of the Common Shares over the six months preceding the announcement of the Merger Agreement and the financial analyses conducted by Gleacher & Company regarding CKx. Parent, UK Holdco, Offeror, Merger Sub and Apollo Management noted that, other than as described in Item 4 (Background of the Transaction) of the Schedule 14D-9, the CKx Board did not consider any other firm offers made for CKx during the last two years as there were no such offers of which the CKx Board was aware.

In addition, under a potential interpretation of the applicability of Rule 13e-3 under the Exchange Act, exercises by the Sillerman Stockholders of their existing Options, any exercise by Merger Sub of the Top-Up Option and any purchases of Common Shares pursuant to the Sillerman Support Agreement or open market purchases effected by Parent, UK Holdco, Offeror or Merger Sub following completion of the Offer could be deemed to be steps in a “going-private” transaction.

If such exercises by the Sillerman Stockholders of their existing Options, any such exercise by Merger Sub of the Top-Up Option and any such purchases pursuant to the Sillerman Support Agreement or in the open market effected by Parent, UK Holdco, Offeror or Merger Sub following completion of the Offer were deemed to be steps in a “going-private” transaction, Parent, UK Holdco, Offeror, Merger Sub and Apollo Management believe that these exercises and purchases would be substantively and procedurally fair to CKx’s unaffiliated stockholders based upon the factors described in Section I. 3 (Position of CKx Regarding the Fairness of the Offer and the Merger) and because the purpose of the Top-Up Option is to deliver CKx stockholders the Offer Price more quickly than would be possible if a vote of CKx stockholders were required, and is only exercisable in a situation where we would already have sufficient voting power to approve the Merger at any meeting of CKx stockholders without the approval of any other stockholder of CKx.

The foregoing discussion of the information and factors considered and given weight by Parent, UK Holdco, Offeror, Merger Sub and Apollo Management in connection with the fairness of the Offer and the Merger and, if applicable, any exercise by the Sillerman Stockholders of their existing Options, any exercise by Merger Sub of the Top-Up Option contemplated by the Merger Agreement and any open market purchases effected by Parent, UK Holdco, Offeror or Merger Sub following completion of the Offer, is not intended to be exhaustive but includes all material factors considered by Parent, UK Holdco, Offeror, Merger Sub and Apollo Management. Parent, UK Holdco, Offeror, Merger Sub and Apollo Management believe that these factors provide a reasonable basis for their position that these transactions are fair to CKx’s unaffiliated stockholders.

7.	Purposes and Reasons of the Sillerman Stockholders for the Transaction

As described above, under the rules governing “going-private” transactions, the Sillerman Stockholders may be deemed to be engaged in a “going-private” transaction and therefore are required to express their reasons for the Offer and the Merger to the unaffiliated stockholders. Also as stated above, the Sillerman Stockholders do not concede that they are affiliates of CKx, or that they may therefore be deemed to be engaged in a “going private” transaction. The Sillerman Stockholders are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act, to the extent they may be applicable. The purposes of the Sillerman Stockholders for engaging in the transactions contemplated by the Support Agreement is to receive cash at the Offer Price for at least one-half of the Sillerman

Shares and, at the election of the Sillerman Stockholders, to retain an indirect ownership interest in CKx, through ownership of Parent Common Shares. Ownership of Parent Common Shares would allow the Sillerman Stockholders to participate in the appreciation in value of CKx following the Merger, but would also subject them to the risk that this appreciation may not be realized and that the value of their interest in Parent could be less, on a per share equivalent basis, than the $5.50 payable in respect of each Common Share in the Offer and the Merger.

8.	Purposes and Reasons of the Trust and Priscilla Presley for the Transaction

As described above, under the rules governing “going-private” transactions, the Trust and Priscilla Presley may be deemed to be engaged in a “going-private” transaction and therefore are required to express their reasons for the Offer and the Merger to the unaffiliated stockholders. The Trust and Priscilla Presley are making the statements included in this section solely for the purposes of complying with the requirements, to the extent so required, of Rule 13e-3 and related rules under the Exchange Act. For Priscilla Presley and for the Trust, the purpose of the transactions is for the Trust to retain an indirect equity interest in CKx through ownership of Parent Preferred Shares and to continue bearing the rewards and risks of such ownership after CKx ceases to be a publicly-traded company.

9.	Purposes and Reasons of Parent, UK Holdco, Offeror, Merger Sub and Apollo Management for the Transaction

As described above, the Offer and the Merger constitute a “going-private” transaction, and any exercise by Merger Sub of the Top-Up Option may be considered a step in a “going-private” transaction. If the Merger is completed, CKx will become a direct wholly-owned subsidiary of Offeror, and an indirect wholly-owned subsidiary of each of UK Holdco and Parent. For Parent, UK Holdco, Offeror and Merger Sub, the purpose for the Offer and the Merger is to effectuate the transactions contemplated by the Merger Agreement. For Apollo Management, the purpose of the Offer and the Merger is for the Apollo Funds to benefit from any future earnings and growth of CKx after the Merger.

Parent, UK Holdco, Offeror, Merger Sub and Apollo Management believe that CKx will benefit from operating as a privately-held entity. As a privately-held entity, CKx will have the flexibility to focus on continuing improvements to its business, including pursuing strategic transactions and acquisitions, without the constraints and distractions caused by the public equity market’s valuation of CKx and the focus on the quarter-to-quarter performance often emphasized by the public markets. Management will benefit from eliminating certain duties required in managing a publicly-traded company, enabling them to devote more of their time and energy to core business operations. As a private company, CKx will also have the ability to build capital, organically grow and make acquisitions through access to the private financial markets. Moreover, Parent, UK Holdco, Offeror, Merger Sub and Apollo Management believe that CKx’s future business prospects can be improved through their active participation in the strategic direction and operations of CKx. For these reasons, other than as described above with respect to Apollo Management’s preliminary discussions in November and December 2010 with CKx regarding a potential preferred stock equity investment in CKx, Parent, UK Holdco, Offeror, Merger Sub and Apollo Management did not consider alternative means to accomplish the purposes described. Although Parent, UK Holdco, Offeror, Merger Sub and Apollo Management believe that there will be significant opportunities associated with an investment in CKx, they realize that there are also substantial risks (including the risks and uncertainties relating to CKx’s prospects).

The purpose of any exercise by Merger Sub of the Top-Up Option following completion of the Offer would be to acquire an additional number of Common Shares sufficient to permit Merger Sub, following the contribution to Merger Sub by Offeror of all Common Shares purchased by Offeror pursuant to the Offer, to effect a “short-form” merger in accordance with the applicable provisions of the DGCL and to thereby acquire the remaining outstanding ownership interests in CKx without requiring a vote of the stockholders of CKx.

10.	Certain Effects of the Offer and the Merger

The purchase of Common Shares pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Common Shares held by the public.

The Common Shares are currently registered under the Exchange Act. Such registration may be terminated upon the application of CKx to the SEC if the Common Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Common Shares. Parent and Offeror do not currently intend to take any action to terminate the registration of the Common Shares under the Exchange Act prior to the Merger but such registration will be terminated following completion of the Merger and may be terminated after the consummation of the Offer but before the completion of the Merger. The termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by CKx to holders of Common Shares and to the SEC and would make certain provisions of the Exchange Act, such as the reporting requirements of Section 13 of the Exchange Act, the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to CKx. In addition, “affiliates” of CKx and persons holding “restricted securities” of CKx may be deprived of the ability to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). If registration of the Common Shares under the Exchange Act were terminated, the Common Shares would no longer be “margin securities” or be eligible for listing on The Nasdaq Global Select Market.

After completion of the Offer, CKx expects to be eligible to elect “controlled company” status pursuant to Nasdaq Rule 5615(c), which means that CKx would be exempt from the requirement that the CKx Board be composed of a majority of “independent directors” and the related rules covering the independence of directors with respect to determining compensation for CKx’s executive officers and nomination of directors for election to the CKx Board. The controlled company exemption does not modify the independence requirements for CKx’s audit committee. We expect CKx to elect “controlled company” status following completion of the Offer. In addition, the listing of Common Shares on The Nasdaq Global Select Market will be terminated upon completion of the Merger. Parent and Offeror do not currently intend to take any action to terminate the listing of the Common Shares on The Nasdaq Global Select Market prior to completion of the Merger, but The Nasdaq Global Select Market could take action to terminate the listing of the Common Shares if CKx ceases to satisfy applicable listing requirements.

At the effective time of the Merger, each Common Share issued and outstanding immediately prior to the effective time of the Merger not tendered into the Offer (other than Common Shares owned, directly or indirectly, by Parent, UK Holdco, Offeror, Merger Sub or CKx or by any stockholder of CKx who is entitled to and properly exercises appraisal rights under Section 262 of the DGCL) will be converted into the right to receive the same price per share as the Offer Price. Options and Restricted Shares will be treated as described below.

Each Option that is outstanding immediately prior to the acceptance for payment by Offeror of Common Shares pursuant to the Offer will be cancelled and, in exchange therefor, CKx will pay to each former holder of any such cancelled Option an amount in cash (without interest, and subject to deduction for any required withholding tax) equal to the product of (i) the excess of the Offer Price over the exercise price per Common Share under such Option and (ii) the number of Common Shares subject to such Option, except that if the exercise price per Common Share of any Option is equal to or greater than the Offer Price, then such Option will be cancelled without any cash payment being made in respect thereof. The foregoing treatment of Options will not apply to Options held by the Sillerman Stockholders to the extent elected by Parent under the Sillerman Support Agreement, which, if requested by Parent prior to the acceptance for payment by Offeror of Common Shares pursuant to the Offer, will be exercised by each Sillerman Stockholder in order to cause the number of Common

Shares held by Parent and Offeror to equal the lowest number of Common Shares that, when added to (A) any Common Shares acquired by Offeror pursuant to the Offer, (B) any Common Shares contributable or sellable to Parent (or its affiliate) (as described below in this sentence) and (C) any Common Shares issued pursuant to the Top-Up Option, constitutes one share more than 90% of the total Common Shares then outstanding (determined on a fully diluted basis), in which case such Sillerman Stockholder will exercise such Options on a cashless basis and contribute or sell the Common Shares received by such Sillerman Stockholder in exchange therefor to Parent (or its affiliate).

Each holder of a Restricted Share will have the right to tender such Restricted Share into the Offer, subject to and contingent upon the occurrence of the acceptance for payment by Offeror of Common Shares pursuant to the Offer. Upon such acceptance, each such Restricted Share that is tendered into the Offer will become fully vested and, to the extent not withheld to satisfy tax withholding obligations, will be treated the same as other Common Shares properly tendered into the Offer. Each Restricted Share which is not so tendered into the Offer will become fully vested at the time of such acceptance and, at the effective time of the Merger, will be cancelled and converted into the right to receive, the same price per share as the Offer Price.

At the effective time of the Merger, each Series B Preferred Share and the Series C Preferred Share issued and outstanding immediately prior to the effective time of the Merger will be contributed to Parent (or its affiliate) in exchange for Parent Preferred Shares on the terms and subject to the conditions set forth in the Promenade Support Agreement.

Immediately following the effective time of the Merger, the entire equity in the surviving corporation will be indirectly held by Parent, and Parent will be beneficially owned by the Apollo Funds, the Sillerman Stockholders (assuming the Sillerman Stockholders elect to receive Parent Common Shares as provided by the Sillerman Support Agreement) and the Trust, as described under Section I. 2 (The Support Agreements) and Section I. 12 (Interests of CKx’s Directors and Executive Officers in the Offer and the Merger). Immediately following completion of the Merger, the Apollo Funds, the Sillerman Stockholders (assuming the Sillerman Stockholders elect to receive Parent Common Shares as provided by the Sillerman Support Agreement) and the Trust will be the sole beneficiaries of CKx’s future earnings and growth, if any, and will be entitled to vote on corporate matters affecting the surviving corporation following the Merger. Similarly, the Apollo Funds, the Sillerman Stockholders (assuming the Sillerman Stockholders elect to receive Parent Common Shares as provided by the Sillerman Support Agreement) and the Trust will also bear the risks of ongoing operations, including the risks of any decrease in CKx’s value after the Merger.

11.	Purposes, Reasons and Plans for CKx after the Merger

Parent, UK Holdco, Offeror, Merger Sub and Apollo Management expect that, upon consummation of the Merger (with the exception of the transactions contemplated in connection with the Merger as described in this Offer to Purchase), the operations of CKx will be conducted substantially as they currently are being conducted. Parent, UK Holdco, Offeror, Merger Sub and Apollo Management do not have any current intentions, plans or proposals to cause CKx to engage in any of the following, other than in connection with CKx’s current strategic planning:

•	an extraordinary corporate transaction following consummation of the Offer and the Merger involving CKx’s corporate structure, business or management, such as a merger, reorganization or liquidation,

•	the relocation of any material operations or sale or transfer of a material amount of assets, or

•	any other material changes in CKx’s business.

Nevertheless, following consummation of the Offer and the Merger, Parent and the management and/or the board of directors of the surviving corporation may initiate a review of the surviving corporation and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the Offer and the Merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in the types of transactions set forth above if the management and/or board of directors of the surviving corporation decides that such transactions are in the best interest of the surviving corporation upon such review. Parent, UK Holdco, Offeror, Merger Sub, Apollo Management and the surviving corporation expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.

Parent, UK Holdco, Offeror, Merger Sub and Apollo Management reserve the right to purchase, following the consummation or termination of the Offer, additional Common Shares in the open market, pursuant to the Sillerman Support Agreement (as described above), pursuant to the Merger, in privately negotiated transactions, in another tender offer or exchange offer or otherwise. In addition, in the event that the Merger is not consummated for any reason, Parent, UK Holdco, Offeror, Merger Sub and Apollo Management will evaluate other alternatives. Such alternatives could include proposing a merger on terms other than those described above, purchasing additional Common Shares pursuant to the Sillerman Support Agreement or purchasing or selling additional Common Shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise, or taking no further action to acquire additional Common Shares. Any additional purchases of Common Shares could be at a price greater or less than the price to be paid for Common Shares in the Offer and could be for cash or other consideration. Alternatively, Parent, UK Holdco, Offeror, Merger Sub and Apollo Management or any of our affiliates may sell or otherwise dispose of any or all Common Shares acquired in the Offer or otherwise. Each such transaction may be effected on terms and at prices then determined by us or our applicable affiliate, which may vary from the terms and price in the Offer.

12.	Interests of CKx’s Directors and Executive Officers in the Offer and the Merger

In considering the recommendation of the CKx Board to tender Common Shares in the Offer, stockholders should be aware that CKx’s executive officers and directors have agreements or arrangements that may provide them with interests that may differ from, or be in addition to, those of stockholders generally. The CKx Board was aware of these agreements and arrangements during its deliberations of the merits of the Merger Agreement and in determining to make the recommendation set forth in the Schedule 14D-9.

Promenade Support Agreement

As described above, the sole beneficiary of the Trust is Lisa Marie Presley, and Priscilla Presley is one of the directors of CKx and a trustee of the Trust. The Trust is party to the Promenade Support Agreement pursuant to which, among other things, the Trust is obligated to contribute all of its Preferred Shares to Parent (or its affiliate) prior to the Merger for Parent Preferred Shares. After the completion of the Merger, the Trust will be entitled to designate at least one designee to serve on the board of directors of Parent (or its affiliate that issues the Parent Preferred Shares), with the same compensation, expense reimbursement and other benefits as any independent director of such entity. The Trust is also entitled, upon the effectiveness of the Merger, to reimbursement for all reasonable documented out-of-pocket expenses (including attorney’s fees) incurred by or on its behalf in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Promenade Support Agreement in an amount not to exceed $250,000, in the aggregate. In addition, to the extent Apollo Management or its affiliates receive a transaction or monitoring fee in connection with or following the Offer, the Merger and the other transactions contemplated by the Merger Agreement, the Trust will receive a portion of such fees based on its pro rata ownership of Parent (or its affiliate that issues the Parent Preferred Shares) as determined on an as-converted basis.

Indemnification and Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Parent and Merger Sub agreed that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the effective time of the Merger, whether asserted or claimed prior to, at or after the effective time of the Merger, now existing in favor of the current or former directors, officers or employees of CKx or any of its subsidiaries as provided in their respective certificate of incorporation or bylaws or other organizational documents or in any agreement will survive the Offer or the Merger and will continue in full force and effect and will not be, for a period of six years from the date of closing of the Merger Agreement, modified in any manner that would adversely affect the rights thereunder of any individuals who at the effective time of the Merger were current or former directors, officers or employees of CKx or any of its subsidiaries.

Parent also agreed pursuant to the Merger Agreement, for a period of six years after the effective time of the Merger, to cause to be maintained in effect the current or substitute policies of officers’ and directors’ liability insurance maintained by CKx and its subsidiaries, up to a maximum annual amount equal to 300% of the annual premium currently paid by CKx under the current policies, but in such case shall purchase as much coverage as may be obtained for such amount. Alternatively, CKx will be entitled to purchase, prior to the date of closing of the Merger, a “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by CKx with respect to matters arising on or before the effective time of the Merger.

Effect of the Offer and the Merger on Common Shares, Restricted Shares and Options held by Directors and Executives Officers; Golden Parachute Compensation

If the CKx directors and executive officers were to tender any Common Shares they own pursuant to the Offer, excluding Restricted Shares, which are discussed below, they would receive the same cash consideration on the same terms and conditions as the other CKx stockholders in the Offer. As of May 12, 2011, the CKx directors and executive officers set forth on Item 3 (Past Contacts, Transactions, Negotiations and Agreements—Arrangements with Directors and Executive Officers of the Company — Consideration Payable Pursuant to the Offer) of the Schedule 14D-9, which is herein incorporated by reference, owned an aggregate number of 4,360,739 Common Shares, excluding Restricted Shares. Priscilla Presley owns 6,000 Common Shares. In light of the Promenade Support Agreement Act, Ms. Presley has agreed not to tender such Common Shares pursuant to the Offer. In addition, the Schedule 14D-9 states that, to CKx’s knowledge, after making reasonable inquiry, CKx has been advised that Michael G. Ferrel, Howard J. Tytel, Edwin M. Banks, Jack Langer, Jacques D. Kerrest, Kathleen Dore, Thomas P. Benson and Kraig G. Fox intend to tender all of their Common Shares pursuant to the Offer. Mr. Bloom has not made a decision as to whether or not he intends to support the Offer or tender any of his Common Shares into the Offer. If the CKx directors and executive officers were to tender all such Common Shares for purchase pursuant to the Offer and those Common Shares were accepted for purchase by Offeror, the CKx directors and executive officers would receive an aggregate of $23,984,065 in cash under the terms of the Offer.

As of May 12, 2011, the CKx directors and executive officers held 613,500 Options and 1,000 Restricted Shares. Any Options and Restricted Shares held by the CKx directors and executive officers were issued pursuant to the CKx 2005 Omnibus Long-Term Incentive Compensation Plan.

Under the Merger Agreement, each Option, whether vested or unvested (including Options held by executive officers and directors), that is outstanding immediately prior to the acceptance for payment by Offeror of Common Shares pursuant to the Offer will be cancelled in exchange for a cash payment (without interest, and subject to deduction for any required tax withholding), to be made as soon as practicable following the acceptance for payment by Offeror of Common Shares pursuant to the Offer equal to the product of (i) the excess, if any, of the Offer Price over the per-Common Share exercise price under such Option and (ii) the number of Common Shares subject to such Option. In addition, under the Merger Agreement, each holder of Restricted Shares, including executive officers and directors, will have the right to tender the holder’s Restricted Shares into the Offer, subject to and contingent upon the acceptance for payment by Offeror of Common Shares pursuant to the Offer, at which time each tendered Restricted Share will fully vest and be treated the same as other Common Shares properly tendered into the Offer and will receive the Offer Price. Each Restricted Share that is not tendered into the Offer will become fully vested upon the acceptance for payment by Offeror of Common Shares pursuant to the Offer and, upon the effective time of the Merger, will be cancelled and converted into the Offer Price.

The following tables summarize, with respect to (i) each CKx director and (ii) each CKx named executive officer, the aggregate value, as of May 12, 2011, of the Options and Restricted Shares held by each such director and named executive officer, based on the Offer Price. CKx has no executive officers other than the named executive officers.

Name	Common Shares Subject to Unvested Stock Options (#)	Aggregate Spread Value of Unvested Stock Options ($)	Common Shares Subject to Vested Stock Options (#)	Aggregate Spread Value of Vested Stock Options ($)	Restricted Common Shares (#)	Total Value of Restricted Common Shares ($)
Edwin M. Banks, Director	0	0	0	0	0	0
Bryan E. Bloom, Director	0	0	0	0	0	0
Kathleen Dore, Director	0	0	0	0	0	0
Jack Langer, Director	0	0	0	0	0	0
Jacques D. Kerrest, Director	0	0	0	0	0	0
Priscilla Presley, Director	0	0	0	0	0	0
Michael G. Ferrel, Chief Executive Officer and Chairman of the Board	0	0	0	0	0	0
Howard J. Tytel, Senior Executive Vice President, Director of Legal and Government Affairs, Director	160,000	78,600	65,000	52,400	0	0
Thomas P. Benson, Executive Vice President, Chief Financial Officer, Treasurer	160,000	78,600	65,000	52,400	0	0
Kraig G. Fox, Executive Vice President, Chief Operating Officer	114,400	39,300	49,100	26,200	1,000	5,500

CKx is party to employment agreements that provide change of control and severance benefits to certain of its named executive officers, including Michael G. Ferrel, Howard J. Tytel, Thomas P. Benson and Kraig G. Fox. Although Messrs. Sillerman, Fuller and Robert Dodds are named executive officers based on the CKx Form 10-K, each of these officers’ employment was terminated in 2010, and none of these officers would, except as described below, receive any payments or benefits in connection with the Offer or the Merger. CKx has no executive officers other than the named executive officers.

Employment Agreement for Mr. Ferrel

Under the employment agreement for Michael G. Ferrel, the consummation of the Offer (either alone or in combination with the Merger) would constitute a “change of control” of CKx. In the event that his employment is terminated without “cause” or there is a “constructive termination without cause” within twelve months following a change of control of CKx, he is entitled to receive from CKx: (i) base salary through the date of his termination of employment in a lump sum; (ii) an additional lump-sum cash amount equal to the product of 2.99 and the average annual compensation received by Mr. Ferrel from CKx over the five calendar years immediately preceding the date of his termination of employment, which amount is reduced by the value of any benefit received from the acceleration of lapsing of restrictions on Restricted Shares or vesting of Options so that the payment will not constitute an “excess parachute payment” as defined by Section 280G of the Internal Revenue Code; and (iii) $250,000 in exchange for his agreeing to comply with restrictive covenants for six months after his termination of employment.

Upon such a termination, Mr. Ferrel is also entitled to receive continuation of health, welfare and life insurance benefits for two years after his termination of employment (with no additional cost or charge payable by the executive), reduced by one month for each full month that he has been employed by CKx pursuant to his employment agreement after February 1, 2011 and prior to the date of termination of employment (provided that benefits continuation will not be less than twelve months). If providing benefits continuation under the terms of

CKx plans would cause an adverse tax effect, CKx may provide Mr. Ferrel with equivalent cash payments in lieu of coverage under the plans at the same time that plan benefits would otherwise be taxable to him.

Effective May 17, 2011, the employment agreement for Mr. Ferrel was amended to provide that (i) a resignation by him for any reason during the 30-day period following six months after the effective time of the Merger or a termination of his employment without cause during the six-month period after the effective time of the Merger will be treated as a “constructive termination without cause,” and (ii) if he resigns during such 30-day period or is terminated without cause during such six-month period, he will be entitled to receive the greater of the severance amounts described above calculated as of (x) the effective time of the Merger or (y) the date of his resignation or termination (provided that in each case the severance amount will be reduced to the greatest amount that will result in no portion being treated as an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code if the after-tax proceeds to Mr. Ferrel would be greater as a result of such reduction).

For purposes of Mr. Ferrel’s employment agreement:

•

“Cause” means (i) the executive engages in any intentional act of fraud against CKx; (ii) the executive engages in willful malfeasance or gross negligence in his performance of the employment agreement or his capacity as an employee of CKx; (iii) the executive’s refusal to perform the duties required or requested of him consistent with his obligations under the employment agreement; (iv) the executive’s conviction of a felony or entering a plea of nolo contendere to a felony charge; (v) a willful violation by the executive of the written policies of CKx; (vi) a willful unauthorized disclosure by the executive of trade secrets or other confidential information of CKx; (vii) a willful failure by the executive to cooperate with a bona fide internal investigation or any investigation of CKx or an employee thereof by any governmental or regulatory authority; (viii) a willful failure to preserve, or intentional destruction of, documents or other materials known to be relevant to a bona fide internal investigation or any investigation of CKx or an employee thereof by any governmental or regulatory authority; or (ix) willful inducement by the executive of others to fail to cooperate in any bona fide internal investigation or any investigation of CKx or an employee thereof by any governmental or regulatory authority.

•

“Constructive termination without cause” means the termination of the executive’s employment at his initiative after, without his prior written consent, one or more of the following events which is uncured by CKx within 30 days after written notice of such event: (i) requiring him to report to any person other than directly and exclusively to the CKx Board; (ii) any material diminution in duties, authority, or responsibilities; (iii) a material breach by CKx of the employment agreement; (iv) a material reduction in base salary; or (v) relocating the executive’s principal place of work to more than 25 miles from its current location.

Employment Agreements for Messrs. Tytel and Benson.

Under the employment agreements for Messrs. Tytel and Benson, the consummation of the Offer (either alone or in combination with the Merger) would constitute a “change of control” of CKx. In the event that the executive’s employment is terminated without “cause” or there is a “constructive termination without cause,” in each case within twelve months following a change of control of CKx, each executive is entitled to receive from CKx: (i) his base salary through the date of termination of employment in a lump sum; and (ii) an additional lump-sum cash amount equal to the greater of (x) two years’ base salary in effect at the time of the executive’s termination of employment, reduced by 1/24th for each full month that the executive has been employed by CKx pursuant to the executive’s employment agreement after February 1, 2011 and prior to the date of termination of employment (provided that the payment will not be reduced below the amount of the executive’s annual base salary in effect at the time of his termination of employment), and (y) one year’s base salary in effect at the time of the executive’s termination of employment plus the amount of the executive’s annual target cash bonus specified for the year in which such termination of employment occurs. Upon such a termination, the executive is also entitled to receive continuation of health, welfare and life insurance benefits for two years after his termination of employment (with no additional cost or charge payable by the executive), reduced by one month for each full month that the executive has been employed by CKx pursuant to the executive’s employment agreement after February 1, 2011 and prior to the date of termination of employment (provided that benefits continuation will not be less than twelve months). If providing benefits continuation under the terms of CKx plans would cause an adverse tax effect, CKx may provide the executive with equivalent cash payments in lieu of coverage under the plans at the same time that plan benefits would otherwise be taxable to the executive.

Effective May 17, 2011, the employment agreements for Messrs. Tytel and Benson were amended to provide that (i) a resignation by either of them for any reason during the 30-day period following six months after the effective time of the Merger or a termination of employment without cause during the six-month period after the effective time of the Merger will be treated as a “constructive termination without cause,” and (ii) if either of them resigns during such 30-day period or is terminated without cause during such six-month period, he will be entitled to receive the greater of the severance amounts described above calculated as of (x) the effective time of the Merger or (y) the date of his resignation or termination (provided that in each case the severance amount will be reduced to the greatest amount that will result in no portion being treated as an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code if the after-tax proceeds to the executive would be greater as a result of such reduction).

For purposes of Mr. Tytel’s and Mr. Benson’s employment agreements:

•	“Cause” has the definition set forth in Mr. Ferrel’s employment agreement (summarized above).

•

“Constructive termination without cause” means the termination of the executive’s employment at his initiative after, without his prior written consent, one or more of the following events which is uncured by CKx within 30 days after written notice of such event: (i) the failure to elect the executive to any of the positions described in his employment agreement; (ii) any material diminution or adverse change in the duties, authority, responsibilities, or positions of the executive; (iii) the removal of the executive from any executive management position in a manner contrary to his employment agreement or CKx’s then-effective certificate of incorporation or by-laws; (iv) the assignment to the executive of duties or responsibilities that result in a material and permanent adverse change in the executive’s reporting relationship to other executive positions within CKx; or (v) a reduction in base salary or target bonus.

Employment Agreement for Kraig G. Fox

Under the employment agreement for Kraig G. Fox, the consummation of the Offer (either alone or in combination with the Merger) would constitute a “change of control” of CKx. For the 60-day period following the consummation of a change of control of CKx, Mr. Fox may elect to terminate his employment and accelerate the expiration date of his employment agreement, in which case he will be entitled to the following payments and benefits: (i) a lump-sum cash payment of his base salary through the date of his termination of employment; (ii) a lump-sum cash payment of three years’ base salary in effect at the time of his termination of employment; (iii) a cash bonus for each partial or full year remaining in the term of the employment agreement equal to the average of all bonuses paid or earned during the term of the employment agreement prior to his termination of employment; and (iv) continuation of health, welfare and life insurance benefits and perquisites (with no additional cost or charge payable by Mr. Fox) through the term of the employment agreement. If providing benefits continuation under the terms of CKx plans would cause an adverse tax effect, CKx may provide Mr. Fox with equivalent cash payments in lieu of coverage under the plans at the same time that plan benefits would otherwise be taxable to him.

Upon a change of control of CKx, all Restricted Shares and Options held by Mr. Fox vest in full and (in the case of Options) remain exercisable for the full maximum term of the original grant or 10 years from the date of the change of control, whichever is greater. Additionally, Mr. Fox’s noncompete obligations expire upon a change of control of CKx, and under the terms of his employment agreement, in the event his change-of-control payments constitute “excess parachute payments,” Mr. Fox is entitled to receive an additional tax-gross up payment to cover any excise, federal or state income taxes on all change-of-control payments and gross-up payments received by him such that he receives all change-of-control payments without any deduction for taxes.

For purposes of Mr. Fox’s employment agreement:

•

“Cause” means (i) the executive is convicted of, or enters a no contest plea to either a felony involving moral turpitude or a misdemeanor involving moral turpitude which would render the executive unable to perform his duties set forth in the employment agreement; (ii) the executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under the employment agreement, resulting in material economic harm to CKx; (iii) the executive’s disloyalty, willful non-performance or willful misconduct or neglect (whether the neglect arises from an act(s) or failure(s) to act) of his duties under the employment agreement after (w) written notice to the executive from either the CKx Board or the chairman of the CKx Board, with reasonable specification of the matter(s) giving rise to the notice, including notice of CKx’s intent to terminate the executive’s employment due to the matter(s) described in such notice, and further stating the CKx Board’s or the chairman’s reasoned conclusion that it is impossible for the executive to cure the matter(s) giving rise to the notice within 30 days from the notice, (x) the opportunity for the executive to respond in writing to the written notice, with the assistance of any counsel deemed appropriate by the executive (but at the executive’s expense) not sooner than ten regular business days after delivery of the written notice, (y) the opportunity for the executive to be heard and to orally present his position during a confidential meeting of the entire CKx Board within ten business days after the executive’s delivery to CKx of the executive’s written response to the written notice, and (z) a vote of not less than 66% of all members of the CKx Board finding that the matter(s) specified in the written notice constitute “cause” for purposes of the employment agreement; or (iv) any finding by the SEC pertaining to the executive which, in the opinion of independent counsel selected by CKx, could reasonably be expected to impair or impede the employer’s ability to register, list, or otherwise offer its stock to the public, or following any initial public offering, to maintain itself as a publicly-traded company.

•

“Constructive termination without cause” means the termination of the executive’s employment at his initiative after, without his prior written consent, one or more of the following events: (i) a reduction in base salary, or the uncured failure by CKx to fulfill its obligations under the employment agreement within 30 days after written notice from the executive; (ii) the failure to elect the executive to any position set forth in the employment agreement; (iii) any material diminution or adverse change in duties, authority, responsibilities, or positions; (iv) any attempt to remove the executive from any executive management position in a manner contrary to the employment agreement or CKx’s then-effective certificate of incorporation or by-laws; (v) the assignment to the executive of duties or responsibilities that are materially inconsistent or different from those customarily performed by a person holding the executive management positions to be held by the executive; (vi) the failure of CKx to obtain the assumption in writing of its obligation to perform this agreement by any successor to all or substantially all of the assets or business of CKx after a merger, consolidation, sale, or similar transaction; or (vii) the commencement by or against CKx or any of its material subsidiaries of a voluntary or involuntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law, or seeking the appointment of a trustee, receiver, liquidator, or custodian of it or any substantial part of its property, and consent by CKx or any such material subsidiary to any such relief, or the making of a general assignment for the benefit of creditors, or failure generally to pay its debts as they become due, or taking any corporate action to authorize any of the foregoing.

Cancellation of Vested Options Held by Messrs. Sillerman and Fuller.

As discussed above, each Option, whether vested or unvested, that is outstanding immediately prior to the acceptance for payment by Offeror of Common Shares pursuant to the Offer will be cancelled in exchange for a cash payment equal to the product of (i) the excess, if any, of the Offer Price over the per-Common Share exercise price under such Option and (ii) the number of Common Shares subject to such Option. Although Messrs. Sillerman and Fuller are no longer employed by CKx, each of them holds 250,000 vested Options with an exercise price of $4.19 per Common Share. In addition, Mr. Sillerman holds 350,000 vested Options with an exercise price of $5.66 per Common Share and Mr. Fuller owns 100,000 vested Options with an exercise price of $12.20 per Common Share. Except as otherwise provided in the Sillerman Support Agreement with respect to such Options held by Mr. Sillerman, such Options will be cancelled in exchange for a cash payment computed in the manner described above in connection with the Offer and the Merger (see table above). See Section I. 2 (The Support Agreements) of this Offer to Purchase for more information.

In addition to the interests described above, the compensation committee of the CKx Board may determine to pay annual bonuses in respect of the 2011 fiscal year to Messrs. Ferrel, Tytel, Benson and Fox at any time prior to the acceptance for payment by Offeror of Common Shares pursuant to the Offer, in an aggregate amount not to exceed $2,000,000.

The table below quantifies the aggregate payments and benefits that would become payable to CKx’s named executive officers upon or in connection with certain terminations of employment after a change of control of CKx. The payments and benefits shown in the table below assume that the relevant event triggering the payment or benefit occurred on May 12, 2011.

Name (a)	Cash(1) ($)(b)	Equity(2) ($)(c)	Perquisites/ Benefits(3) ($)(d)	Tax Reimbursement(4) ($)(e)	Other(5) ($)(f)	Total ($)(g)
Michael G. Ferrel Chairman and Chief Executive Officer	1,944,551	0	0	0	250,000	2,194,551
Robert F.X. Sillerman Former Chairman and Chief Executive Officer	0	327,500	0	0	0	327,500
Thomas P. Benson Executive Vice President, Chief Financial Officer and Treasurer	1,225,000	131,000	30,157	0	0	1,386,157
Howard J. Tytel Senior Executive Vice President, Director of Legal and Governmental Affairs	1,487,500	131,000	40,018	0	0	1,658,518
Kraig G. Fox Executive Vice President, Chief Operating Officer	2,075,000	71,000	86,038	3,976,274	0	6,208,312
Simon Fuller Former Chief Executive Officer of 19 Entertainment Limited	0	327,500	0	0	0	327,500
Robert Dodds Former Chief Executive Officer of 19 Entertainment Limited	0	0	0	0	0	0

(1)	Equals the aggregate dollar value of all double-trigger cash severance payments payable to the executives assuming a qualifying termination of employment (i.e., a termination without “cause” or a “constructive termination without cause”) occurs on the day of the change of control of CKx, including lump-sum payments of base salary and, in the case of Mr. Fox, a bonus of $500,000. See the narrative disclosures above for more information.

(2)	Equals the aggregate dollar value of the following single-trigger amounts: (i) in the case of Mr. Fox, 1,000 Restricted Shares for which vesting would be accelerated upon the Acceptance Time that would be converted at the effective time of the Merger into $5,500; and (ii) in the case of Messrs. Sillerman, Benson, Tytel, Fuller, and Fox, the cancellation of in-the-money Stock Options upon the Acceptance Time. Specifically: each of Messrs. Sillerman and Fuller holds 250,000 vested in-the-money Stock Options with an exercise price of $4.19 per Share for a total value of $327,500; each of Messrs. Tytel and Benson holds 60,000 unvested in-the-money Stock Options with an exercise price of $4.19 per Share and 40,000 vested in-the-money Stock Options with an exercise price of $4.19 per Share for a total value of $131,000; and Mr. Fox holds 30,000 unvested in-the-money Stock Options with an exercise price of $4.19 per Share and 20,000 vested in-the-money Stock Options with an exercise price of $4.19 per Share for a total value of $65,500. See the narrative disclosures above for more information.

(3)	Equals the aggregate dollar value of double-trigger health and welfare benefits continuation assuming a qualifying termination of employment (i.e., a termination without “cause” or a “constructive termination without cause”) occurs on the day of the change of control of CKx based on the assumptions used for financial reporting purposes under generally accepted accounting principles. See the narrative disclosures above for more information.

(4)	Under the terms of Mr. Fox’s employment agreement, in the event his change-of-control payments constitute “excess parachute payments,” Mr. Fox is entitled to receive an additional tax gross-up payment to cover any excise, federal or state income taxes on all change-of-control payments and gross-up payments received by him such that he receives all change-of-control payments without any deduction for taxes.

(5)	In the case of Mr. Ferrel, this includes $250,000 in double-trigger payments exchange for his agreeing to comply with restrictive covenants for six months after a qualifying termination of employment after a change of control of CKx. The table does not include the annual bonuses in respect of the 2011 fiscal year that may be paid to Messrs. Ferrel, Tytel, Benson and Fox. See the narrative disclosures above for more information.

13.	Certain Relationships Between the Trust or Priscilla Presley and CKx

Priscilla Presley is a director of CKx and is a consultant to EPE Holding Corporation, one of CKx’s subsidiaries.

Other than as set forth in this section and other than in respect of those arrangements described in Section I. 1 (Background of the Offer) and Section I. 17 (The Merger Agreement and Certain Other Agreements) of this Offer to Purchase, there are no relationships between the Trust or Priscilla Presley or any of their respective affiliates, on the one hand, and CKx or any of its affiliates, on the other hand, that would require disclosure under the rules and regulations of the SEC applicable to this Offer to Purchase.

14.	Certain Relationship Between the Sillerman Stockholders and CKx

Employment Agreement

On February 8, 2005, CKx entered into an employment agreement with Mr. Sillerman for a term of six years for an initial annual base salary of $650,000, to be increased annually by the greater of 5% or the rate of inflation. Mr. Sillerman was also entitled to a bonus to be determined annually in the discretion of, and on the recommendation of, the compensation committee of the CKx Board. The employment agreement included a non-competition agreement, subject to termination in certain circumstances. Mr. Sillerman’s employment agreement further provided for certain payments to be made to Mr. Sillerman or his estate upon his death or disability. In January 2008, Mr. Sillerman’s employment agreement with CKx was amended to allow him to serve as chairman and chief executive officer of FX Real Estate and Entertainment Inc. (currently known as Circle Entertainment, Inc.) (“FXRE”). In January 2009, Mr. Sillerman’s employment agreement was amended and restated for the purpose of compliance with Section 409A of the Internal Revenue Code.

Services Arrangements

Under the terms of their employment agreements, certain of CKx’s employees were permitted to spend a portion of their time providing services for Mr. Sillerman and/or certain of his affiliates. In addition, certain of CKx’s non-management employees provided services for Mr. Sillerman and/or certain of his affiliates. CKx valued the services provided to Mr. Sillerman at $173,867 for the year ended December 31, 2009 and $107,080 for the year ended December 31, 2010, and reduced the compensation otherwise payable to Mr. Sillerman by the same amounts.

Prior to June 30, 2009, CKx was party to a shared services agreement with FXRE, pursuant to which certain of CKx’s employees, including members of senior management, provided services for FXRE, and certain of FXRE’s employees, including members of senior management, were available to provide services to CKx. The services provided pursuant to the shared services agreement included management, legal, accounting and administrative. The agreement was terminated by mutual agreement effective as of June 30, 2009. No amounts were paid under this agreement for services in 2009.

Severance and Consulting Agreement

In connection with Mr. Sillerman’s resignation as Chairman of the Board of Directors and Chief Executive Officer of CKx on May 7, 2010, Mr. Sillerman entered into a separation and consulting agreement with CKx. Under the terms of this agreement, CKx agreed to treat Mr. Sillerman’s resignation as a “constructive termination without cause.” As a result, Mr. Sillerman received a cash severance payment of $3,316,749, CKx reimbursed Mr. Sillerman for certain unreimbursed business expenses incurred prior to separation, and Mr. Sillerman received a cash payment of $95,721 in respect of his accrued but unused vacation. CKx also agreed to provide Mr. Sillerman with $25,000 in each of 2010, 2011 and 2012, and $10,000 each year thereafter, to cover certain of Mr. Sillerman’s health insurance costs. Also, pursuant to the terms of the agreement, all of Mr. Sillerman’s Options became immediately exercisable, and, subject to Mr. Sillerman’s compliance with certain terms of the separation and consulting agreement, would remain exercisable for the remainder of their original term.

The separation and consulting agreement continued arrangements under Mr. Sillerman’s employment agreement, pursuant to which CKx is obligated to provide Mr. Sillerman with a “golden parachute” excise tax gross-up in certain circumstances. The separation and consulting agreement also continued the indemnification and confidentiality provisions of Mr. Sillerman’s employment agreement, provided for a release by Mr. Sillerman of claims against CKx and included a mutual non-disparagement agreement.

In addition, the separation and consulting agreement provided for a non-exclusive, one year consulting arrangement whereby Mr. Sillerman received a consulting fee of $1 million, and is reimbursed for the monthly cost of reasonable office space, an administrative assistant and a car and driver, not to exceed $25,000 per month, until December 31, 2011.

Elvis Presley Enterprises and Muhammad Ali Enterprises

In June 2007, Elvis Presley Enterprises, Inc. (“EPE”), a majority-owned subsidiary of CKx, entered into a worldwide license agreement with FXRE, granting FXRE the exclusive right to utilize Elvis Presley-related intellectual property. Also, Muhammad Ali Enterprises, LLC, a subsidiary of CKx (the “Ali Business”), entered into a worldwide license agreement with FXRE, granting FXRE the right to utilize certain Muhammad Ali-related intellectual property. Under the terms of the license agreements, FXRE was required to pay to EPE and the Ali Business a specified percentage of the gross revenue generated by the licensed intellectual property, subject to a guaranteed annual minimum royalty during. On March 9, 2009, following FXRE’s failure to make the $10 million annual guaranteed minimum royalty payments for 2008, EPE and the Ali Business entered into a Termination, Settlement and Release agreement with FXRE, terminating the license agreements and providing for mutual releases. The agreement also provided that EPE and the Ali Business would receive 10% of any future net proceeds or fees received by FXRE from the sale and/or development of certain properties of FXRE in Las Vegas, up to a maximum of $10 million. FXRE had the right to buy-out this participation right at any time prior to April 9, 2014 for specified consideration. FXRE no longer owns the Las Vegas properties.

650 Madison Avenue

CKx subleases from a third party the entire 16th and a portion of the 15th floors at 650 Madison Avenue, its principal corporate offices in New York City. CKx sublicenses a portion of the 15th floor to each of Flag Anguilla Management, Flag Luxury Properties and FXRE, companies affiliated with Mr. Sillerman. CKx is responsible for payment of the full rental amount each month to the sublandlord, and each of Flag Anguilla, Flag Luxury Properties and FXRE pays to CKx its pro rata share of the rent for the space it occupies. Each of these arrangements expires in 2013, is terminable at the option of Flag Anguilla, Flag Luxury Properties and FXRE, respectively, on 90 days written notice, and is terminable by CKx upon the failure make a rental payment when due, subject to a five day cure period.

Deutsche Bank Pledge

Mr. Sillerman has pledged a total of 15,626,919 Common Shares owned by him to Deutsche Bank Trust Company Americas to secure a personal loan.

Other than as set forth in this section and other than in respect of those arrangements described in Section I. 1 (Background of the Offer) and Section I. 17 (The Merger Agreement and Certain Other Agreements) of this Offer to Purchase, there are no relationships between any of the Sillerman Stockholders or any of their respective affiliates, on the one hand, and CKx or any of its affiliates, on the other hand, that would require disclosure under the rules and regulations of the SEC applicable to this Offer to Purchase.

15.	Certain Relationships Between Parent, UK Holdco, Offeror, Merger Sub or Apollo Management and CKx

There are no relationships between Parent, UK Holdco, Offeror, Merger Sub or Apollo Management or any of their respective affiliates, on the one hand, and CKx or any of its affiliates, on the other hand, that would require disclosure under the rules and regulations of the SEC applicable to this Offer to Purchase other than in respect of the Merger Agreement and those arrangements described in Section I. 1 (Background of the Offer) and Section I. 17 (The Merger Agreement and Certain Other Agreements) of this Offer to Purchase.

16.	Security Ownership of Certain Beneficial Owners and Management

The information contained in Annex A to the Schedule 14D-9 under “Security Ownership of Certain Beneficial Owners and Management” is incorporated herein by reference.

17.	The Merger Agreement and Certain Other Agreements

The following summary of certain provisions of the Merger Agreement is qualified by reference to the Merger Agreement itself (as amended), which is attached to the Schedule TO as Exhibits (d)(1) and (d)(2) and incorporated herein by reference. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

The Offer

The Merger Agreement provides that Offeror will commence the Offer not later than May 17, 2011. The obligations of Offeror to accept for payment and pay for any Common Shares tendered pursuant to the Offer are subject to the satisfaction or waiver by Offeror of the Offer Conditions and the terms and conditions of the

Merger Agreement. Offeror expressly reserves the right, in its sole discretion, to waive any Offer Condition, in whole or in part, at any time or from time to time, or to modify the terms or conditions of the Offer, except that, without the written consent of CKx, Offeror is not permitted to:

•	reduce the Offer Price;

•	change the form of consideration payable in the Offer (other than by adding consideration);

•	reduce the number of Common Shares subject to the Offer;

•	waive or change the Minimum Condition;

•	add to the Offer Conditions;

•	extend the expiration of the Offer except as required or permitted by the Merger Agreement (as discussed below); or

•	modify any Offer Condition or any term of the Offer set forth in the Merger Agreement in a manner adverse to the holders of Common Shares.

CKx has agreed that no Common Shares held by CKx or any of its Subsidiaries will be tendered in the Offer.

Either Parent or Offeror may, in its sole and absolute discretion and without the consent of CKx, increase the Offer Price, in which case the Offer will be extended, without the consent of CKx, as required by applicable law.

The initial Expiration Date of the Offer is scheduled for June 14, 2011, the twentieth business day after the commencement of the Offer.

Extensions of the Offer

If at any scheduled Expiration Date of the Offer, all of the Offer Conditions shall have been satisfied or waived other than the Minimum Condition, Offeror is entitled to, or if requested by CKx, Offeror will be required to, extend the Offer to a date that is the later of (i) August 10, 2011 or (ii) such other date on or prior to October 3, 2011 as we may specify in our sole discretion by delivery of written notice to CKx.

In addition, in such circumstances, Offeror may, in its sole discretion, (i) extend the Offer for a period of no more than fifteen business days in the aggregate, if at any time at or prior to any scheduled Expiration Date of the Offer, less than 78.75% of the number of Common Shares then outstanding less the number of Sillerman Shares held in a voting trust in accordance with, or otherwise subject to voting arrangements consistent with, the Sillerman Support Agreement (if any), have been validly tendered and not withdrawn and/or (ii) provide a Subsequent Offering Period after the expiration of the Offer, in accordance with the Exchange Act.

If (i) as of any scheduled Expiration Date of the Offer (x) all of the Offer Conditions have not been satisfied or waived, (y) no further extensions or re-extensions of the Offer are required under the Merger Agreement and (z) Offeror so elects, or (ii) all of the Offer Conditions have not been satisfied or waived as of the Offer Outside Date, then, in each of the foregoing cases, the Offer will terminate. The termination of the Offer pursuant to the immediately preceding sentence is referred to herein as the “Offer Termination.”

Subject to the terms of the Offer and the Merger Agreement and the satisfaction of all of the Offer Conditions, Offeror will accept for payment and pay for all Common Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Date thereof or, in the case of any Common Shares tendered during any Subsequent Offering Period, as soon as practicable following the valid tender thereof.

Company Recommendation

CKx has represented in the Merger Agreement that the CKx Board has, at a meeting duly called and held, validly: (i) determined that the terms of the Offer and the other transactions contemplated by the Merger

Agreement are fair and advisable to and in the best interests of CKx and CKx’s stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in all respects, (iii) directed that the Merger Agreement be submitted to the stockholders of CKx for adoption and approval (unless the Merger is consummated by way of a “short-form” merger in accordance with the applicable provisions of the DGCL), (iv) resolved to make the Company Recommendation and (v) irrevocably approved for all purposes each of Parent, Merger Sub and their respective affiliates and the Merger Agreement and the transactions contemplated thereby to exempt such persons, agreements and transactions from any “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover law of any jurisdiction that may purport to be applicable to CKx, Parent, Merger Sub or any of their respective affiliates or the Merger Agreement or the transactions contemplated thereby.

CKx’s Board of Directors

Promptly upon the acceptance for payment by Offeror of Common Shares pursuant to the Offer, CKx has agreed to cause Parent’s designees to be elected or appointed to the CKx Board in such number as is proportionate to the aggregate beneficial ownership of Common Shares by Parent, Offeror and their affiliates (including Common Shares accepted for payment pursuant to the Offer) plus the number of Sillerman Shares held in a voting trust in accordance with, or otherwise subject to voting arrangements consistent with, the Sillerman Support Agreement (if any) and has agreed to cause such appointments to occur on the same day as the acceptance for payment by Offeror of Common Shares pursuant to the Offer. CKx is obligated to take all action actions necessary to effect the foregoing, including increasing the size of its board of directors, securing the resignations of one or more incumbent directors and/or filling any vacancies so created with our designees. After the election or appointment of the directors designated by Parent to the CKx Board and prior to the completion of the Merger, under the terms of the Merger Agreement, the approval of a majority (or in the case where there are two or fewer, the concurrence of one) of the directors of CKx who were “independent” under applicable provisions of federal securities laws immediately prior to such designations by Parent who remain on the CKx Board after such designations by Parent will be required in order to (i) amend or terminate the Merger Agreement, (ii) extend the time for performance of any of the obligations or other acts of Parent or Offeror under the Merger Agreement or (iii) waive any of CKx’s rights under the Merger Agreement, in each case, if such amendment, termination, extension or waiver would reasonably be expected to have an adverse effect on the rights of any holders of Common Shares of CKx other than Parent or Offeror.

Top-Up Option

Pursuant to the Merger Agreement, CKx has granted Merger Sub an irrevocable Top-Up Option to purchase, at a price per share equal to the Offer Price payable in our Offer, a number of newly issued Common Shares equal to the lowest number of Common Shares that, when added to the number of Common Shares owned by Parent and Offeror, together with the number of Sillerman Shares held in a voting trust in accordance with, or otherwise subject to voting arrangements consistent with, the Sillerman Support Agreement (if any), immediately prior to the time of exercise of the Top-Up Option, constitutes one more Common Share than 90% of the total Common Shares that would be outstanding on a fully diluted basis immediately after the issuance of Common Shares pursuant to the Top-Up Option. Based on CKx’s representations in the Merger Agreement relating to capitalization (including the number authorized but unissued Common Shares contained therein) and assuming that all of the Sillerman Shares are placed in a voting trust in accordance with, or are otherwise subject to voting arrangements consistent with, the Sillerman Support Agreement, we expect to be able to exercise the Top-Up Option if at least 57.7% of the issued and outstanding Common Shares are validly tendered and not withdrawn prior to the Expiration Date of the Offer.

The purchase price per share for any Common Shares purchased by Merger Sub under the Top-Up Option would be equal to the Offer Price. The purchase price will be paid by means of (i) cash in an amount equal to at least the aggregate par value of the Common Shares issued pursuant to the Top-Up Option and (ii) a promissory note having a principal amount equal to the aggregate purchase price for such Common Shares less the amount paid in cash. We expect the promissory note would be cancelled in connection with the Merger. The Top-Up Option is exercisable by Merger Sub once, in whole and not in part, on or prior to the second business day after acceptance for payment by Offeror of Common Shares pursuant to the Offer or the expiration of any Subsequent Offering Period. The Top-Up Option is subject to the absence of legal impediments to the exercise of the Top-Up Option, the sufficiency of authorized but unissued Common Shares, and Offeror having accepted for payment and paid for all Common Shares tendered into the Offer and not validly withdrawn. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Merger Sub, following the contribution to Merger Sub by Offeror of all Common Shares purchased by Offeror pursuant to the Offer, to effect a “short-form” merger pursuant to the applicable provisions of the DGCL without a vote of CKx’s stockholders at a time when the approval of the Merger at a meeting of CKx’s stockholders would be assured in any case because of our control of a majority of the Common Shares following completion of the Offer.

The Merger

The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the effective time of the Merger:

•	Merger Sub will be merged with and into CKx and, as a result of the Merger, the separate corporate existence of Merger Sub will cease;

•

CKx will be the surviving corporation in the Merger, will cease to be a publicly traded company and will become a direct wholly-owned subsidiary of Offeror and an indirect wholly-owned subsidiary of each of UK Holdco and Parent; and

•

all the property, rights, privileges, powers and franchises of CKx and Merger Sub will vest in the surviving corporation, and all debts, liabilities and duties of the CKx and Merger Sub will become the debts, liabilities and duties of the surviving corporation.

Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation

At the effective time of the Merger, CKx’s certificate of incorporation will be the certificate of incorporation of the surviving corporation. The by-laws of Merger Sub will be the by-laws of the surviving corporation. The directors of Merger Sub will become the directors of the surviving corporation and the officers of CKx will remain the officers of the surviving corporation.

The obligations of Parent and Merger Sub, on the one hand, and CKx, on the other hand, to complete the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:

•	approval of CKx’s stockholders (if required by applicable law) shall have been obtained;

•

any waiting period (and any extension thereof) applicable to the Merger under the HSR Act and applicable foreign antitrust laws shall have expired or been terminated (and approval of the transactions contemplated by the Merger Agreement shall have been obtained to the extent required under applicable foreign antitrust laws);

•

the consummation of the Merger shall not then be restrained, enjoined or prohibited by any order of any governmental entity which remains in effect that prohibits or makes illegal or otherwise restrains the consummation of the Merger; and

•	Merger Sub having purchased all Common Shares validly tendered (and not withdrawn) pursuant to the Offer.

Merger Consideration

At the effective time of the Merger, each outstanding Common Share (other than Common Shares owned, directly or indirectly, by Parent, Merger Sub or CKx or by any stockholder of CKx who is entitled to and properly exercises appraisal rights under Section 262 of the DGCL) will be cancelled and converted into the right to receive the same price per share as the Offer Price. At or prior to the effective time of the Merger, the Sillerman Shares will be contributed or sold to Parent (or its affiliate) in exchange for Parent Common Shares and/or cash at a price per share equal to the Offer Price.

In addition, immediately prior to the effective time of the Merger, each Series B Preferred Share and the Series C Preferred Share issued and outstanding will be contributed to Parent (or its affiliate) in exchange for Parent Preferred Shares on the terms and subject to the conditions set forth in the Promenade Support Agreement.

Payment for Common Shares

At or immediately subsequent to the effective time of the Merger, Parent will deposit with a bank or trust company designated by Parent the cash in U.S. dollars sufficient to pay the aggregate amount of the payments due to CKx’s stockholders in respect of the outstanding Common Shares to be cashed out in the Merger.

As soon as reasonably practicable after the effective time of the Merger (and in any event not later than the third business day after the effective time of the Merger), the surviving corporation will cause such bank or trust company to mail to each holder of record of (i) an outstanding certificate representing Common Shares (a “Certificate”) or outstanding Certificates that immediately prior to effective time of the Merger represented outstanding Common Shares or (ii) uncertificated Common Shares represented by book-entry, in each case, (A) a form of letter of transmittal and (B) instructions for use in effecting the surrender of such Certificates or book-entry shares in exchange for the same price per share as the Offer Price.

Upon surrender of a Certificate or book-entry share to such bank or trust company, together with such letter of transmittal, the holder of such Certificate or book-entry share will be entitled to receive in exchange therefor the same price per share as the Offer Price and such Certificate or book-entry share will be cancelled. No interest will be paid or shall accrue on any cash payable upon surrender of any Certificate or book-entry share.

Any portion of the payment fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or book-entry shares six months after the effective time of the Merger will be delivered to the surviving corporation, upon demand, and any holders of Certificates or book-entry shares who have not theretofore complied with the foregoing may thereafter only look only to the surviving corporation (subject to abandoned property, escheat or other similar laws), as general creditors thereof, for payment of consideration in respect of their Common Shares.

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or such bank or trust company, the posting by such person of a bond in such amount as Parent or such bank or trust company may determine is reasonably necessary, such bank or trust company will deliver in exchange for such lost, stolen or destroyed certificate the same price per share as the Offer Price in respect thereof.

Treatment of Options and Restricted Shares

Pursuant to the Merger Agreement, each Option that is outstanding immediately prior to the acceptance for payment by Offeror of Common Shares pursuant to the Offer will be cancelled and, in exchange therefor, CKx will pay to each former holder of any such cancelled Option an amount in cash (without interest, and subject to deduction for any required withholding tax) equal to the product of (i) the excess of the Offer Price over the exercise price per Common Share under such Option and (ii) the number of Common Shares subject to such Option, except that if the exercise price per Common Share of any Option is equal to or greater than the Offer Price, then such Option will be cancelled without any cash payment being made in respect thereof. The foregoing treatment of Options will not apply to Options held by the Sillerman Stockholders to the extent elected by Parent under Sillerman Support Agreement, which, if requested by Parent, will be exercised by each Sillerman Stockholder in order to cause the number of Common Shares held by Parent and Offeror to equal the lowest number of Common Shares that, when added to (A) any Common Shares acquired by Offeror pursuant to the Offer, (B) any Common Shares contributable or sellable to Parent (or its affiliate) (as described above in this sentence) and (c) any Common Shares issued pursuant to the Top-Up Option, constitutes one share more than 90% of the total Common Shares then outstanding (determined on a fully diluted basis), such Sillerman Stockholder will exercise such Options on a cashless basis and contribute or sell the Common Shares received by such Sillerman Stockholder in exchange therefor to Parent (or its affiliate).

Each holder of a Restricted Share will have the right to tender such Restricted Share into the Offer, subject to and contingent upon the occurrence of the acceptance for payment by Offeror of Common Shares pursuant to the Offer. At the time of acceptance for payment by Offeror of Common Shares pursuant to the Offer, each such Restricted Share that is tendered into the Offer will become fully vested and, to the extent not withheld to satisfy tax withholding obligations, will be treated the same as other Common Shares properly tendered into the Offer and will receive the Offer Price. Each Restricted Share which is not so tendered into the Offer will become fully vested at the time of Offeror’s acceptance for payment of Common Shares pursuant to the Offer and, at the effective time of the Merger, will be cancelled and converted into the right to receive, the same price per share as the Offer Price.

Representations and Warranties

The Merger Agreement contains representations and warranties made by CKx to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to CKx. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and qualified by information in confidential disclosure schedules provided by CKx to Parent in connection with signing the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

In the Merger Agreement, CKx has made customary representations and warranties to Parent and Merger Sub with respect to, among other things:

•	corporate matters related to CKx and its subsidiaries, such as organization, qualification, power and authority;

•	its capitalization;

•	its subsidiaries;

•	required consents and approvals, and no violations of agreements, governance documents or laws;

•	public SEC filings, financial statements, internal control and compliance with the Sarbanes-Oxley Act of 2002;

•	the absence of undisclosed liabilities;

•	the documents relating to the Offer, Schedule 14D-9, Schedule 13E-3 and the Proxy Statement to be filed in connection with the Merger Agreement;

•	the absence of certain changes or events;

•	the absence of litigation;

•	compliance with laws and permits;

•	employee benefit matters;

•	labor matters;

•	environmental matters;

•	tax matters;

•	material contracts;

•	insurance;

•	real property;

•	intellectual property;

•	the absence of the illegal use of funds;

•	the inapplicability of state takeover statutes or regulations to the Offer or the Merger;

•	no trigger of provisions under the Rights Plan between CKx and Mellon Investor Services LLC;

•	affiliate transactions;

•	finders’ and brokers’ fees and expenses; and

•	opinions of financial advisors with respect to the fairness of the Offer Price.

Some of the representations and warranties in the Merger Agreement made by CKx are qualified as to “materiality” or a “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any event, change, development, circumstance, occurrence, effect, condition or state of facts that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the assets, liabilities, condition (financial or otherwise) or results of operations of CKx and its subsidiaries, taken as a whole, or that materially impairs the ability of CKx to consummate the Merger. The definition of “Material Adverse Effect” generally excludes facts, circumstances, events, changes, effects or occurrences in or affecting:

•	conditions generally affecting the entertainment industry, the economy or the financial or securities markets in the United States;

•	any outbreak or escalation of hostilities or acts of war or terrorism;

•	any changes in law or the United States generally accepted accounting principles;

•	any taking of any action at the request of Parent or which Parent expressly consents in writing; or

•	the announcement or performance of this Merger Agreement or the transactions contemplated hereby.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to CKx with respect to, among other things:

•	corporate matters, such as organization, qualification, power and authority;

•	required consents and approvals, and no violations of agreements, governance documents or laws;

•	information furnished for the documents relating to the Offer, Schedule 14D-9, Schedule 13E-3 and the proxy statement to be filed in connection with the Merger Agreement;

•	finders’ and brokers’ fees;

•	ownership of Merger Sub by Parent;

•	sufficiency of funds to complete the Offer and Merger;

•	absence of ownership by Parent or Merger Sub of shares of CKx;

•	solvency of the surviving corporation;

•	absence of certain arrangements; and

•	absence of litigation.

None of the representations and warranties contained in the Merger Agreement survives the consummation of the Merger.

Conduct of Business of CKx

During the period from the date of the Merger Agreement to the earlier of the acceptance for payment by Offeror of Common Shares pursuant to the Offer, the effective time of the Merger and the date, if any, on which the Merger Agreement is terminated, except as consented to in writing in advance by Parent (which consent may not be unreasonably withheld, conditioned or delayed) or as otherwise specifically required by the Merger Agreement, CKx has agreed that it will, and will cause its subsidiaries to:

•	conduct their operations in all material respects in the ordinary course consistent with past practice; and

•	use reasonable best efforts to preserve intact their business organizations and relationships and to retain services of current officers, employees and consultants, in all material respects.

In addition, during that same period except as expressly permitted by the terms of the Merger Agreement, CKx will not, and will not permit its subsidiaries to, without Parent’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed), take certain actions with respect to the following, subject to specified thresholds and exceptions:

•	effecting dividends, distributions or redemptions of stock;

•	changing the terms of its capital stock;

•	issuing additional shares of capital stock, any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock;

•	changing or waiving of any provision of CKx’s certificate of incorporation or its by-laws;

•	purchasing or selling of assets;

•	granting any lien on any of its assets;

•	entering into a plan of reorganization;

•	incurring indebtedness for borrowed money;

•	making capital expenditures;

•	compromising, settling or agreeing to settle any pending or threatened suit or claim;

•	changing financial accounting principles;

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settling or compromising any material liability for taxes or surrendering any right to claim a material tax refund, amending any material tax return, making any material tax election or taking any material position on any material tax return, changing any method of accounting for tax purposes, or entering into any closing agreement, material tax allocation agreement, tax sharing agreement or tax indemnity agreement;

•	changing the fiscal year;

•	increasing salaries or bonuses, announcing new incentive awards, adopting compensation or benefit plans or accelerate options;

•	changing insurance policies;

•	entering into non-compete, exclusivity, or non-solicitation agreements that would restrict the operations of the business;

•	changing or waiving of confidentiality provisions in agreements to which CKx is a party;

•	entering into any new line of business;

•	entering into leases that would require payments in excess of $100,000; or

•	taking any action intended to result in any of the Offer Conditions not being satisfied or intended to prevent, delay or impair the ability of CKx to consummate the Merger.

No Solicitation

From the date of signing the Merger Agreement, CKx, including its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives (collectively, “Representatives”), has agreed not to, directly or indirectly:

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solicit, initiate, propose, encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal (as defined below), or any inquiry, proposal or offer constituting or related to, or which is intended to or would reasonably be expected to lead to, any Acquisition Proposal, whether publicly or otherwise;

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enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal; or

•	resolve, agree or propose to do any of the foregoing.

CKx (including its Representatives) and its subsidiaries have also agreed to:

•	immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal;

•	request the prompt return or destruction of all confidential information previously furnished to any such person;

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not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its affiliates or Representatives is a party with respect to any Acquisition Proposal, and to enforce the provisions of any such agreement;

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advise Parent promptly (and in any event within 24 hours) of (i) any Acquisition Proposal, (ii) any request for non-public information relating to CKx or any of its subsidiaries and (iii) any inquiry or request for discussion or negotiation regarding an Acquisition Proposal; and

•	keep Parent informed on a current basis of the status and terms (including any material changes to the terms thereof) of any such Alternative Proposal or indication or inquiry.

The CKx Board has agreed not to effect an “Adverse Recommendation Change,” which includes any of the following actions:

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withdrawing (or modifying or qualifying in any manner adverse to us) its approval, recommendation or declaration of advisability of the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated thereby;

•	adopting, approving, recommending, endorsing or otherwise declaring advisable the adoption of any Acquisition Proposal;

•	except as described below, failing to recommend against any Acquisition Proposal (subject to applicable law) within ten business days after the commencement of such Acquisition Proposal;

•	failing to include the Company Recommendation in either the Schedule 14D-9 or Proxy Statement filed by CKx; or

•	resolving, agreeing or proposing to take any such actions.

The CKx Board has also agreed not to cause or permit CKx to enter into any agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal.

Notwithstanding the restrictions described above, at any time before the earlier of the acceptance of Common Shares for payment in the Offer or the stockholders’ approval of the Merger, the CKx Board may make an Adverse Recommendation Change or cause CKx to terminate the Merger Agreement (and pay the Termination Fee (as defined below)) and enter into a binding agreement with respect to an Acquisition Proposal, if:

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the CKx Board determines, in good faith, after (i) consultation with outside legal counsel that the failure to do so would be inconsistent with the proper exercise of its fiduciary duties to the stockholders of CKx under applicable law and (ii) taking into account all adjustments to the terms of the Merger Agreement that may be offered by Parent (in accordance with the procedures described below) that such Acquisition Proposal is a Superior Proposal (as defined below);

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CKx has complied with (i) its non-solicitation obligations and (ii) its obligations not to take any action to exempt any other person (other than us and our affiliates) from the restrictions on “business combinations” under the applicable provisions of the DGCL (or any similar provision of any other state takeover law) or exempt, waive or amend any provision of the the Rights Plan with respect to any other person (as described below);

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CKx has provided prior written notice to Parent, at least three full days (or two business days, whichever is longer) in advance of its intention to make an Adverse Recommendation Change or terminate the Merger Agreement to enter into an agreement with respect to an Acquisition Proposal; and

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CKx and its financial and legal advisors have, during the notice period described above, negotiated with Parent in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that the Merger Agreement results in a transaction that is no less favorable to the stockholders of CKx than any Acquisition Proposal that is deemed to constitute a Superior Proposal after giving effect to, among other things, the payment of the Termination Fee.

CKx has agreed not to make an Adverse Recommendation Change or terminate the Merger Agreement if, prior to the expiration of the notice period described above, Parent makes a proposal to adjust the terms and conditions of the Merger Agreement such that the CKx Board determines in good faith (after consultation with outside legal counsel and its financial advisor) to be at least as favorable to the stockholders of CKx as such Superior Proposal after giving effect to, among other things, the payment of the Termination Fee.

For purposes of this Offer to Purchase and the Merger Agreement:

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“Acquisition Proposal” means any inquiry, proposal or offer from any person or group of persons (other than us and our affiliates) relating to, or that, if consummated, could lead to, any direct or indirect acquisition or purchase, or could result in ownership, whether of record, beneficial or otherwise, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (i) of assets or businesses of CKx and its subsidiaries that generate 15% or more of the net revenues or net income or that represent 15% or more of the total assets (based on fair market value), of CKx and its subsidiaries, taken as a whole, immediately prior to such transaction, (ii) of 15% or more of any class of capital stock, other equity security or voting power of CKx and its subsidiaries or any resulting parent company of CKx, (iii) involving the CKx or any of its subsidiaries, individually or taken together, whose businesses constitute 15% or more of the net revenues, net income or total assets (based on fair market value) of CKx and its subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) involving any combination of the foregoing, in each case other than the transactions contemplated by the Merger Agreement.

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“Superior Proposal” means any unsolicited, bona fide, binding written Acquisition Proposal that contemplates paying cash and/or securities for the Common Shares and which the CKx Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and, which is not subject to a financing condition or, if financing is required, such financing is then fully committed on a basis that is subject to no greater conditions, individually or in the aggregate, than our debt and equity financing as set forth in the Merger Agreement, (i) is more favorable to the stockholders of CKx from a financial point of view than the transactions contemplated by the Merger (including any adjustment to the terms and conditions proposed by Parent in response to such proposal, and including the Termination Fee and any break-up fees and expense reimbursement provisions thereof) and (ii) is reasonably likely of being completed on the terms proposed on a timely basis; except, that, for purposes of the definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” are deemed to be references to “80%.”

CKx’s Board of Directors’ Recommendation

Subject to the provisions described above, the CKx Board has resolved to recommend that CKx’s stockholders accept the Offer, tender their Common Shares pursuant to the Offer and vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (if required by applicable law). The foregoing is referred to herein as the “Company Recommendation.” The CKx Board also agreed to include the Company Recommendation in the Schedule 14D-9 and the Proxy Statement and to permit Parent to include the Company Recommendation in this Offer to Purchase and documents related to the Offer. The Merger Agreement provides that the CKx Board will not effect an Adverse Recommendation Change except as described above.

The Merger Agreement does not prohibit the CKx Board from (i) complying with its disclosure obligations under U.S. federal or state law with respect to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any other similar communication to stockholders); except that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) will be deemed under the Merger Agreement to be an Adverse Recommendation Change unless the CKx Board expressly publicly reaffirms the Company Recommendation or (ii) making any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

The CKx Board has agreed not take any action to exempt any person (other than us and our affiliates) from the restrictions on “business combinations” under the applicable provisions of the DGCL (or any similar provision of any other state takeover law) or otherwise cause such restrictions not to apply, or exempt, waive or amend any provision of the Rights Plan with respect to any person (other than us and our affiliates), or agree to do any of the foregoing.

Financing Efforts

Parent has agreed to use commercially reasonable efforts to (i) maintain in effect the Equity Commitment Letter (as described below in this section under the heading “Commitment Letters”), (ii) satisfy on a timely basis all conditions applicable to Parent and Offeror to obtain the Cash Equity (as defined in Section II. 11 (Source and

Amount of Funds)) set forth in the Equity Commitment Letter that are within their control, and (iii) consummate the financing of the Cash Equity at or promptly after the acceptance for payment by Offeror of Common Shares pursuant to the Offer (with respect to amounts required to consummate the Offer) and at or prior to the closing date of the Merger (with respect to amounts required to consummate the Merger and make such other payments required after the effective time of the Merger pursuant to the terms hereof). Parent will use its commercially reasonably efforts to obtain financing.

In addition, Parent and Offeror have agreed to use their respective commercially reasonable efforts to (i) maintain in effect the Debt Commitment Letter (as described below in this section under the heading “Commitment Letters”), (ii) satisfy on a timely basis all conditions applicable to Parent and Offeror to obtain the Debt Financing (as defined in Section II.11 (Source and Amount of Funds) under the heading “Debt Financing”) set forth in the Debt Commitment Letter that are within their control and (iii) arrange the Debt Financing at or promptly after the acceptance for payment by Offeror of Common Shares pursuant to the Offer (with respect to amounts required to consummate the Offer) and at or prior to the closing date of the Merger (with respect to amounts required to consummate the Merger and make such other payments required at the effective time of the Merger pursuant to the Merger Agreement), including using their respective commercially reasonable efforts to (A) enter into definitive agreements with respect thereto on the terms contained in the Debt Commitment Letter, (B) cause Goldman Sachs Bank USA (the “Lender”) and any other debt financing source to fund the Debt Financing at or promptly after the acceptance for payment by Offeror of Common Shares pursuant to the Offer (with respect to amounts required to consummate the Offer) and at or prior to the closing date of the Merger (with respect to amounts required to consummate the Merger and make such other payments required at the effective time of the Merger pursuant to the Merger Agreement) and (C) seek to enforce its rights under the Debt Commitment Letter if in Parent’s reasonable judgment it is commercially reasonable to do so.

If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent will use its commercially reasonable efforts until the Offer Outside Date to obtain alternative debt financing from alternative sources on terms and conditions that are not less favorable to Parent and Merger Sub, in the aggregate, in any material respect, than those contained in the Debt Commitment Letter and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (it being understood that if the Offer Termination has occurred, Parent will not be required to replace any margin loan included in the Debt Financing intended to cover the period between the consummation of the Offer and the closing of the Merger).

Prior to the effective time of the Merger, CKx and its subsidiaries have agreed to use their commercially reasonable efforts to provide and to cause their respective Representatives (as defined below), including legal and accounting advisors to provide, to Parent all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Debt Financing.

Obligations with respect to the Proxy Statement and Stockholders’ Meeting

CKx will prepare, and if approval of, or notification to, CKx’s stockholders is required by applicable law to consummate the Merger, then CKx will use commercially reasonable efforts to file with the SEC not later than three business days (and in any event Parent will file not later than five business days) following the consummation of the Offer or, to the extent permitted by applicable law, the written request of Parent (in which case CKx will file with the SEC not later than ten calendar days), as applicable, a Proxy Statement in preliminary form relating to the Merger and the other transactions contemplated by the Merger Agreement as required by the Exchange Act. CKx will use its reasonable best efforts to have the Proxy Statement cleared by the SEC and will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to CKx’s stockholders not later than three business days following the date of such clearance (and in any event Parent will cause the Proxy Statement to be mailed not later than five business days following the date of such clearance). Concurrently with the preparation and filing of the Proxy Statement, CKx, Parent and Merger Sub will jointly prepare and file with the SEC the Schedule 13E-3 with respect to the Merger.

If approval of CKx’s stockholders is required by applicable law to consummate the Merger, then, if the Merger Agreement cannot be approved by a written consent of CKx’s stockholders without a meeting, as promptly as practicable following the consummation of the Offer or, if requested by Parent, following the Offer Termination, as applicable, and after the Proxy Statement is cleared by the SEC for mailing to CKx’s stockholders (or at any such time prior to clearance by the SEC if CKx determines it advisable), CKx will establish a record date for, duly call and give notice of a special meeting of its stockholders, solely for the purpose of obtaining the approval of the CKx stockholders of the Merger. The meeting of the stockholders will be held not later than two business days following the earliest date permitted by CKx’s bylaws, the rules of The Nasdaq Global Select Market and applicable law. CKx has agreed to include the Company Recommendation in the Proxy Statement and CKx will, and will cause its directors, officers, employees and other Representatives to, use their reasonable best efforts to make solicitations and recommendations to the holders of CKx shares for purposes of causing the adoption and approval of the Merger Agreement by CKx’s stockholders.

Efforts to Close the Transaction

In the Merger Agreement, each of CKx, Parent and Merger Sub agreed to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to obtain all required consents, approvals or waivers from third parties and obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities.

Takeover Statute

CKx and the CKx Board have agreed to take no action to cause any “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover law to become applicable to the Merger Agreement, the Merger or any of the other transactions contemplated thereby and if any such law is or becomes applicable to the Merger Agreement, the Offer, the Merger or any of the other transactions contemplated thereby, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated thereby may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to eliminate, or, if not possible, to minimize to the maximum extent possible, the effect of such law with respect to the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby. No Adverse Recommendation Change will change the approval of the CKx Board for purposes of causing any such law to be inapplicable to the transactions contemplated by the Merger Agreement.

Indemnification and Insurance

Parent and Merger Sub agreed that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the effective time of the Merger, whether asserted or claimed prior to, at or after the effective time of the Merger, now existing in favor of the current or former directors, officers or employees of CKx or any of its subsidiaries as provided in their respective certificates of incorporation or bylaws or other organizational documents or in any agreement will survive the Offer or the Merger and will continue in full force and effect and will not be, for a period of six years from the date of closing of the Merger Agreement, modified in any manner that would adversely affect the rights thereunder of any individuals who at the effective time of the Merger were current or former directors, officers or employees of CKx or any of its subsidiaries.

For a period of six years after the effective time of the Merger, Parent agreed to cause to be maintained in effect the current or substitute policies of officers’ and directors’ liability insurance maintained by CKx and its subsidiaries up to a maximum annual amount equal to 300% of the annual premium currently paid by CKx under the current policies, but in such case shall purchase as much coverage as may be obtained for such amount. Alternatively, CKx shall be entitled to purchase, prior to the date of closing of the Merger, a “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’

liability insurance and fiduciary liability insurance maintained by CKx with respect to matters arising on or before the effective time of the Merger, covering without limitation the transactions contemplated by the Merger Agreement.

Stockholder Actions

CKx has agreed to give prompt notice to Parent of any written demands received by CKx for appraisal of CKx shares pursuant to Section 262 of the DGCL or written threats thereof, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by CKx with respect stockholders’ rights of appraisal and Parent has the right to participate in and direct all negotiations and proceedings with respect to such demands. CKx is not permitted, except with the prior written consent of Parent, to make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Other Covenants

The Merger Agreement contains other covenants, including covenants relating to public announcement, notice, access, control of operations, certain employee benefits, leasehold mortgages and certain matters relating to Rule 14d-10(d) under the Exchange Act and Rule 16b-3 under the Exchange Act.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Offer and Merger may be abandoned at any time prior to the effective time of the Merger, notwithstanding approval thereof by the stockholders of CKx, under the following circumstances:

Termination by Either Party

The Merger Agreement can be terminated by mutual written consent of Parent and CKx. In addition, either Parent or CKx can terminate the Merger Agreement:

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if the effective time of the Merger has not occurred on or prior to October 10, 2011 (the “Merger Outside Date”); except that, neither party shall have the right to terminate the Merger Agreement under these circumstances if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in the Merger Agreement has been the cause of, or resulted in, the failure of the effective time of the Merger to occur as of the Merger Outside Date;

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if any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement and such judgment, order, injunction, rule, decree or other action has become final and nonappealable; except that the party seeking to terminate the Merger Agreement under these circumstances is required to have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action; or

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if approval of the CKx stockholders is required by applicable law and such approval has not been obtained at a CKx stockholders meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of the Merger Agreement was taken.

Termination by Parent

The Merger Agreement can be terminated by Parent, at any time prior to the acceptance for payment by Offeror of Common Shares pursuant to the Offer or, if the Offer Termination has occurred, at any time prior to the effective time of the Merger:

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if CKx has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement (other than its covenants and agreements relating to non-solicitation, which are addressed below), which breach or failure to perform or to be true, either individually or in the aggregate, (i) (A) if the Offer Termination has not have occurred, would result in the failure of an Offer Condition or of any of the conditions to each party’s obligations to effect the Merger set forth in the Merger Agreement and (B) if the Offer Termination has occurred, would result in the failure of any of the conditions to each party’s obligations to effect the Merger set forth in the Merger Agreement, and (ii) (A) in the case of clause (i)(A), cannot be or has not been cured by the Offer Outside Date and (B) in the case of clause (ii)(B), cannot be or has not been cured by the Merger Outside Date; except, that Parent would not have the right to terminate the Merger Agreement under these circumstances if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement;

•

(i) if the CKx Board effects an Adverse Recommendation Change, (ii) CKx or the CKx Board (A) approves, adopts, endorses or recommends any Acquisition Proposal or (B) approves, adopts, endorses or recommends, or enters into or allows CKx or any of its subsidiaries to enter into, a definitive agreement with respect to an Acquisition Proposal or (iii) CKx fails to comply with certain non-solicitation obligations under the Merger Agreement (other than certain failures to comply as are de minimis, individually and in the aggregate); or

•

if, as of any scheduled Expiration Date of the Offer (i) all of the Offer Conditions have not been satisfied or waived by Parent and (ii) no further extensions or re-extensions of the Offer by Parent and Offeror are required pursuant to the Merger Agreement.

Termination by CKx

The Merger Agreement can be terminated by CKx, at any time prior to the acceptance for payment by Offeror of Common Shares pursuant to the Offer or, if the Offer Termination has occurred, at any time prior to the effective time of the Merger:

•

if either of Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform or to be true, either individually or in the aggregate, (i) (A) if the Offer Termination has not occurred, would or would reasonably be expected to prevent or materially delay the consummation of the Offer and (B) if the Offer Termination has occurred, would or would reasonably be expected to prevent or materially delay the consummation of the Merger and (ii) (A) in the case of clause (i)(A), cannot be or has not been cured by the Offer Outside Date and (2) in the case of clause (i)(B), cannot be or has not been cured by the Merger Outside Date; except, that CKx would not have the right to terminate the Merger Agreement under these circumstances if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement;

•

if all of the Offer Conditions have been satisfied or waived as of the expiration of the Offer (including any extensions thereof in accordance with the Merger Agreement) and Merger Sub has failed to consummate the Offer promptly thereafter and CKx stood ready, willing and able to consummate the Offer during such period;

•

if all of the conditions to each party’s obligations to effect the Merger set forth in the Merger Agreement and, if the Offer Termination has occurred, the conditions to Parent and Merger Sub’s obligations to effect the Merger set forth in the Merger Agreement, shall have been satisfied and Parent and Merger Sub have failed to consummate the Merger within three business days following the date the closing of the Merger should have occurred pursuant to the Merger Agreement and CKx stood ready, willing and able to consummate the closing of the Merger during such period; or

•

in accordance with and subject to the terms and conditions of the Merger Agreement relating to termination of the Merger Agreement in connection with a Superior Proposal (as described above), except, that CKx is required to have (i) simultaneously with such termination entered into a definitive agreement with respect to such Superior Proposal and paid to Parent the Termination Fee and (ii) otherwise complied with its non-solicitation covenants and agreements set forth in the Merger Agreement (other than any such failure to comply that is de minimis, individually and in the aggregate).

Effect of Termination

In the event of termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub, CKx, the Apollo Funds, the Lender or any other debt financing sources, except that the confidentiality agreement between Apollo Management and CKx and certain provisions of the Merger Agreement will survive the termination of the Merger Agreement.

Termination Fee

CKx has agreed to pay Parent a termination fee of $20 million (the “Termination Fee”), if:

•

(i) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) has been provided to CKx, the CKx Board or their respective Representatives or otherwise publicly disclosed, (ii) the Merger Agreement is thereafter terminated by CKx or Parent at the Merger Outside Date or for failure to obtain the CKx stockholders approval for the Merger, in each case, as described above, or by Parent for CKx’s material breach of the Merger Agreement or if at any scheduled expiration of the Offer (and no further extensions of the Offer are required under the Merger Agreement) the Minimum Condition has not been satisfied, and (iii) within one year from the date of such termination of the Merger Agreement, CKx or any of its subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal; except, that, for purposes of this paragraph, “Acquisition Proposal” has the meaning described above except that references to “15%” are deemed to be replaced with “50%”;

•	the Merger Agreement is terminated by Parent under the circumstances described in the second bullet under the heading “Termination by Parent” above; or

•	the Merger Agreement is terminated by CKx under the circumstances described in the fourth bullet under the heading “Termination by CKx” above.

If CKx is obligated to pay the Termination Fee under the circumstances described in the first bullet above, any amounts CKx previously paid to Parent as expense reimbursement (as described below) will be credited toward the Termination Fee amount payable by CKx.

Reverse Termination Fee

Parent has agreed to pay CKx a reverse termination fee of $40 million (the “Reverse Termination Fee”), if:

•

the Merger Agreement is terminated by CKx under the circumstances described in the first bullet under the heading “Termination by CKx” above due to a willful and material breach by Parent or Merger Sub at a time when, if the Offer Termination has not occurred, all of the Offer Conditions have been satisfied or waived and, if the Offer Termination has occurred, all of the conditions to each party’s obligations to effect the Merger set forth in the Merger Agreement have been satisfied or waived;

•	the Merger Agreement is terminated by CKx under the circumstances described in the second bullet under the heading “Termination by CKx;” or

•	the Merger Agreement is terminated by CKx under the circumstances described in the third bullet under the heading “Termination by CKx.”

Expenses

CKx has agreed to pay out-of-pocket costs and expenses in an amount of up to $7.5 million actually incurred by Parent in connection with the Merger Agreement if:

•	the Merger Agreement is terminated by either CKx or Parent under the circumstances described in the third bullet under the heading “Termination by Either Party;”

•	the Merger Agreement is terminated by Parent under the circumstances described in either the first or third bullets under the heading “Termination by Parent.”

Specific Performance

CKx, Parent and Merger Sub have agreed that, prior to any termination of the Merger Agreement, each party is entitled to specific performance of the terms thereof, including an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other remedy to which such party is entitled at law or in equity.

Notwithstanding the foregoing, CKx, Parent and Merger Sub have explicitly agreed that CKx will be entitled to seek specific performance of Parent’s obligation to cause the Apollo Funds to fund the Cash Equity to fund the Offer and the Merger and to consummate the Offer and the Merger, as applicable, only in the event that (i) (A) with respect to the Offer, all of the Offer Conditions have been satisfied or waived as of the expiration of the Offer and (B) with respect to the Merger, all of the conditions to each party’s obligations to effect the Merger set forth in the Merger Agreement and, if the Offer Termination has occurred, all of the conditions to Parent’s and Merger Sub’s obligations to effect the Merger set forth in the Merger Agreement have been satisfied or waived as of the time when the closing would have occurred pursuant to the Merger Agreement but for the failure of the Cash Equity to be funded, (ii) the Debt Financing has been funded or will be funded at or promptly after the acceptance for payment by Offeror of Common Shares pursuant to the Offer or at or prior to the closing of the Merger, as applicable, if the Cash Equity is funded at such time in accordance with the Equity Commitment Letter, (iii) Parent and Merger Sub fail to consummate the Offer or effect the closing of the Merger in accordance with the Merger Agreement and (iv) with respect to the Merger, CKx has irrevocably confirmed that if specific performance is granted and the Cash Equity and Debt Financing are funded, then the closing of the Merger will occur.

Limitations of Liability

CKx, Parent and Merger Sub have agreed that if Parent and Offeror fail to consummate the Offer or Parent and Merger Sub fail to effect the closing of the Merger for any or no reason or otherwise breach the Merger Agreement (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance under the circumstances described above), CKx’s sole and exclusive remedy against Parent, Merger Sub, the Apollo Funds and their affiliates and certain other related parties for any breach, loss or damage will be to terminate the Merger Agreement and receive payment of the Reverse Termination Fee only to the extent provided in the Merger Agreement.

CKx, Parent and Merger Sub have further agreed that if CKx is required to pay the Termination Fee to Parent pursuant to the Merger Agreement, Parent’s and Merger Sub’s sole and exclusive remedy against CKx, its subsidiaries and their affiliates and certain other related parties, without prejudice to the remedy of specific performance provided in the Merger Agreement, for any breach, loss or damage will be to terminate the Merger Agreement and receive payment of the Termination Fee and reimbursement of expenses up to $7.5 million, in each case, only to the extent provided by the Merger Agreement.

Fees and Expenses

Except as described above, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Offer Documents, the Schedule 14D-9, the proxy or information statement and the Schedule 13E-3 (if required by applicable law) and all filing and other fees paid to the SEC or in respect of the HSR Act, in each case in connection with the Offer and the Merger (other than attorneys’ fees, accountants’ fees and related expenses), will be shared equally by Parent and CKx.

Amendment

The Merger Agreement may be amended, modified or supplemented by CKx, Parent and Merger Sub by action taken or authorized by their respective boards of directors at any time prior to the effective time of the Merger, whether before of after the approval of CKx stockholders for the Merger has been obtained; except, that (a) after the acceptance for payment by Offeror of Common Shares pursuant to the Offer, no amendment is permitted which decreases the consideration per Common Share to be received by the stockholders at the closing of the Merger and (b) after the approval of CKx stockholders for the Merger has been obtained, no amendment is permitted that pursuant to applicable law requires further approval or adoption by the stockholders of CKx without such further approval or adoption. Notwithstanding the foregoing, after the acceptance for payment by Offeror of Common Shares pursuant to the Offer and prior to the effective time of the Merger, any amendment to the Merger Agreement must be approved by a majority of the independent directors on the CKx Board (or in the case where there are two or fewer independent directors, the concurrence of one independent director), if such amendment would reasonably be expected to have an adverse effect on the rights of any holders of shares of CKx capital stock other than us.

Governing Law

The Merger Agreement and all disputes or controversies arising out of or relating to the Merger Agreement, the Equity Commitment Letter and the Limited Guarantee or the transactions contemplated thereby will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Amendment to the Merger Agreement

The Merger Agreement was amended by CKx, Parent and Merger Sub on May 17, 2011 to make technical clarifications relating to certain terms of the Merger Agreement. The foregoing summary does not purport to be a complete description of the amendment to the Merger Agreement and is qualified in its entirety by reference to such amendment, a copy of which is filed as Exhibit (a)(1)(B) to this Offer to Purchase, and is incorporated in this Offer to Purchase by reference.

Commitment Letters

Parent has received an equity commitment letter, dated as of May 10, 2011 (the “Equity Commitment Letter”), from the Apollo Funds pursuant to which the Apollo Funds have committed, subject to the conditions of the Equity Commitment Letter, to fund cash equity in an aggregate amount up to $200 million.

In addition, Parent and Merger Sub have received an amended and restated debt commitment letter, effective as of May 10, 2011 (the “Debt Commitment Letter”), from the Lender to provide, subject to the conditions set forth in the Debt Commitment Letter, debt financing in an aggregate amount of up to $395 million at any one time.

The foregoing summary of the Equity Commitment Letter and the Debt Commitment Letter is qualified in its entirety by reference to the Equity Commitment Letter and the Debt Commitment Letter, which are attached hereto as Exhibits (d)(7) and (b) and incorporated herein by reference. See Section II. 11 (Source and Amount of Funds) of this Offer to Purchase for more information.

Limited Guarantee

Simultaneous with the execution of the Merger Agreement, the Equity Commitment Letter and the Debt Commitment Letter, the Apollo Funds have provided CKx with a limited guarantee (the “Limited Guarantee”) which guarantees the obligation of Parent to pay CKx the Reverse Termination Fee in the event of a termination of the Merger Agreement by CKx under certain circumstances (as described above), subject to the terms and conditions of the Limited Guarantee. The foregoing summary does not purport to be a complete description of the Limited Guarantee and is qualified in its entirety by reference to the Limited Guarantee, a copy of which is filed as an exhibit to Current Report on Form 8-K filed by CKx on May 11, 2011, and is incorporated in this Offer to Purchase by reference.

Amendment to Rights Agreement

In connection with CKx’s execution of the Merger Agreement, CKx and the Rights Agent entered into a Second Amendment, dated May 10, 2011 (the “Second Amendment”), to the Rights Plan. The Second Amendment provides that, among other things, none of the Offer, the execution of the Merger Agreement nor the consummation of the Merger or the other transactions contemplated by the Merger Agreement will trigger the separation or exercise of the Stockholders’ rights or any adverse event under the Rights Agreement. In particular, none of Parent, Merger Sub, any person party to a support agreement or any of their respective affiliates or associates will be or any of their respective affiliates or associates will be deemed to be an Acquiring Person (as defined in the Rights Plan) solely by virtue of the Offer, the approval, execution, delivery, adoption or performance of the Merger Agreement or the consummation of the Merger or any other transactions contemplated by the Merger Agreement. The Second Amendment also provides that all of the stockholders’ rights triggerable under the Rights Plan will expire in their entirety immediately prior to the earlier to occur of the acceptance of the Offer and the effective time of the Merger without any payment to be made on behalf thereof. The foregoing summary of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment, which is filed as Exhibit (e)(6) to the Schedule 14D-9 filed by CKx and is incorporated herein by reference.

Amendment to CKx Bylaws

On May 9, 2011, the CKx Board approved an amendment to the Amended and Restated Bylaws of CKx, which amendment became effective as of May 10, 2011. The amendment removed from the bylaws the provision prohibiting action by CKx’s stockholders without a meeting by written consent and added a provision expressly permitting any action to be taken without a meeting if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The foregoing summary of the amendment to the Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the amendment, which is filed as Exhibit (e)(6) to the Schedule 14D-9 filed by CKx and is herein incorporated by reference.

18.	Appraisal Rights

Under the DGCL, holders of Common Shares do not have appraisal rights as a result of the Offer. In connection with the Merger, however, stockholders of CKx will have the right to demand appraisal of their Common Shares under the DGCL. Stockholders who comply with the applicable statutory procedures under Section 262 of the DGCL will be entitled to receive a judicial determination of the fair value of their Common Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Common Shares could be based upon considerations other than or in addition to the price per Common Share paid in the Merger and the market value of the Common Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Stockholders should note that this value may be more or less than the price that we are offering to pay you for your Common Shares in the Offer. Moreover, Offeror may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Common Shares is less than the price paid in the Offer or the Merger. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to fair value under the DGCL. For the full text of Section 262 of the DGCL, please see Annex A of this Offer to Purchase.

19.	Management Fees following the Effective Time of the Merger

In connection with the closing of the Merger, certain affiliates of Apollo Management and Parent expect to enter into advisory agreements pursuant to which such affiliates of Apollo Management may receive fees for certain financial advisory services and advice to Parent and the surviving corporation during the term of the agreements. We have not yet determined what the terms and conditions of any such agreements will be to the extent we enter into them.

Pursuant to the Sillerman Support Agreement and the Promenade Support Agreement, Parent has agreed that the Sillerman Stockholders (assuming the Sillerman Stockholders elect to receive Parent Common Shares as provided by, and subject to the conditions of, the Sillerman Support Agreement) and the Trust will be entitled to share with Apollo Management or its affiliates in any transaction or monitoring fees received by Apollo Management or such affiliates (excluding the Termination Fee) pro rata based upon relative ownership of Parent (or its affiliate that issues the Parent Common Shares and Parent Preferred Shares) as determined on a fully-diluted basis (assuming conversion of the Parent Preferred Shares).

II. THE TENDER OFFER

1.	Terms of the Offer; Expiration Date

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment) and the Merger Agreement, Offeror shall accept for payment and pay for Common Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Date in accordance with the procedures set forth in Section II. 4 (Withdrawal Rights). If the conditions to the Offer are satisfied or waived, Offeror will purchase all Common Shares validly tendered and not validly withdrawn as described above.

The obligation of Offeror to accept for payment and pay for all Common Shares tendered pursuant to the Offer shall be subject to the Minimum Condition as well as the other conditions described in Section II. 12 (Conditions to the Offer). Offeror may terminate the Offer without purchasing any Common Shares if certain events described in Section II. 12 (Conditions to the Offer) occur.

Offeror expressly reserves the right, in its sole discretion, to waive any Offer Condition, in whole or in part, at any time or from time to time, or to modify the terms or conditions of the Offer, except that, without the written consent of CKx, Offeror is not permitted to reduce the Offer Price, change the form of consideration payable in the Offer (other than by adding consideration), reduce the number of Common Shares subject to the Offer, waive or change the Minimum Condition, add to the Offer Conditions, extend the expiration of the Offer except as required or permitted by the Merger Agreement (as discussed below), or modify any Offer Condition or any term of the Offer set forth in the Merger Agreement in a manner adverse to the holders of Common Shares. Either Parent or Offeror may, in its sole and absolute discretion and without the consent of CKx, increase the Offer Price, in which case the Offer will be extended, without the consent of CKx, as required by applicable law.

If at any scheduled Expiration Date of the Offer, all of the Offer Conditions shall have been satisfied or waived other than the Minimum Condition, Offeror may, or if requested by CKx, Offeror will be obligated to, extend the Offer to the earliest to occur of (i) a date that is no more than fifteen business days after such previously scheduled Expiration Date (the length of each such period to be determined by Offeror in its sole discretion), or (ii) the later of (A) August 10, 2011 or (B) such other date on or prior to October 3, 2011 as Parent may specify in its sole discretion. There can be no assurance that Offeror will exercise its rights to extend the Offer if not requested by CKx.

In addition, in such circumstances, Offeror may, in its sole discretion, (i) extend the Offer for a period of no more than fifteen business days in the aggregate, if at any time at or prior to any scheduled Expiration Date of the Offer, less than 78.75% of the number of Common Shares then outstanding less the number of Sillerman Shares held in a voting trust in accordance with, or otherwise subject to voting arrangements consistent with, the Sillerman Support Agreement (if any), have been validly tendered and not withdrawn and/or (ii) provide a Subsequent Offering Period after the expiration of the Offer, in accordance with the Exchange Act. If Offeror decides to provide for a Subsequent Offering Period, Offeror will make an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights. See Section II. 4 (Withdrawal Rights).

If Offeror is delayed in its payment for the Common Shares or is unable to pay for Common Shares pursuant to the Offer for any reason, then, without prejudice to Offeror’s rights under the Offer, the Depositary may retain tendered Common Shares on behalf of Offeror, and such Common Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section II. 4 (Withdrawal Rights). However, the ability of Offeror to delay the payment for Common Shares which Offeror has accepted for payment is limited by Rule 14e-1 promulgated under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

Offeror will accept for payment and pay for all Common Shares validly tendered and not validly withdrawn pursuant to the Offer if all of the conditions to the Offer are satisfied or waived on the Expiration Date. Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Offeror may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) promulgated under the Exchange Act, which require that material changes be promptly disseminated to holders of Common Shares in a manner reasonably designed to inform such holders of such change), Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

If Offeror makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Offeror will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality of the changes. A minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of new information to stockholders in connection with a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer’s soliciting fee. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Savings time. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

If, on or before the Expiration Date, Offeror increases the consideration being paid for Common Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Common Shares are purchased in the Offer, whether or not such Common Shares were tendered before the announcement of the increase in consideration.

Offeror reserves the right to transfer or assign to one or more of Parent or Parent’s direct or indirect subsidiaries, in whole or in part from time to time, the right to purchase all or any portion of the Common Shares tendered into the Offer, but any such transfer or assignment will not relieve Offeror (or Parent) of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Common Shares validly tendered and accepted for payment pursuant to the Offer.

CKx has provided Offeror with its stockholder and option holder lists and security position listings for the purpose of disseminating the Offer to holders of Common Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Common Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing. The Schedule 14D-9 will also be included in the package of materials.

2.	Acceptance for Payment and Payment for CKx Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will accept for payment, and will pay for, all Common Shares validly tendered prior to the Expiration Date and not properly withdrawn, promptly after the Expiration Date. Subject to applicable rules of the SEC, Offeror expressly reserves the right to delay acceptance for payment of, or payment for, Common Shares in order to comply in whole or in part with any other applicable law. If Offeror desires to delay payment for Common Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1 of the Exchange Act, Offeror will extend the

Offer. In all cases, payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Certificates evidencing such Common Shares or timely confirmation of a book-entry transfer of such Common Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section II. 3 (Procedures for Tendering Common Shares), (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an “Agent’s Message” in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. An “Agent’s Message” is a message, transmitted by electronic means to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC tendering the Common Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Offeror may enforce such agreement against such participant.

For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, Common Shares validly tendered and not validly withdrawn as, if and when Offeror gives oral or written notice to the Depositary, as agent for the tendering stockholders, of Offeror’s acceptance for payment of such Common Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Common Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Offeror and transmitting such payments to tendering stockholders whose Common Shares have been accepted for payment.

If any tendered Common Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Common Shares than are tendered, Certificates evidencing unpurchased Common Shares will be returned, without expense to the tendering stockholder (or, in the case of Common Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section II. 3 (Procedures for Tendering Common Shares), such Common Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

3.	Procedures for Tendering Common Shares

Except as set forth below, in order for Common Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Certificates evidencing tendered Common Shares must be received by the Depositary at such address or such Common Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted.

Book-Entry Transfer

The Depositary will establish accounts with respect to the Common Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make a book-entry delivery of Common Shares by causing DTC to transfer such Common Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Common Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the Depositary.

Signature Guarantees

Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of a broker, bank or other fiduciary that is a member of the Securities Transfer Agent’s Medallion Program, the New York Stock Exchange Medallion Guarantee Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”), except in cases where Common Shares are tendered (i) by a registered holder of Common Shares who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a certificate is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or a certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the certificate, with the signature(s) on such certificate or stock powers guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Offeror, proper evidence satisfactory to Offeror of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery

If a stockholder desires to tender Common Shares pursuant to the Offer and the Certificates evidencing such stockholder’s Common Shares are not immediately available or such stockholder cannot deliver the Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Common Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Offeror, is received prior to the Expiration Date by the Depositary as provided below; and

•

the Certificates (or a Book-Entry Confirmation) evidencing all tendered Common Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in connection with a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq Global Select Market trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which The Nasdaq Global Select Market is open for business.

The Notice of Guaranteed Delivery may be delivered by mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Offeror.

In all cases, payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Certificates evidencing such Common Shares, or a Book-Entry Confirmation of the delivery of such Common Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer.

The method of delivery of Certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Common Shares will be determined by Offeror in its sole discretion. Offeror reserves the absolute right to reject any and all tenders determined by them not to be in proper form or the acceptance for payment of which may, in the opinion of their counsel, be unlawful. Offeror reserves the absolute right to waive any condition of the Offer (other than those conditions for which the waiver or modification is limited as described above in Section II. 1 (Terms of the Offer; Expiration Date)) and Offeror reserves the absolute right to waive any defect or irregularity in the tender of any particular Common Shares or any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders, and Offeror’s interpretations of the terms and conditions of the Offer will be final and binding on all persons. No tender of Common Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Offeror. None of Offeror, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, or any waiver thereof, or incur any liability for failure to give any such notification.

Other Requirements

By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Offeror as such stockholder’s proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder’s rights with respect to the Common Shares tendered by such stockholder and accepted for payment by Offeror (and with respect to any and all other Common Shares or other securities issued or issuable in respect of such Common Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Common Shares. Such appointment will be effective when, and only to the extent that, Offeror accepts such Common Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Common Shares (and such other Common Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Offeror will, with respect to the Common Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of CKx’s stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Offeror reserves the right to require that, in order for Common Shares to be deemed validly tendered, immediately upon Offeror’s payment for such Common Shares, Offeror must be able to exercise full voting rights with respect to such Common Shares.

The acceptance for payment by Offeror of Common Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Offeror upon the terms and subject to the conditions of the Offer.

4.	Withdrawal Rights

Tenders of the Common Shares made pursuant to the Offer are irrevocable except that such Common Shares may be withdrawn at any time prior to the initial Expiration Date and, unless theretofore accepted for payment by Offeror pursuant to the Offer, may also be withdrawn at any time after July 16, 2011. If Offeror extends the Offer, is delayed in its acceptance for payment of Common Shares or is unable to accept Common Shares for payment pursuant to the Offer for any reason, then, without prejudice to Offeror’s rights under the Offer or CKx’s rights under the Merger Agreement, the Depositary may, nevertheless, on behalf of Offeror, retain tendered Common Shares, and such Common Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

For a withdrawal to be effective, a written, or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn and the name of the registered holder of such Common Shares, if different from that of the person who tendered such Common Shares. If Certificates evidencing Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Common Shares have been tendered for the account of an Eligible Institution. If Common Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section II. 3 (Procedures for Tendering Common Shares), any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Common Shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of Common Shares may not be rescinded, and Common Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Common Shares may be retendered by again following the procedures described in Section II. 3 (Procedures for Tendering Common Shares), at any time prior to the Expiration Date or during a Subsequent Offering Period if one is provided.

No withdrawal rights will apply to Common Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Common Shares tendered in the Offer and accepted for payment. See Section II. 1 (Terms of the Offer; Expiration Date).

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Parent or Offeror, in their sole discretion, whose determination will be final and binding. None of Parent, Offeror, the Dealer Manager, the Depositary, the Information Agent or any other person will be under a duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Material United States Federal Income Tax Consequences of the Offer and the Merger

The following is a summary of the material United States federal income tax consequences to beneficial holders of Common Shares upon the tender of Common Shares for cash pursuant to the Offer and the exchange of Common Shares for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or non-U.S. jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with Common Shares held as capital assets within the meaning of section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment), and does not address tax considerations applicable to any holder of Common Shares that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Common Shares subject to the alternative minimum tax provisions of the Code;

•	a holder of Common Shares that received the Common Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that has a functional currency other than the United States dollar;

•	a person that holds the Common Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a United States expatriate.

Moreover, this summary does not address tax considerations applicable to the Sillerman Stockholders or the Trust.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Common Shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the Common Shares pursuant to the Offer or pursuant to the Merger.

This summary is based on the Code, the regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the United States Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The discussion set out below is intended only as a summary of the material United States federal income tax consequences to a holder of Common Shares. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Offer and the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

United States Holders

For purposes of this discussion, the term “United States holder” means a beneficial owner of Common Shares that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes), organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation, regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more United States persons have the authority to control all substantial decisions of the trust.

Payments with Respect to CKx Shares

The exchange of Common Shares for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States holder who receives cash for Common Shares pursuant to the Offer or pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Common Shares. Gain or loss will be determined separately for each block of Common Shares (i.e., Common Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States holder’s holding period for the Common Shares is more than one year at the time of the exchange of such holder’s Common Shares for cash. Long-term capital gain recognized by an individual holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. There are limitations on the deductibility of capital losses.

Backup Withholding Tax

Proceeds from the exchange of Common Shares pursuant to the Offer or pursuant to the Merger generally will be subject to backup withholding tax at the applicable rate (currently 28%) unless the applicable United States holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.

Non-United States Holders

The following is a summary of certain United States federal income tax consequences that will apply to you if you are a Non-United States holder of Common Shares. The term “Non-United States holder” means a beneficial owner, other than a partnership, of a CKx share that is:

•	a nonresidential alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The following discussion applies only to Non-United States holders, and assumes that no item of income, gain, deduction or loss derived by the Non-United States holder in respect of Common Shares at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain Non-United States holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax;

•	investors in pass-through entities that are subject to special treatment under the Code; and

•	Non-United States holders that are engaged in the conduct of a United States trade or business.

Payments with Respect to CKx Shares

Payments made to a Non-United States holder with respect to Common Shares exchanged for cash in the Offer or pursuant to the Merger generally will be exempt from United States federal income tax. However, if the Non-United States holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met, such holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Common Shares, net of applicable United States losses from sales or exchanges of other capital assets recognized by the holder during the year.

Backup Withholding Tax

A Non-United States holder may be subject to backup withholding tax with respect to the proceeds from disposition of Common Shares pursuant to this Offer to Purchase or pursuant to the Merger, unless, generally, the Non-United States holder certifies under penalties of perjury on an appropriate IRS form W-8 that the Non-United States holder is not a United States person, or the Non-United States holder otherwise establishes an exemption in a manner satisfactory to the Depositary.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the Non-United States holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of Common Shares. Holders of Common Shares should consult their own tax advisors as to the particular tax consequences to them of tendering their Common Shares for cash pursuant to this Offer to Purchase or exchanging their Common Shares for cash in the Merger under any U.S. federal, state, non-U.S. or other tax laws.

6.	Price Range of Common Shares; Dividends on Common Shares

Common Shares are listed on The Nasdaq Global Select Market under the symbol “CKXE”. Common Shares have been listed on The Nasdaq Global Select Market since March 1, 2005.

The following table sets forth, for each of the periods indicated, the high and low closing sales prices per Common Share on The Nasdaq Global Select Market.

	High	Low
Year Ended December 31, 2009:
First Quarter	$4.82	$3.12
Second Quarter	8.05	4.10
Third Quarter	7.41	5.87
Fourth Quarter	7.32	5.26

Year Ended December 31, 2010:
First Quarter	$6.12	$3.94
Second Quarter	6.30	4.02
Third Quarter	5.60	4.63
Fourth Quarter	5.30	3.89

Year Ending December 31, 2011:
First Quarter	$4.22	$2.91
Second Quarter (through May 16, 2011)	$5.47	$4.25

On May 9, 2011, the last trading day before Parent and CKx announced that they had entered into the Merger Agreement, the closing price of Common Shares reported on The Nasdaq Global Select Market was $4.45 per share; therefore, the Offer Price of $5.50 per share represents a premium of approximately 24% over the closing price of Common Shares on the trading day prior to the announcement of the Merger Agreement. On May 16, 2011, the last trading day prior to the printing of this Offer to Purchase, the last sale price of Common Shares reported on The Nasdaq Global Select Market was $5.46 per share. Stockholders are urged to obtain current market quotations for Common Shares before making a decision with respect to the Offer.

According to the CKx Form 10-K, CKx has never paid cash dividends on the Common Shares. Under the terms of the Merger Agreement, subject to certain limited exceptions, CKx is not permitted to declare or pay dividends in respect of Common Shares unless approved in advance by Parent in writing.

7.	Effects on CKx if the Offer is Not Consummated

If the Offer and the Merger are not consummated for any reason, stockholders will not receive any payment for their Common Shares in connection with the Offer and the Merger. Instead, CKx will remain an independent public company and CKx’s shares will continue to be listed on The Nasdaq Global Select Market. In addition, if the Offer and the Merger are not consummated, we expect management will operate the business in a manner similar to that in which it is being operated today and that CKx stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, that CKx’s operations can be materially affected by competition in its target markets and by overall market conditions, among other factors. Accordingly, if the Offer is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Common Shares. From time to time, we expect that the CKx Board will evaluate and review, among other things, the business operations, properties, dividend policy and capitalization of CKx and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Offer is not consummated for any reason, there can be no assurance that any other transaction acceptable to CKx will be offered, or that the business, prospects or results of operations of CKx will not be adversely impacted.

8.	Possible Effects of the Offer on the Market for Common Shares; Stock Exchange Listing(s); Registration under the Exchange Act; Margin Regulations

Possible Effects of the Offer on the Market for Common Shares

If the Offer is consummated but the Merger does not take place, the number of stockholders, and the number of Common Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Common Shares held by stockholders other than Offeror. We cannot predict whether the reduction in the number of Common Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Common Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, stockholders not tendering their Common Shares in the Offer will receive cash in an amount equal to the price per share paid in the Offer. Therefore, if the Merger takes place, the only difference between tendering and not tendering Common Shares in the Offer is that tendering stockholders will be paid earlier.

Stock Exchange Listing

Depending upon the number of Common Shares purchased pursuant to the Offer, the Common Shares may no longer meet the standards for continued listing on The Nasdaq Global Select Market. If, as a result of the purchase of Common Shares pursuant to the Offer, the Common Shares no longer meet the criteria for continued listing on The Nasdaq Global Select Market, the market for the Common Shares could be adversely affected. According to The Nasdaq Global Select Market published guidelines, for the Common Shares to meet the criteria for continued listing on The Nasdaq Global Select Market, among other things: (i) the price of a share must be at least $1.00; (ii) there must be at least 400 stockholders, and (iii) there must be at least 750,000 publicly held Common Shares, the aggregate market value of publicly held Common Shares must be at least $5 million, and there must be at least two registered and active market makers (unless CKx’s stockholder equity falls below $10 million, in which case more stringent requirements apply). If, as a result of the purchase of Common Shares pursuant to the Offer, the Common Shares no longer meet the requirements of The Nasdaq Global Select Market for continued listing and the listing of Common Shares is discontinued, the market for and/or the value of the Common Shares could be adversely affected.

If The Nasdaq Global Select Market were to delist the Common Shares, it is possible that the Common Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Common Shares would be reported by such exchange or other sources. The extent of the public market for the Common Shares and availability of such quotations would, however, depend upon such factors as the number of holders and the aggregate market value of the publicly-held Common Shares at such time, the interest in maintaining a market in the Common Shares on the part of securities firms and the possible termination of registration of the Common Shares under the Exchange Act.

Registration under the Exchange Act

The Common Shares are currently registered under the Exchange Act. The purchase of the Common Shares pursuant to the Offer may result in the Common Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of CKx to the SEC if the Common Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Common Shares under the Exchange Act, assuming there are no other securities of CKx subject to registration, would substantially reduce the information required to be furnished by CKx to holders of Common Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the periodic reporting requirements of Section 13, the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to CKx. Furthermore, “affiliates” of CKx and persons holding “restricted securities” of CKx may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Common Shares under the Exchange Act were terminated, the Common Shares would no longer be “margin securities” or eligible for stock exchange listing. We believe that the purchase of the Common Shares pursuant to the Offer may result in the Common Shares becoming eligible for deregistration under the Exchange Act, although we do not currently intend to take any action to terminate the listing of Common Shares if CKx ceases to satisfy applicable listing requirements.

If registration of the Common Shares under the Exchange Act is not terminated prior to the Merger, then the registration of the Common Shares under the Exchange Act and the listing of the Common Shares on The Nasdaq Global Select Market will be terminated following the completion of the Merger.

Margin Regulations

The Common Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Common Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Common Shares pursuant to the Offer the Common Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

9.	Certain Information Concerning CKx

General

The information concerning CKx contained in this Offer to Purchase has been taken from or based upon documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Parent, UK Holdco, Offeror, Merger Sub or Apollo Management is responsible for the accuracy or completeness of the information contained in such documents and records, or for any failure by CKx to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, UK Holdco, Offeror, Merger Sub or Apollo Management, except to the extent required by law.

CKx is a Delaware corporation, with principal executive offices at 650 Madison Avenue, New York, New York 10022. The telephone number of CKx’s principal executive offices is (212) 838-3100.

The following description of CKx and its business has been taken from the CKx Form 10-K, and is qualified in its entirety by reference to such CKx Form 10-K:

CKx, together with its subsidiaries, is engaged in the ownership, development and commercial utilization of entertainment content. As more fully described below, its primary assets and operations include:

•

19 Entertainment Limited (“19 Entertainment”), which owns proprietary rights to the IDOLS and So You Think You Can Dance television brands, both of which air in the United States, and, together with local adaptations of the format, around the world;

•

an 85% ownership interest in Elvis Presley Enterprises, which owns the rights to the name, image and likeness of Elvis Presley, certain music and other intellectual property created by or related to Elvis Presley and the operations of Graceland and has partnered with Cirque du Soleil for the Viva ELVIS show in Las Vegas, Nevada; and

•	an 80% ownership interest in Muhammad Ali Enterprises, which owns the rights to the name, image and likeness of, as well as certain trademarks and other intellectual property related to Muhammad Ali.

The former owner of Elvis Presley Enterprises maintains a 15% interest in the business and is entitled to certain future distributions and has other contractual rights. The former owner of Muhammad Ali Enterprises maintains a 20% interest in the business and is entitled to certain future distributions and has other contractual rights.

Its existing properties generate recurring revenue across multiple entertainment platforms, including music and television; licensing and merchandising; talent management; themed attractions and touring/live events.

Purchases of Common Shares

In connection with the acquisition of 19 Entertainment, certain sellers of 19 Entertainment entered into a Put and Call Option Agreement (as amended on June 8, 2009) that provided them with certain rights whereby, during a period of twenty business days beginning March 17, 2011, CKx could exercise a call right to purchase the Common Shares held by such stockholders at a price equal to $24.72 per share and these sellers could exercise a put right to sell their Common Shares to CKx at a price equal to $13.18 per share. The put and call rights applied to 1,675,296 of the shares issued in connection with the CKx’s acquisition of 19 Entertainment, 1,507,135 of which were owned by Simon Fuller.

On June 8, 2009, CKx exercised its call option with respect to 1,138,088 shares at a reduced call price of $13.18 per share and paid to Mr. Fuller a gross purchase price of $15 million. Following this transaction, 537,208 Common Shares remained subject to the Put and Call Option Agreement; the sellers exercised their put option on March 25, 2011 with respect to the remaining Common Shares subject to the Put and Call Option Agreement and CKx paid to the sellers a gross purchase price of $7.1 million.

Financial Information

Summary Consolidated Financial Information

The audited consolidated financial statements of CKx as of and for the fiscal years ended December 31, 2010 and December 31, 2009 are incorporated herein by reference to Item 6 to the CKx Form 10-K, and the unaudited consolidated financial statements of CKx as of and for the quarter ended March 31, 2011 are incorporated herein by reference to Item 1 to the CKx Form 10-Q.

The following tables set forth certain summary historical consolidated financial information for CKx for the fiscal years ended December 31, 2010 and December 31, 2009 and the fiscal three months ended March 31, 2011 and March 31, 2010. This summary financial information has been derived from, and should be read in conjunction with, CKx’s audited consolidated financial statements as of, and for, the years ended December 31, 2010 and December 31, 2009, which are incorporated herein by reference to the CKx Form 10-K, and CKx’s unaudited consolidated financial information as of, and for the three months ended, March 31, 2011 and March 31, 2010, which are incorporated herein by reference from the CKx Form 10-Q. CKx has informed us that it does not anticipate that the cost of the Offer will have a material effect on the summary financial information presented below.

CKX, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$109,457	$66,587
Receivables, net of allowance for doubtful accounts of $798 at December 31, 2010 and $742 at December 31, 2009	32,335	52,252
Inventories, net of allowance for obsolescence of $590 at December 31, 2010 and $661 at December 31, 2009	1,689	1,977
Prepaid expenses and other current assets	25,282	26,092
Prepaid income taxes	—	4,610
Deferred tax assets	2,477	1,318

Total current assets	171,240	152,836
Property and equipment — net	45,035	49,590
Receivables	1,720	2,693
Loans to related parties	354	2,221
Other assets	37,881	49,453
Goodwill	111,374	116,873
Other intangible assets — net	88,136	119,809
Deferred tax assets	5,093	5,739

TOTAL ASSETS	$460,833	$499,214

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,174	$39,144
Accrued expenses	25,615	25,689
Current portion of long-term debt	100,515	482
Income tax payable	741	—
Deferred revenue	13,138	12,885

Total current liabilities	162,183	78,200
Long-term liabilities:
Long-term debt	131	100,647
Deferred revenue	2,062	2,850
Other long-term liabilities	2,502	2,828
Deferred tax liabilities	13,856	22,367

Total liabilities	180,734	206,892

Redeemable restricted common stock — 534,082 shares outstanding at December 31, 2010 and 2009	7,347	7,347
CKx, Inc. stockholders’ equity:
Preferred stock, $.01 par value, authorized 75,000,000 shares:
Series B — 1,491,817 shares outstanding at December 31, 2010 and 2009	22,825	22,825
Series C — 1 share outstanding at December 31, 2010 and 2009	—	—
Common stock, $0.01 par value: authorized 200,000,000 shares, 96,898,206 shares issued at December 31, 2010 and 96,831,149 issued at December 31, 2009	969	968
Additional paid-in-capital	398,257	394,839
Accumulated deficit	(99,573)	(83,857)
Common stock in treasury — 4,477,438 shares at December 31, 2010 and 2009	(22,647)	(22,647)
Accumulated other comprehensive loss	(32,968)	(33,394)

Total CKx, Inc. stockholders’ equity	266,863	278,734

Noncontrolling interests	5,889	6,241

Total equity	272,752	284,975

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$460,833	$499,214

CKX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share information)

	Year Ended December 31, 2010	Year Ended December 31, 2009
Revenue	$273,724	$328,353
Operating expenses:
Cost of sales	132,005	158,569
Selling, general and administrative expenses	60,109	73,817
Corporate expenses	20,132	21,214
Impairment charges	24,637	2,526
Depreciation and amortization	18,687	19,241
Provision for severance and other restructuring-related costs	19,291	1,418
Executive separation costs	7,655	—
Merger-related and advisory costs	1,730	675
Acquisition-related costs	—	2,637
Other expense (income)	1,245	4,079

Total operating expenses	285,491	284,176

Operating income (loss)	(11,767)	44,177
Interest income	202	308
Interest expense	(2,680)	(3,335)

Income (loss) before income taxes and equity in earnings of affiliates	(14,245)	41,150
Income tax expense (benefit)	(1,043)	15,358

Income (loss) before equity in earnings of affiliates	(13,202)	25,792
Equity in earnings of affiliates	676	576

Net income (loss)	(12,526)	26,368
Dividends on preferred stock	(1,824)	(1,824)

Net income (loss) available to CKx, Inc.	(14,350)	24,544
Less: Net income attributable to noncontrolling interests	(1,366)	(1,782)

Net income (loss) attributable to CKx, Inc.	$(15,716)	$22,762

Basic income (loss) per share:
Income (loss) attributable to CKx, Inc. before preferred dividends	$(0.15)	$0.26
Dividends on preferred stock	(0.02)	(0.02)

Basic income (loss) per share	$(0.17)	$0.24

Diluted income (loss) per share:
Income (loss) attributable to CKx, Inc. before preferred dividends	$(0.15)	$0.26
Dividends on preferred stock	(0.02)	(0.02)

Diluted income (loss) per share	$(0.17)	$0.24

Average number of common shares outstanding:
Basic	92,907,981	93,298,778
Diluted	92,907,981	93,337,683

CKX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$98,034	$109,457
Receivables, net of allowance for doubtful accounts of $1,215 at March 31, 2011 and $1,102 at December 31, 2010	46,635	32,335
Inventories, net of allowance for obsolescence of $603 at March 31, 2011 and $590 at December 31, 2010	1,680	1,689
Prepaid expenses and other current assets	22,687	25,282
Deferred tax assets	2,195	2,477

Total current assets	171,231	171,240
Property and equipment — net	46,419	45,035
Receivables	986	2,074
Other assets	35,909	37,881
Goodwill	111,374	111,374
Other intangible assets — net	84,537	88,136
Deferred tax assets	5,165	5,093

TOTAL ASSETS	$455,621	$460,833

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,278	$22,174
Accrued expenses	19,494	25,615
Current portion of long-term debt	100,132	100,515
Income tax payable	1,324	741
Deferred revenue	15,937	13,138

Total current liabilities	158,165	162,183
Long-term liabilities:
Long-term debt	—	131
Deferred revenue	1,590	2,062
Other long-term liabilities	2,524	2,502
Deferred tax liabilities	13,151	13,856

Total liabilities	175,430	180,734

Redeemable restricted common stock — 537,208 shares outstanding at December 31, 2010	—	7,347
Commitments and contingencies (see note 15)
CKx, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, authorized 75,000,000 shares:
Series B — 1,491,817 shares outstanding	22,825	22,825
Series C — 1 share outstanding	—	—
Common stock, $0.01 par value: authorized 200,000,000 shares, 97,453,529 shares issued at March 31, 2011 and 96,898,206 issued at December 31, 2010	975	969
Additional paid-in-capital	405,894	398,257
Accumulated deficit	(92,384)	(99,573)
Common stock in treasury — 5,014,646 shares at March 31, 2011 and 4,477,438 shares at December 31, 2010	(29,727)	(22,647)
Accumulated other comprehensive loss	(32,796)	(32,968)

CKx, Inc. stockholders’ equity	274,787	266,863

Noncontrolling interests	5,404	5,889

Total equity	280,191	272,752

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$455,621	$460,833

CKX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(amounts in thousands, except share and per share data)

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Revenue	$53,292	$66,647
Operating expenses:
Cost of sales	25,267	29,621
Selling, general and administrative expenses	10,258	18,331
Corporate expenses	4,487	5,333
Depreciation and amortization	4,331	5,143
Impairment charges	—	4,853
Provision for severance and other restructuring-related costs	—	6,118
Other (income) expense	(83)	538

Total operating expenses	44,260	69,937

Operating income (loss)	9,032	(3,290)
Interest income	31	50
Interest expense	(644)	(867)

Income (loss) before income taxes and equity in losses of affiliates	8,419	(4,107)
Income tax expense	757	636

Income (loss) before equity in losses of affiliates	7,662	(4,743)
Equity in losses of affiliates	(88)	(12)

Net income (loss)	7,574	(4,755)
Dividends on preferred stock	(456)	(456)

Net income (loss) available to CKx, Inc.	7,118	(5,211)
Net loss attributable to noncontrolling interests	71	178

Net income (loss) attributable to CKx, Inc.	$7,189	$(5,033)

Income (loss) per share:
Basic income (loss) per share	$0.08	$(0.05)

Diluted income (loss) per share	$0.08	$(0.05)

Average number of common shares outstanding:
Basic	92,922,323	92,882,596
Diluted	92,922,324	92,882,596

The book value per Common Share calculated by CKx is $0.83 as of March 31, 2011 and $0.70 per Common Share as of December 31, 2010. The ratio of CKx’s earnings to fixed charges calculated by CKx is 6.83 for the fiscal quarter ended March 31, 2011 and (1.79) for the fiscal year ended December 31, 2010.

Available Information.

CKx is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning CKx’s directors and officers, their remuneration, stock options granted to them, the principal holders of CKx’s securities, any material interests of such persons in transactions with CKx and other matters is required to be disclosed in proxy statements distributed to CKx’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s offices at 100 F Street, N.E., Washington, D.C. 20549, and can be obtained electronically on the SEC’s website at http://www.sec.gov.

Certain Projections

In connection with our due diligence, CKx provided us with certain projected and budgeted financial information concerning CKx. These are described, along with their purpose and intent, in CKx’s Schedule 14D-9, which will be filed with the SEC and is being mailed to the stockholders of CKx together with this Offer to Purchase. Stockholders of CKx are urged to, and should, carefully read CKx’s Schedule 14D-9.

10.	Certain Information Concerning the Filing Persons

Certain Information Concerning Parent, UK Holdco, Offeror, Merger Sub and Apollo Management

Parent and Merger Sub are Delaware corporations, UK Holdco is a United Kingdom private limited company and Offeror is a Delaware limited liability company. Each of Parent and Merger Sub was formed on May 6, 2011, Offeror was formed on May 9, 2011 and UK Holdco was formed on May 10, 2011, in each case, solely for the purpose of completing the proposed Offer and Merger and have conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. Until immediately prior to the time Offeror purchases Common Shares pursuant to the Offer, it is not anticipated that Parent, UK Holdco, Offeror or Merger Sub will have any significant assets or liabilities or engage in activities other than those incidental to their formation, capitalization and the transactions contemplated by the Offer and the Merger. Offeror is a direct wholly-owned subsidiary of UK Holdco and an indirect wholly-owned subsidiary of Parent. Merger Sub is a direct wholly-owned subsidiary of Offeror. Parent is a wholly-owned subsidiary of the Apollo Funds, which are managed by Apollo Management, a Delaware limited partnership. The principal business activity of Apollo Management is to manage the Apollo Funds. As of the date of this Offer to Purchase, all of the outstanding common stock of Parent is owned by the Apollo Funds. The principal office address of each of Apollo Management, Parent, UK Holdco, Offeror and Merger Sub is c/o Apollo Management VII, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

Each of Parent, UK Holdco, Offeror and Merger Sub has minimal assets and liabilities other than the contractual rights and obligations related to the Merger Agreement and the financing commitments. See Section II. 11 (Source and Amount of Funds). The Apollo Funds have committed an aggregate amount equal to (x) $200 million less (y) the product of (A) the Offer Price multiplied by (B) the number of Sillerman Shares exchanged for securities of Parent (or an affiliate of Parent) pursuant to the Sillerman Support Agreement, in cash as capital to Parent solely in connection with completion of the Offer and the Merger and subject to the conditions of the Merger Agreement and the Equity Commitment Letter.

The name, business address, citizenship, present principal occupation and employment history of each of the directors, executive officers and control persons of each of Parent, UK Holdco, Offeror, Merger Sub and Apollo Management are set forth in Schedule A to this Offer to Purchase (“Schedule A”). Except as set forth elsewhere in this Offer to Purchase, (i) none of Parent, UK Holdco, Offeror, Merger Sub, Apollo Management or, to the best of their knowledge, any of the entities or persons listed in Schedule A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and (ii) none of Parent, UK Holdco, Offeror, Merger Sub, Apollo Management or, to the best of their knowledge, any of the entities or persons listed in Schedule A has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase (including Schedule A), (i) none of Parent, UK Holdco, Offeror, Merger Sub, Apollo Management or, to the knowledge of each of Parent, UK Holdco, Offeror, Merger Sub, Apollo Management, any of the entities or persons listed in Schedule A, beneficially owns or has a right to acquire any Common Shares or any other equity securities of CKx, and (ii) none of Parent, UK Holdco, Offeror,

Merger Sub, Apollo Management or, to the knowledge of each of Parent, UK Holdco, Offeror, Merger Sub, Apollo Management, any of the entities or persons referred to in clause (i) above, has effected any transaction in the Common Shares or any other equity securities of CKx during the past 60 days.

Except as set forth elsewhere in this Offer to Purchase (including Schedule A), (i) none of Parent, UK Holdco, Offeror, Merger Sub, Apollo Management or, to the knowledge of each of Parent, UK Holdco, Offeror, Merger Sub, Apollo Management, any of the entities or persons listed on Schedule A, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of CKx and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Parent, UK Holdco, Offeror, Merger Sub, Apollo Management or, to the knowledge of each of Parent, UK Holdco, Offeror, Merger Sub, Apollo Management, any of the entities or persons listed in Schedule A, on the one hand, and CKx or any of its executive officers, directors and/or affiliates, on the other hand.

None of Parent, UK Holdco, Offeror, Merger Sub or Apollo Management has made arrangements in connection with the Offer to provide holders of Common Shares access to their corporate files or to obtain counsel or appraisal services at their expense.

Certain Information Concerning the Sillerman Stockholders

Mr. Sillerman has been the executive chairman of Function (X) Inc., a Delaware corporation, since February 2011; the chairman and chief executive officer of Circle Entertainment Inc., a Delaware corporation, since January 2008; and the managing member of FXM Asset Management LLC, a Delaware limited liability company which he founded, since November 2003. From February 2005 to May 2010, he was chairman and chief executive officer of CKx. Function (X) Inc. is a media and entertainment company focused on digital and mobile technology. Circle Entertainment Inc. is developing a location based entertainment business and formerly owned and managed a property in Las Vegas, Nevada. FXM Asset Management LLC is an asset management company. Mr. Sillerman is a citizen of the United States.

Laura Sillerman is a poet and philanthropist and the wife of Mr. Sillerman. She is a citizen of the United States.

Sillerman Capital Holdings, L.P., a Delaware limited partnership that is controlled by Mr. Sillerman, is engaged in the acquisition, ownership, disposition and reinvestment of investment assets and related business activities.

The principal business address of Mr. Sillerman and Ms. Sillerman is 150 Fifth Avenue, New York, New York 10011 and the telephone number is 212-231-0091. The principal business address of Sillerman Capital Holdings, L.P. is 159 East 70th Street, New York, New York 10021 and the telephone number is 212-737-3333. The principal business address of each of Circle Entertainment Inc. and FXM Asset Management LLC is 650 Madison Avenue, New York, New York 10022. The principal business address of Function (X) Inc. is 159 East 70th Street New York, New York 10021.

During the past five years, none of Mr. Sillerman, Ms. Sillerman or Sillerman Capital Holdings, L.P. has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the past five years, none of Mr. Sillerman, Ms. Sillerman nor Sillerman Capital Holdings, L.P. has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.

Except as set forth elsewhere in this Offer to Purchase, (i) none of Mr. Sillerman, Ms. Sillerman or Sillerman Capital Holdings, L.P. beneficially owns or has a right to acquire any Common Shares or any other equity securities of CKx, and (ii) none of Mr. Sillerman, Ms. Sillerman or Sillerman Capital Holdings, L.P. has effected any transaction in the Common Shares or any other equity securities of CKx during the past 60 days.

Except as set forth elsewhere in this Offer to Purchase, (i) none of Mr. Sillerman, Ms. Sillerman or Sillerman Capital Holdings, L.P. has any contract, arrangement, understanding or relationship with any other person with respect to any securities of CKx and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Mr. Sillerman, Ms. Sillerman or Sillerman Capital Holdings, L.P., on the one hand, and CKx or any of its executive officers, directors and/or affiliates, on the other hand.

None of Mr. Sillerman, Ms. Sillerman or Sillerman Capital Holdings, L.P. has made arrangements in connection with the Offer to provide holders of Common Shares access to their corporate files or to obtain counsel or appraisal services at their expense.

Certain Information Concerning the Trust and Priscilla Presley

The Trust is organized under the laws of the State of Tennessee for the purpose of holding the Preferred Shares and certain other assets. Priscilla Presley is a U.S. citizen and serves as a trustee of the Trust. Priscilla Presley is an entertainer and has been a director of CKx, and a consultant to EPE Holding Corporation, one of CKx’s subsidiaries, since February 2005. The business address and principal office of each of the Trust and Priscilla Presley is c/o Provident Financial Management, 2850 Ocean Park Blvd., Suite 300, Santa Monica, California 90405-2955. The telephone number at the principal office is (310) 789-5200.

Neither the Trust nor Priscilla Presley has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and neither the Trust nor Priscilla Presley has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase, (i) neither the Trust nor Priscilla Presley beneficially owns or has a right to acquire any Common Shares or any other equity securities of CKx, and (ii) neither the Trust nor Priscilla Presley has effected any transaction in the Common Shares or any other equity securities of CKx during the past 60 days.

Except as set forth elsewhere in this Offer to Purchase, (i) neither the Trust nor Priscilla Presley, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of CKx and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between the Trust or Priscilla Presley, on the one hand, and CKx or any of its executive officers, directors and/or affiliates, on the other hand.

Neither the Trust nor Priscilla Presley has made arrangements in connection with the Offer to provide holders of Common Shares access to their corporate files or to obtain counsel or appraisal services at their expense.

11.	Source and Amount of Funds

The Offer and the Merger are not subject to financing conditions. We estimate that we will need up to approximately $560 million to purchase all of the issued and outstanding Common Shares, to pay related fees and expenses, to repay indebtedness of CKx and to fund working capital of CKx. The cash equity to be provided by the Apollo Funds, together with the debt financing to be provided by the Lender, will be sufficient to pay the Offer Price for all Common Shares tendered in the Offer and all related fees and expenses.

We do not think that our financial condition is relevant to your decision whether to tender your Common Shares and accept the Offer because (i) we were organized solely in connection with the Offer and the Merger and, prior to the expiration of the Offer, will not carry on any activities other than in connection with the Offer and the

Merger, (ii) the Offer is being made for all outstanding Common Shares solely for cash, (iii) the Offer is not subject to any financing condition, (iv) Parent has received equity and debt commitments in respect of funds sufficient to purchase all Common Shares tendered pursuant to the Offer and (v) if Offeror consummates the Offer, Merger Sub will acquire all remaining Common Shares for the same price per share as the Offer Price.

Set forth below is a summary of our equity and debt financing for the Offer, the Merger and the other transactions contemplated by the Merger Agreement. The following summary is qualified by reference to the Equity Commitment Letter and the Debt Commitment Letter, which are attached hereto as Exhibits (d)(7) and (b) and incorporated herein by reference.

Equity Financing

Parent has received the Equity Commitment Letter from the Apollo Funds pursuant to which the Apollo Funds have committed, subject to the conditions of the Equity Commitment Letter, to fund cash equity (“Cash Equity”) in an aggregate amount equal to (i) $200 million less (ii) the product of (A) the Offer Price multiplied by (B) the number of Sillerman Shares exchanged for Parent Common Shares pursuant to the Sillerman Support Agreement, for the purpose of enabling (x) Parent to cause Offeror to accept for payment and pay for any Common Shares tendered pursuant to the Offer at the acceptance for payment by Offeror of Common Shares pursuant to the Offer (the “Offer Amount”) and (y) Parent to make the payments due under the Merger Agreement to CKx stockholders at the closing of the Merger (the “Merger Amount”). Each Apollo Fund’s aggregate funding obligation under the Equity Commitment Letter is capped at its pro rata percentage of the Cash Equity. The conditions to each Apollo Fund’s funding obligations under the Equity Commitment Letter include: (1) (x) with respect to the Offer Amount, (i) the satisfaction or waiver by Offeror or Parent of the Offer Conditions, (y) the contemporaneous acceptance for payment by Offeror of all Common Shares validly tendered and not validly withdrawn pursuant to the Offer and (z) the prior or substantially contemporaneous closing of the Debt Financing pursuant to the terms of the Debt Commitment Letter (with respect to amounts required to consummate the Offer) and (2) with respect to the Merger Amount, (x) the satisfaction or waiver of all of the conditions to each party’s obligations to effect the Merger set forth in the Merger Agreement, (y) the closing of the Merger in accordance with the terms of the Merger Agreement and (z) the prior or substantially contemporaneous closing of the Debt Financing pursuant to the terms of the Debt Commitment Letter (with respect to amounts required to consummate the Merger) (the Debt Financing is described below). Each Apollo Fund’s funding obligations under the Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (I) the consummation of the closing of the Merger, (II) a valid termination of the Merger Agreement in accordance with its terms, (III) the funding of the aggregate Cash Equity committed under the Equity Commitment Letter, (IV) the payment by the Apollo Funds of their obligations to pay their pro rata percentage of the Reverse Termination Fee pursuant to the Limited Guarantee on the terms and subject to the conditions thereof, (V) the assertion by CKx or any of its affiliates of any claim against any such Apollo Fund or its affiliates and certain other related parties and (VI) January 10, 2012.

Debt Financing

In addition, Parent and Merger Sub have received the Debt Commitment Letter from the Lender to provide the following credit facilities, subject to the conditions set forth in the Debt Commitment Letter:

•	to Parent, a tender facility of up to $200 million for the purpose of financing the Offer and paying related fees and expenses (the “Tender Facility”);

•

to CKx, a $35 million senior secured revolving credit facility (none of which is expected to be drawn at the closing of the facility) for the purpose of providing ongoing working capital and for other general corporate purposes of CKx and its subsidiaries (the “Revolving Credit Facility”); and

•

to CKx (and, upon closing of the Merger, Parent, which will assume all of the obligations of CKx, if any) a senior secured second-priority bridge facility of up to $360 million for the purpose of financing the Merger, repaying certain existing indebtedness of CKx and paying related fees and expenses (the “Bridge Facility”).

We refer to the foregoing credit facilities in this Offer to Purchase as the “Credit Facilities” and the debt financing to be provided pursuant to the Credit Facilities in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement as the “Debt Financing.”

The Lender’s commitment with respect to the foregoing Credit Facilities expires (i) in the event of the effective termination of the Merger Agreement in accordance with its terms, (ii) in the event that the initial borrowing under any Credit Facility does not occur or before 5:00 p.m. on October 10, 2011, and (iii) in the case of the Tender Facility, on August 15, 2011. The definitive documentation governing the Debt Financing has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this Offer to Purchase. Each of Parent and Merger Sub has agreed to use its commercially reasonable efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent is obligated to use commercially reasonable efforts to obtain alternative financing from alternative sources in an amount at least equal to the Debt Financing or such unavailable portion thereof on terms that are not less favorable in the aggregate, in any material respect, to Parent and Merger Sub than as contemplated by the Debt Commitment Letter. Although the Debt Financing is not subject to a due diligence or “market out,” such Debt Financing may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available.

The availability of the Credit Facilities is subject, among other things, to consummation of the Offer in accordance with the Merger Agreement, unless the Offer Termination shall have occurred, in which case the availability of the Credit Facilities is subject to the consummation of the Merger (in each case without giving effect to any amendments or waivers to the provisions of the Merger Agreement that are materially adverse to the lead arranger or lenders under such facilities without the consent of the commitment parties thereunder). The availability of the Credit Facilities is also subject to, among other things, payment of required fees and expenses, the funding of the Cash Equity, the refinancing of certain of CKx’s existing indebtedness and the absence of certain types of other indebtedness, delivery of certain historical and pro forma financial information, the execution of certain guarantees and the creation of security interests and the negotiation, execution and delivery of definitive documentation.

Tender Facility

The Tender Facility will consist of a $200 million term loan facility and is expected to mature on the earlier of October 10, 2011 and the closing of the Merger.

Roles. The Lender has been appointed as joint lead arranger and joint bookrunner for the Tender Facility. The Lender, acting through one or more of its branches or affiliates, has been appointed as administrative agent for the Tender Facility.

Interest Rate. Loans under the Tender Facility are expected to bear interest, at Parent’s option, at a rate equal to the adjusted Eurodollar rate or an alternate base rate, in each case, plus a spread.

Prepayments and Amortization. Parent will be permitted to make voluntary prepayments with respect to the Tender Facility at any time, without premium or penalty (other than LIBOR breakage costs, if applicable).

Guarantors. All obligations under the Tender Facility will be guaranteed by UK Holdco and Offeror.

Security. The Tender Facility will be secured by perfected security interests in all of the Common Shares acquired by Offeror and in substantially all other assets of Parent, UK Holdco and Offeror.

Other Terms. The Tender Facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, asset sales, mergers and consolidations, prepayments of subordinated indebtedness, liens, transactions with affiliates, prohibitions on transferring the Common Shares and other collateral securing the Tender Facility and dividends and other distributions. The Tender Facility will also include customary events of defaults including a change of control.

Revolving Credit Facility

The Revolving Credit Facility will consist of a $35 million revolving credit facility with a term of five years.

Roles. The Lender has been appointed as joint lead arranger and joint bookrunner for the Revolving Credit Facility. In addition, the Lender, acting through one or more of its branches or affiliates, has been appointed as administrative agent for the Revolving Credit Facility.

Interest Rate. Loans under the Revolving Credit Facility are expected to bear interest, at CKx’s option, at a rate equal to the adjusted Eurodollar rate or an alternate base rate, in each case, plus a spread.

Prepayments and Amortization. CKx will be permitted to make voluntary prepayments with respect to the Revolving Credit Facility at any time, without premium or penalty (other than LIBOR breakage costs, if applicable).

Guarantors. All obligations under the Revolving Credit Facility will be guaranteed by Parent, UK Holdco, Offeror and each wholly owned subsidiary of CKx that currently guarantees CKx’s existing senior credit facility and, to the extent that there would be no adverse tax consequences and such guarantee is otherwise permitted by law, each of the existing and future direct and indirect, wholly-owned domestic and foreign subsidiaries of CKx.

Security. The obligations of CKx and the guarantors under the Revolving Credit Facility and under any swap agreements and cash management arrangements entered into with a lender or any of its affiliates, will be secured, subject to permitted liens and other agreed upon exceptions on a first priority basis by a perfected security interest in substantially all of CKx’s and each guarantor’s material tangible and intangible assets, including registered intellectual property, real property and all of the capital stock of each of CKx’s direct and indirect subsidiaries (limited, in the case of foreign subsidiaries (other than the guarantors that currently guarantee CKx’s existing credit facility or any other foreign subsidiary to the extent that there would be no adverse tax consequences and such pledge is otherwise permitted by law), to 65% of the capital stock of first tier foreign subsidiaries). If certain security is not provided at the closing of the Merger despite the use of commercially reasonable efforts to do so, the delivery of such security will not be a condition precedent to the availability of the Revolving Credit Facility on the closing date, but instead will be required to be delivered following the effective time of the Merger pursuant to arrangements to be mutually agreed.

Other Terms. The Revolving Credit Facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, asset sales, mergers and consolidations, prepayments of subordinated indebtedness, liens, transactions with affiliates, and dividends and other distributions. The Revolving Credit Facility will also include customary events of defaults including a change of control.

Bridge Facility

Upon the consummation of the Offer, CKx is expected to borrow up to $60 million of bridge loans under the Bridge Facility for purposes of repaying CKx’s existing senior credit facility, plus amounts necessary to pay fees and expenses related to the Offer and the Debt Financing. During the period after the acceptance for payment by Offeror of Common Shares pursuant to the Offer and the closing of the Merger, CKx may borrow up to an additional $50 million in the aggregate of bridge loans to purchase Sillerman Shares. To the extent that any of the $50 million is borrowed, the availability under the Tender Facility will be reduced on a dollar-for-dollar basis. Concurrently with the closing of the Merger, Parent is expected to issue up to $360 million aggregate principal amount of Second-Priority Senior Secured Notes, as described below (the “Notes”), a portion of the proceeds of which would repay all of CKx’s outstanding bridge loans under the Bridge Facility. If the offering of Notes by Parent is not completed on or prior to the closing of the Merger, the Lender has committed to provide Parent with additional bridge loans under the Bridge Facility of up to $360 million less the amount of bridge loans previously borrowed by CKx, all of which will be assumed by Parent upon closing of the Merger.

Guarantors. The Bridge Facility will be guaranteed by the persons that guarantee the Revolving Credit Facility and will be secured on second priority basis by all of the assets that secure the Revolving Credit Facility and, if the Bridge Facility remains outstanding after the closing of the Merger, all of the assets of Parent, UK Holdco and Offeror.

Roles. The Lender has been appointed as joint lead arranger and joint bookrunner for the Bridge Facility. In addition, the Lender, acting through one or more of its branches or affiliates has been appointed as administrative agent for the Bridge Facility.

Interest Rate. Bridge loans under the Bridge Facility are initially expected to bear interest at a rate equal to the adjusted Eurodollar rate plus a spread. At the end of the three month period following the closing of the Merger, and each three month period thereafter, the spread will increase, subject to an agreed upon cap.

Maturity. The bridge loans will mature on the first anniversary of their initial funding. If they remain outstanding on the maturity date, they will convert into term loans due on the eight anniversary of their initial funding, and the interest rate on the bridge loans will be fixed at the interest cap (such event, the “Conversion”).

Prepayments and Amortization. The borrower under the Bridge Facility will be permitted to make voluntary prepayments with respect to the Bridge Facility at any time, without premium or penalty (other than LIBOR breakage costs, if applicable) prior to the Conversion, and thereafter will be subject to the same optional prepayment provisions that are applicable to the Notes described below.

Other Terms. The Bridge Facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, asset sales, mergers and consolidations, prepayments of subordinated indebtedness, liens, transactions with affiliates, and dividends and other distributions. The Bridge Facility will also include customary events of defaults including a change of control.

Second-Priority Senior Secured Notes

Parent plans to issue up to $360 million in aggregate principal amount of Notes due in 2019 concurrently with the closing of the Merger. Parent plans to issue the Notes in transactions exempt from or not subject to registration under the Securities Act, pursuant to Rule 144A and Regulation S under the Securities Act. Set forth below are the expected material terms of the Notes:

Guarantees. Parent’s obligations under the Notes will be jointly and severally guaranteed on a senior second-lien basis by all of Parent’s existing and future direct and indirect wholly owned subsidiaries that guarantee the Revolving Credit Facility or other of Parent’s indebtedness or indebtedness of subsidiary guarantors.

Security. The Notes will be secured on second priority basis by all of the assets that secure the Revolving Credit Facility and all of the assets of Parent, UK Holdco and Offeror, except that the Notes will not be secured by the equity interests of any subsidiary of Parent.

Optional Redemption. Parent may redeem any of the Notes at any time on or after the fourth anniversary of the issuance date of the Notes, in whole or in part, in cash at the redemption prices described in the indenture governing the Notes, plus accrued and unpaid interest, if any, to the date of redemption. In addition, on or before the third anniversary of the issuance date, Parent may redeem up to 35% of the aggregate principal amount of Notes with the net proceeds of certain equity offerings at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of redemption. Parent may make that redemption only if, after the redemption, a specified minimum percentage of the aggregate principal amount of Notes remains outstanding. Parent may redeem any of the Notes at any time before the fourth anniversary of the issuance date of the Notes, in cash at 100% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption and a make-whole premium.

Change of Control. Upon a change of control, Parent may be required to make an offer to purchase each holder’s Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Certain Covenants. The indenture governing the Notes is expected to contain covenants that, among other things, limit Parent’s ability, and the ability of its restricted subsidiaries, to:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions in respect of, or repurchase or redeem, capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	sell or otherwise dispose of assets;

•	incur liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting Parent’s subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

These limitations are expected to be subject to a number of qualifications and exceptions that will be set forth in the indenture governing the Notes.

12.	Conditions to the Offer

The following is a summary of all of the conditions to the Offer, and the Offer is expressly conditioned on the satisfaction of these conditions. The following summary does not purport to be a complete description of the conditions to the Offer contained in the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO that has been filed with the SEC by Merger Sub and Parent in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies obtained, by following the procedures described in Section II. 9 (Certain Information Concerning CKx) of this Offer to Purchase.

The Merger Agreement provides that Offeror (i) is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any Common Shares tendered, and (ii) may delay the acceptance for payment of or payment for Shares or amend the Offer, if at any scheduled Expiration Date of the Offer:

•

there shall not have been validly tendered and not withdrawn a number of Common Shares that, together with the Common Shares, if any, then owned by Parent or any of its subsidiaries and the number of Sillerman Shares held in a voting trust in accordance with, or otherwise subject to voting arrangements consistent with, the Sillerman Support Agreement (if any), would represent at least a majority of the outstanding Common Shares on a fully diluted basis on the date of purchase;

•	the applicable waiting period under the HSR Act or foreign antitrust filings in respect of the transactions contemplated by the Merger Agreement shall not have expired or been terminated (or approval of the transactions contemplated by the Merger Agreement shall not have been obtained to the extent required under applicable foreign antitrust laws); or

•	any of the following conditions shall exist:

•

there shall be pending any action by any governmental entity that seeks, directly or indirectly, to (i) challenge or make illegal or otherwise prohibit, restrain or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, or to make materially more costly the making of the Offer, or to obtain from CKx, Parent or Offeror any damages that are material in relation to CKx and its subsidiaries taken as a whole, (ii) to prohibit or limit the ownership, operation or control by CKx, Parent or any of their respective affiliates of any material portion of the business or assets of CKx, Parent or any of their respective affiliates, or to compel CKx, Parent or any of their respective affiliates to dispose of or hold separate any material portion of the business or assets of CKx, Parent or any of their respective affiliates or (iii) to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of CKx;

•

there shall be any law enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that would, or would reasonably be expected to, directly or indirectly, result in any of the consequences referred above;

•

since the date of the Merger Agreement, there shall have occurred any event, change, development, circumstance, occurrence, effect, condition or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

•

(i) CKx shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements contained in the Merger Agreement; (ii) (A) certain of the representations and warranties of CKx set forth in the Merger Agreement shall not be true and correct as of the date of the Merger Agreement or as of any scheduled Expiration Date of the Offer as if made as of the time of such determination (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) or (B) any of the remaining representations and warranties of CKx set forth in the Merger Agreement shall not be true and correct, without giving effect to any materiality or “Material Adverse Effect” qualifications or exceptions contained in such representations and warranties, except as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect, in each case, as of the date of the Merger Agreement or as of any scheduled Expiration Date of the Offer as if made as of the time of such determination (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); or (C) Parent and Offeror shall have failed to received a certificate of an executive officer of CKx, dated as of the scheduled Expiration Date of the Offer, to the effect of the foregoing clauses (i) and (ii);

•	prior to the purchase of Common Shares pursuant to the Offer, the Board shall have made an Adverse Recommendation Change; or

•	the Merger Agreement shall have been terminated in accordance with its terms or shall have been amended in accordance with its terms to provide for such termination or amendment of the Offer.

The foregoing conditions are for the sole benefit of Offeror and Parent and may be asserted by Offeror or Parent regardless of the circumstances giving rise to such condition, in whole or in part, at any applicable time or from time to time in their sole discretion prior to the expiration of the Offer, except that the conditions relating to receipt of any approvals from any governmental entity may be asserted at any time prior to the acceptance for payment by Offeror of Common Shares pursuant to the Offer, and all conditions (except for the Minimum

Condition) may be waived by Parent or Offeror in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

For purposes of determining whether the Minimum Condition has been satisfied and the determination as to whether the Top-Up can be exercised, as described above, Parent and Offeror have the right to include or exclude for purposes of their determination Shares tendered in the Offer pursuant to the guaranteed delivery procedures.

If the Offer is terminated pursuant to the foregoing provisions, all tendered Common Shares will be promptly returned to the tendering stockholders.

13.	Dividends and Distributions

The Merger Agreement provides that prior to the earlier of the date on which Offeror purchases Common Shares pursuant to the Offer, the effective time of the Merger and the date, if any, that the Merger Agreement is terminated in accordance with its terms, CKx and its subsidiaries shall not, other than as may be required under existing written contracts and the organizational documents of CKx and its subsidiaries, (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned subsidiary of CKx to its parent, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of CKx or its subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, other than in the case of shares withheld in respect of required withholding taxes in connection with the exercise of Options, the vesting of Restricted Shares or the vesting or delivery of other awards issued under the CKx stock plan, or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests.

The Merger Agreement provides that if, at any time during the period between May 10, 2011 and the effective time of the Merger, any change in the outstanding shares of capital stock of CKx, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, then the per share consideration to be paid to stockholders in the Merger (which is the same as the Offer Price), the Minimum Condition and the Offer Price will be equitably adjusted, without duplication, to reflect such change.

14.	Certain Legal Matters; Regulatory Approvals

General

Except as described in this Section II. 14 (Certain Legal Matters; Regulatory Approvals), based on its examination of publicly available information filed by CKx with the SEC and other publicly available information concerning CKx, Offeror is not aware of any governmental license or regulatory permit that appears to be material to CKx’s business that might be adversely affected by Offeror’s acquisition of Common Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Common Shares by Offeror or Parent as contemplated herein. Should any such approval or other action be required, Offeror currently contemplates that, except as described below under “State Takeover Laws,” such approval or other action will be sought. While Offeror does not currently intend to delay acceptance for payment of Common Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to CKx’s business, any of which under certain conditions specified in the Merger Agreement, could cause Offeror to elect to terminate the Offer without the purchase of Common Shares thereunder under certain conditions. See Section II. 12 (Conditions to the Offer).

Litigation

Two lawsuits have been initiated on behalf of a putative class of public stockholders of CKx concerning the Offer and the Merger. One or both of the lawsuits name as defendants CKx, its directors, Parent, Merger Sub and Apollo Global Management, LLC and Apollo Global Management VII, L.P. and, in one case, Mr. Sillerman. Both of the actions are pending in the Court of Chancery of the State of Delaware, styled Nierenberg v. CKx, Inc., et al. (No. 5545-CC) and Vanwhy v. CKx, Inc., et al. The complaints allege, among other things, that certain defendants breached their fiduciary duties in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement by failing to obtain fair consideration for CKx stockholders and approving terms in the Merger Agreement that are allegedly unfair to public stockholders. One or both of the complaints further allege that CKx, Parent, Merger Sub, Apollo Global Management, LLC and Apollo Global Management VII, L.P. and, in one case, Mr. Sillerman aided and abetted those alleged breaches of duty. The complaints seek, among other things, certification of a class consisting of owners of Common Shares, an order preliminarily and permanently enjoining the proposed transaction, a judgment directing the individual defendants to take all appropriate and necessary steps to maximize stockholder value, an accounting by the defendants to plaintiff for all damages allegedly caused by them, rescission of the transaction if it is consummated and setting it aside or awarding compensatory and/or rescissory damages, and attorneys’ fees and expenses. CKx and the other defendants believe the plaintiffs’ allegations lack merit, and will contest them vigorously. As of the date of this Offer to Purchase, for procedural reasons, the Vanwhy complaint has not yet been accepted by the Court of Chancery of the State of Delaware.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to Exhibits (a)(5)(C), and (a)(5)(D) of the Schedule 14D-9 which are incorporated herein by reference.

On June 7, 2010 a lawsuit styled Leone v. Edwin M. Banks, et al (No. 650538/2010) was initiated on behalf of a putative class of public stockholders of CKx. The lawsuit names as defendants the members of the CKx board of directors as of June 7, 2010. The action is pending in the Supreme Court of the State of New York. The complaint alleges, among other things, that the defendants breached their fiduciary duties in connection with their consideration of various potential sale transactions involving CKx by failing to undertake an appropriate sales process for CKx. The complaint seeks, among other things, certification of a class consisting of owners of CKx common stock, an order preliminarily and permanently enjoining the defendants from disenfranchising CKx stockholders, a declaration that defendants breached their fiduciary duties to CKx stockholders, an accounting by the defendants to plaintiff for all damages allegedly caused by them, and an award of compensatory and/or rescissory damages, and attorneys’ fees and expenses. It is expected that this lawsuit will be amended to allege breaches of fiduciary duties by the current members of the CKx board of directors as they relate to the announced transaction with affiliates of Apollo Management. CKx believes the plaintiff’s allegations lack merit, and will contest them vigorously. The foregoing description does not purport to be complete and is qualified in its entirety by reference to Exhibit (a)(5)(F) which is incorporated herein by reference.

State Takeover Statutes

A number of states (including Delaware, where CKx is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

Section 203 of the DGCL (“Section 203”) restricts an “interested stockholder” (including a person who has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. CKx has opted out of Section 203, so these restrictions will not be applicable to Parent, UK Holdco and Offeror.

Offeror is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or other business combination between Offeror or any of its affiliates and CKx, Offeror will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Offeror might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Common Shares, and Offeror might be unable to accept for payment or pay for Common Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Offeror may not be obligated to accept for payment or pay for any tendered Common Shares. See Section II. 12 (Conditions to the Offer).

United States Antitrust Compliance

Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Offeror’s acquisition of the Common Shares in the Offer.

Under the HSR Act, the purchase of Common Shares in the Offer may not be completed until the expiration of a fifteen-calendar day waiting period which begins when Parent files a Pre-Merger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division unless such waiting period is earlier terminated by the FTC and the Antitrust Division. If the fifteen-calendar day waiting period expires on a federal holiday or weekend day, the waiting period is automatically extended until 11:59 p.m., New York City time, on the following business day. CKx must file a Pre-Merger Notification and Report Form within ten calendar days after Parent files its Pre-Merger Notification and Report Form. Parent expects to file a Pre-Merger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Common Shares in the Offer on or about May 18, 2011, and, if so filed, the required waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on or about June 2, 2011, unless earlier terminated by the FTC and the Antitrust Division, or Parent receives a request for additional information or documentary material prior to that time. If within the waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Parent, the waiting period would be extended for an additional period of ten calendar days following the date of Parent s substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period may be extended only by court order. The FTC or the Antitrust Division may terminate the additional ten calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time. It is possible that Parent and CKx may each be required to make subsequent HSR Act filings for shares not acquired pursuant to the Offer prior to the initial Expiration Date. In that event, there would be additional waiting periods, as applicable under the HSR Act.

At any time before or after Parent’s acquisition of Common Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Common Shares pursuant to the Offer, or seeking the divestiture of Common Shares acquired by Parent or the divestiture of substantial assets of CKx or its subsidiaries or Parent or its subsidiaries. At any time before or after Parent’s acquisition of Common Shares pursuant to the Offer, and notwithstanding the early termination of the applicable waiting period under the HSR Act, any state or private party could enjoin the purchase of Common Shares pursuant to the Offer or seek structural or conduct relief.

Applicable Foreign Antitrust Laws

Parent may be required to submit an antitrust filing to the Brazilian antitrust authorities no later than May 31, 2011. If Parent must make such filing, the purchase of Common Shares in the Offer may be completed prior to obtaining Brazilian antitrust approval. However, it is possible that Brazilian antitrust authority could bring legal action under Brazilian antitrust laws at any time before or after Parent’s acquisition of Common Shares pursuant to the Offer. It also may be necessary for Parent and CKx to make additional antitrust filings with governmental entities in other foreign jurisdictions and that completion of the purchase of Common Shares in the Offer may be subject to applicable waiting periods and antitrust approvals under foreign antitrust laws. Similar to the U.S., at any time prior to issuing clearance decisions, the applicable foreign governmental authorities can enjoin the purchase of Common Shares pursuant to the Offer or seek a structural or conduct remedy.

Although there can be no assurance that the Offer will not be challenged by any governmental authority or private party in the U.S. or in any applicable foreign jurisdiction, Parent, based on a review of information provided by CKx relating to the businesses in which it and its affiliates are engaged, believes that the purchase of Common Shares pursuant to the Offer can be completed in compliance with all applicable antitrust laws and no remedy will be required. “Antitrust laws” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act, each as amended, and all other federal, state and foreign antitrust statutes, rules, regulations, orders, decrees, administrative or judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or unreasonable restraints of trade.

15.	Fees and Expenses

We have retained the Dealer Manager, the Information Agent and the Depositary for the Offer. The Dealer Manager, the Information Agent and the Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under United States federal securities laws.

The Dealer Manager and the Information Agent may contact holders of Common Shares by mail, telephone, facsimile, email, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Common Shares.

We will not pay any fees or commissions to any broker or dealer or other person (other than to the Depositary, to the Information Agent and in the event that the laws of one or more jurisdictions require the Offer to be made by a broker or dealer licensed in such jurisdiction, to such broker or dealer) in connection with the solicitation of tenders of Common Shares in connection with the Offer. Upon request, Offeror will reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

The following table presents the estimated fees and expenses to be incurred by Offeror in connection with the Offer:

Filing Fees (SEC and Antitrust)	$300,000
Depositary and Information Agent	$150,000
Printing	$50,000
Financial, Accounting, Dealer Manager & Legal Advisor Fees	$10,500,000
Other Miscellaneous Fees	$750,000

Total	$11,750,000

The Merger Agreement provides that all expenses incurred in connection with the filing, printing and mailing of this Offer to Purchase and the Schedule 14D-9 will be shared equally by Parent and CKx.

16.	Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Common Shares in any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. To the extent that we become aware of any state law that would limit the class of offerees in the Offer, Offeror may amend, in its discretion, the Offer and, depending on the timing of such amendment, if any, may extend, in its discretion, the Offer to provide adequate dissemination of such information to holders of Common Shares prior to the expiration of the Offer. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Offeror.

No person has been authorized to give any information or to make any representation on behalf of us that is not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Schedule TO and a Schedule 13E-3, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to such document. In addition, CKx has filed with the SEC a Schedule 14D-9, together with exhibits, containing its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional information with respect to the Offer.

COLONEL OFFEROR SUB, LLC

May 17, 2011

SCHEDULE A

DIRECTORS AND EXECUTIVE OFFICERS OF

MERGER SUB, OFFEROR, UK HOLDCO, PARENT AND CONTROLLING ENTITY

1.	Merger Sub

Merger Sub, a Delaware corporation, was formed on May 6, 2011 solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. Merger Sub is a direct wholly-owned subsidiary of Offeror and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Merger Sub is c/o Apollo Management VII, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

Directors and Executive Officers of Merger Sub

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Merger Sub are set forth below.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History
Aaron Stone Chairman	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. Stone is a Partner of Apollo Management, L.P., an affiliate of Apollo Global Management, LLC, which he joined in 1997. Mr. Stone is a Director of AMC Entertainment, Inc., Connections Academy, LLC, Hughes Communications, Hughes Telematics, Parallel Petroleum LLC and The Civilians and a Member of Hughes Networks Systems. Mr. Stone previously served as a Director of Educate, Inc. (April 2004—June 2007), Intelstat Holdings, Ltd. (January 2005—February 2008), SkyTerra Communications (2005—November 2008) and Mobile Satellite Ventures, L.P. (June 2005—November 2008).

Darren Glatt President	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. Glatt is a Principal of Apollo Management, L.P., an affiliate of Apollo Global Management, LLC, which he joined in 2006. Mr. Glatt is a Director of Charter Communications, Inc., Principal Maritime Management, LLC and Veritable Maritime Holdings LLC. Prior to joining Apollo Management, Mr. Glatt worked at Apax Partners.

Barry Giarraputo Vice President & Chief Financial Officer	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. Giarraputo is the Chief Accounting Officer and Controller of Apollo Global Management, LLC, which he joined in 2006. Prior to that time, Mr. Giarraputo was a Senior Managing Director at Bear Stearns & Co. where he served in a variety of finance roles over nine years. Mr. Giarraputo is a Director of the Association for Children with Down Syndrome where he also serves as the Treasurer and Chairman of the Audit Committee.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History

John Suydam Vice President & Secretary	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. Suydam is the Chief Legal Officer and Chief Compliance Officer of Apollo Global Management, LLC, which he joined in 2006. From 2002 through 2006, Mr. Suydam was a partner at O’Melveny & Myers LLP, where he served as head of Mergers & Acquisitions and co-head of the Corporate Department. Mr. Suydam is a Director of the Big Apple Circus and Environmental Solutions Worldwide Inc. and a member of the Department of Medicine Advisory Board of The Mount Sinai Medical Center.

2.	Offeror

Offeror, a Delaware limited liability corporation, was formed on May 9, 2011 solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. The sole member of Offeror is UK Holdco. Offeror is the direct parent of Merger Sub and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Offeror is c/o Apollo Management VII, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

3.	UK Holdco

UK Holdco, a UK private limited company, was formed on May 10, 2011 solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. UK Holdco is a direct wholly-owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of UK Holdco is c/o Apollo Management VII, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

Directors and Executive Officers of UK Holdco

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of UK Holdco are set forth below.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History
Aaron Stone Chairman	See respective information under “Directors and Officers of Merger Sub” in Section 1 of this Schedule A.	See respective information under “Directors and Officers of Merger Sub” in Section 1 of this Schedule A.

Darren Glatt President	See respective information under “Directors and Officers of Merger Sub” in Section 1 of this Schedule A.	See respective information under “Directors and Officers of Merger Sub” in Section 1 of this Schedule A.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History

Barry Giarraputo Vice President & Chief Financial Officer	See respective information under “Directors and Officers of Merger Sub” in Section 1 of this Schedule A.	See respective information under “Directors and Officers of Merger Sub” in Section 1 of this Schedule A.

John Suydam Vice President & Secretary	See respective information under “Directors and Officers of Merger Sub” in Section 1 of this Schedule A.	See respective information under “Directors and Officers of Merger Sub” in Section 1 of this Schedule A.

4.	Parent

Parent, a Delaware corporation, was formed on May 6, 2011 solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. Parent is a wholly-owned subsidiary of the Apollo Funds. Parent has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Parent is c/o Apollo Management VII, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

Directors and Executive Officers of Parent

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History
Aaron Stone Chairman	See respective information under “Directors and Officers of Merger Sub” in Section 1 of this Schedule A.	See respective information under “Directors and Officers of Merger Sub” in Section 1 of this Schedule A.

Darren Glatt President	See respective information under “Directors and Officers of Merger Sub” in Section 1 of this Schedule A.	See respective information under “Directors and Officers of Merger Sub” in Section 1 of this Schedule A.

Barry Giarraputo Vice President & Chief Financial Officer	See respective information under “Directors and Officers of Merger Sub” in Section 1 of this Schedule A.	See respective information under “Directors and Officers of Merger Sub” in Section 1 of this Schedule A.

John Suydam Vice President & Secretary	See respective information under “Directors and Officers of Merger Sub” in Section 1 of this Schedule A.	See respective information under “Directors and Officers of Merger Sub” in Section 1 of this Schedule A.

5.	Apollo Management

The general partner of Apollo Management is AIF VII Management, LLC (“AIF VII LLC”). Apollo Management, L.P. (“Apollo LP”) is the sole member-manager of AIF VII LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo LP. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member-manager of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and managers of Management Holdings GP. The principal office address of Management Holdings GP is c/o Apollo Management VII, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019. The telephone number at the principal office is 212-515-3200.

Directors and Executive Officers of Management Holdings GP

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Management Holdings GP are set forth below.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History
Leon Black	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. Black is the Chairman and Chief Executive Officer and a Director of Apollo Global Management, LLC, the founder of Apollo Management, L.P. and an executive officer and manager of Management Holdings GP. Mr. Black serves as a Director of Sirius XM Radio Inc. and the general partner of AAA.

Joshua Harris	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. Harris is a Senior Managing Director of Apollo Global Management, LLC, a Managing Partner of Apollo Management, L.P., which he co-founded in 1990, and an executive officer and manager of Management Holdings GP. Mr. Harris serves as a Director of Berry Plastics Group Inc., LyondellBasell Industries B.V., CEVA Group plc, Momentive Performance Materials Holdings LLC and the holding company for Alcan Engineered Products.

Marc Rowan	c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor, New York, New York 10019 United States citizen	Mr. Rowan is a Senior Managing Director of Apollo Global Management, LLC, a Managing Partner of Apollo Management, L.P., which he co-founded in 1990, and an executive officer and manager of Management Holdings GP. Mr. Rowan is a Director of the general partner of AAA, Athene Life Re, Caesars Entertainment Corporation and Norwegian Cruise Line.

ANNEX A

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Manually signed photocopies of the Letter of Transmittal will be accepted. The Letter of Transmittal, Certificates for Common Shares and any other required documents should be sent or delivered by each stockholder of CKx or such stockholder’s broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

By Mail BNY Mellon Shareowner Services Attn: Corporate Actions Department Post Office Box 3301 South Hackensack, NJ 07606	By Overnight Courier, Hand or Registered Mail BNY Mellon Shareowner Services Attn: Corporate Actions Department 480 Washington Blvd—Mail Reorg Jersey City, NJ 07310

By Facsimile Transmission (for Eligible Institutions only): 201-680-4626

Confirm by Telephone: 201-680-4860

Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to Innisfree M&A Incorporated, the Information Agent, or Goldman, Sachs & Co., the Dealer Manager, at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll-Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

(212) 902-1000 (Call Direct) or (800) 323-5678 (Toll Free)